SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
               THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     Temtex Industries, Inc.
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        (Name of Registrant as Specified In Its Charter)



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           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ]   No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          -------------------------------------------------------

          (2)  Aggregate number of securities to which
          transaction applies:

          -------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
          (set forth the amount on which the filing fee is calculated and state how it was determined):

                    $12,970,000 - sale price,
               subject to post-closing adjustment
          ------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

                           $12,970,000
          ------------------------------------------------------

          (5)  Total fee paid:

                            $2,600.00
          ------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------

          (3)  Filing Party:

          -------------------------------------------------------

          (4)  Date Filed:

          -------------------------------------------------------

             [LETTERHEAD OF TEMTEX INDUSTRIES, INC.]

                                          _________________, 1998



Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of Temtex Industries, Inc., a Delaware corporation
("Temtex"), to be held at _______________________, __.m. on
_______________, 1998 at ________________________________,
Dallas, Texas (including any adjournment or postponement thereof, the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Asset Purchase Agreement dated as of October 22, 1998 (the "Agreement") between Temtex and Acme Brick Company, a Delaware corporation (the "Buyer"), pursuant to which Temtex proposes to sell (the "Proposed Sale") for cash substantially all of the assets and certain specified liabilities of Texas Clay Industries, the division of Temtex that manufactures and markets clay face brick products (the "Brick Business").

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED SALE IS FAIR TO AND IN THE BEST INTERESTS OF TEMTEX AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE PROPOSED SALE (SUBJECT TO STOCKHOLDER APPROVAL) AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSED SALE. In arriving at its recommendation, the Board gave careful consideration to a number of factors, as described in the enclosed Proxy Statement, including the opinion of its financial adviser, Business Valuation Services ("BVS"), to the effect that the consideration to be received by Temtex is fair, from a financial point of view, to Temtex and its stockholders. The written opinion of BVS is attached as Appendix B to the enclosed Proxy Statement. You are urged to read the opinion in its entirety for a description of the assumptions made, the matters considered and the procedures followed by BVS.

     DETAILS OF THE PROPOSED SALE APPEAR IN THE ACCOMPANYING
PROXY STATEMENT. PLEASE GIVE THIS MATERIAL YOUR CAREFUL
ATTENTION.

     Approval of the Proposed Sale requires the affirmative vote of the holders of a majority of Temtex's issued and outstanding shares of common stock, $0.20 par value per share (the "Common Stock"). Each share of the Common Stock is entitled to one vote on all matters to come before the Special Meeting. The Common Stock constitutes the only outstanding class of capital stock of Temtex.

     It is important that your shares of Common Stock be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please COMPLETE, SIGN AND DATE the enclosed proxy card and MAIL it promptly using the enclosed, pre-addressed, postage-paid, return envelope. If you attend the Special Meeting, you may revoke the proxy given and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention will be greatly appreciated.

                         Sincerely,


                         E. R. Buford
                         Chief Executive Officer and President


                     YOUR VOTE IS IMPORTANT.
               PLEASE RETURN YOUR PROXY PROMPTLY.

                     TEMTEX INDUSTRIES, INC.
                  5400 LBJ Freeway, Suite 1375
                       Dallas, Texas 75240
                         (972) 726-7175
                  ____________________________



            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

              To Be Held ____________________, 1998


To the Stockholders of Temtex Industries, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Stockholders of Temtex Industries, Inc. (the "Company"), will be held at ___________________________________,
Dallas, Texas at ________ _.m. (Dallas, Texas time), on ________________, 1998 for the purpose of considering and voting upon a proposal to approve and adopt the Asset Purchase Agreement dated as of October 22, 1998 (the "Agreement") between the Company and Acme Brick Company, a Delaware corporation (the "Buyer") pursuant to which the Company proposes to sell (the "Proposed Sale") for cash substantially all of the assets and certain specified liabilities of Texas Clay Industries, the division of the Company that manufactures and markets clay face brick products (the "Brick Business"). The full text of the Agreement is attached as Appendix A to the accompanying Proxy Statement.

     THE SPECIAL MEETING IS BEING CALLED BY THE BOARD OF
DIRECTORS OF THE COMPANY IN ORDER FOR THE STOCKHOLDERS TO
CONSIDER A PROPOSAL FOR THE SALE OF A SUBSTANTIAL PART OF THE
COMPANY'S CURRENT ASSETS.

     The Board of Directors has fixed the close of business on _________________________, 1998 as the record date (the "Record
Date") for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Special Meeting will be available for examination at the offices of the Company for ten days prior to the Special Meeting. Approval of the Proposed Sale requires the affirmative vote of the holders of a majority of the Company's common stock.

     EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. TO ASSURE REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAD PREVIOUSLY RETURNED A PROXY CARD.

                         By Order of the Board of Directors,


                         E. R. Buford
                         Chief Executive Officer and President

Dallas, Texas
_______________, 1998

                        TABLE OF CONTENTS
                                                             Page
QUESTIONS AND ANSWERS ABOUT THE AGREEMENT WITH
   ACME BRICK COMPANY                                        1
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENT               2
THE SPECIAL MEETING                                          3
  Time, Date and Place of Special Meeting                    3
  Purpose of the Special Meeting; Recommendation of
     the Board of Directors                                  3
  Record Date and Outstanding Shares                         3
  Intentions and Agreements to Vote                          4
  Quorum and Voting of Proxies; Revocation                   4
  Voting Rights                                              4
  Vote Required                                              5
  No Dissenters' Rights                                      4
  Proxy Solicitation and Expenses                            5
THE PROPOSED SALE                                            6
  General                                                    6
  Temtex Industries, Inc                                     6
  Acme Brick Company                                         7
  Use of Proceeds; Plans for Future Operations After
     the Proposed Sale                                       7
  Background of the Proposed Sale                            7
  The Company's Reasons for the Proposed Sale;
     Recommendation of the Board of Directors                9
  Opinion of Business Valuation Services                    10
  Interest of Certain Persons in the Proposed Sale          12
  Regulatory Approvals                                      12
  Material Federal Income Tax Consequences                  13
  Accounting Treatment                                      13
  Expenses and Other Fees                                   13
THE AGREEMENT                                               14
  Purchase Price; Purchase Price Adjustment                 14
  The Closing                                               15
  Purchased Assets and Assumed Liabilities                  15
  Representations and Warranties                            16
  Indemnification                                           17
  Expenses and Transfer Taxes                               17
  Conditions of the Proposed Sale                           17
  Covenants Pending Closing                                 18
  No Solicitation                                           18
  Covenant Not to Compete                                   18
  Treatment of Company Employees                            19
  Termination                                               19
  Consequences of Termination                               19
PRINCIPAL HOLDERS OF VOTING SECURITIES                      20
OWNERSHIP OF COMMON STOCK BY MANAGEMENT                     21
SELECTED CONSOLIDATED FINANCIAL DATA                        22
PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA              23
STOCK PERFORMANCE DATA                                      24
  Market Information                                        24
  Recent Market Price                                       24
  Number of Holders                                         24
COMPARATIVE PER SHARE DATA                                  25
PRO FORMA FINANCIAL DATA                                    25
DEADLINE FOR STOCKHOLDER PROPOSALS                          34
MISCELLANEOUS                                               34

                      QUESTIONS AND ANSWERS
           ABOUT THE AGREEMENT WITH ACME BRICK COMPANY

Q.   Who is soliciting my proxy?

A.   The Board of Directors of Temtex Industries, Inc.


Q.   Where and when is the Special Meeting?

A.   ____ a.m., __________,   1998, at ___________,    Dallas,
     Texas.


Q.   What am I voting on?

A. Management of Temtex is seeking the authorization of the stockholders to sell substantially all of the assets of the Company's clay face brick products division to Acme Brick Company. The Company is not selling, and will continue to own and operate, its fireplace products business. If the transaction with Acme Brick is consummated, the Company will initially receive not less than $11,500,000 cash at closing; however, depending on the value of certain assets and liabilities of the Company existing as of the closing date, the purchase price will be subsequently adjusted between the parties. Management of the Company anticipates that the ultimate sales price for the brick business will be in the range of $12,000,000 to $12,500,000, although stockholders should recognize that the sales price could theoretically be more or less than this range pursuant to the terms of the applicable agreement.



Q.   Why should Temtex sell the brick business?

A. The Board of Directors of the Company has thoroughly considered the advantages and disadvantages of selling the brick business at this time. As described in greater detail in this Proxy Statement, the Board believes that it is in the best interests of the stockholders and this Company to convert the assets of the brick business into cash and redeploy that cash in connection with its future business plan. The Company notes, however, that this strategy bears some increased risk since management currently has no definite plan for the use of the cash generated from the sale.



Q. How do I know if Temtex is receiving fair value for the brick business?

A. Based on a variety of factors including (i) the Company's overall goals and future business plans, (ii) the current financial condition and future prospects for the Texas Clay Division, (iii) the changing and highly competitive nature of the face brick products industry and management's expectations regarding probable trends in the industry and
     (iv) the limited survey of proposed alternatives to the transaction, the Board believes that the consideration to be received from Acme Brick in the sale of the brick business is fair. In addition, the Board retained Business Valuation Services, independent experts in valuation and appraisal services, to analyze the pricing provisions of the agreement with Acme Brick. BVS has concluded that the consideration to be received by the Company in the transaction is fair from a financial point of view.



Q. Will any of the money received from the transaction be distributed to the Company's stockholders?

A. No. The Company intends to use approximately $1,000,000 of the net proceeds generated from the sale to repay certain outstanding indebtedness and will retain the remaining net cash for working capital and general corporate purposes. In addition, if the Company can locate a suitable acquisition candidate, it will also consider using the cash for this purpose. See "The Proposed Sale-Use of Proceeds; Plans for Future Operations After the Proposed Sale."



Q.   Will stockholders have appraisal rights?

A. No. Stockholders of Temtex will not have appraisal rights as a result of this transaction.



Q.   What should stockholders do now?

A. Stockholders should mail their signed and dated proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the Temtex stockholders' meeting.

Q. Can stockholders change their vote after they have mailed a signed proxy card?

A. Yes. Stockholders can change their vote in one of three ways at any time before their proxies are used. First, stockholders can revoke their proxies by written notice.
     Second, stockholders can complete new, later-dated proxy cards. Third, stockholders can attend the special stockholders' meeting and vote in person.



Q.   How are shares held in a broker's name voted?

A. Brokers will vote shares nominally held in their name (or in what is commonly called "street name") only if the beneficial stockholder provides the broker with written instructions on how to vote. Absent such instructions, these shares will not be voted. Stockholders are urged to instruct their brokers in writing to vote shares held in street name for the proposed transaction.



Q.   Whom should stockholders call with questions?

A. Temtex stockholders who have questions about the transaction should call ________________ at (972) xxx-xxxx.




         Disclosure Regarding Forward-Looking Statements

     This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that the Company believes might cause such differences include (1) concentration of the Company's assets into one industry segment, (2)the seasonal nature of the Fireplace Products Business, (as defined herein)
(3) the termination or expiration of the Company's license agreement for the design patent on its ventfree gas logs, (4) the impact of changing economic conditions, (5) the actions of competitors, including pricing and new product introductions and
(6) those specific risks that are discussed in the cautionary statements accompanying the forward-looking statements in this Proxy Statement and in the Risk Factors detailed in the Company's previous filings with the Securities and Exchange Commission (the "Commission"). In assessing forward-looking statements contained herein, stockholders are urged to read carefully all cautionary statements contained in this Proxy Statement and in those other filings with the Commission.

                     TEMTEX INDUSTRIES, INC.
                  5400 LBJ Freeway, Suite 1375
                       Dallas, Texas 75240
                         (972) 726-7175
                  ____________________________


                         PROXY STATEMENT
               FOR SPECIAL MEETING OF STOCKHOLDERS

                       THE SPECIAL MEETING

TIME, DATE AND PLACE OF SPECIAL MEETING

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Temtex Industries, Inc., a Delaware corporation (the "Company") for use at the Special Meeting of Stockholders to be held at ______ __.m. (Dallas, Texas time) on ______________, ___________, 1998 at
___________________________________________, Dallas, Texas and at
any meeting held upon adjournment or postponement thereof (the "Special Meeting"). Copies of this Proxy Statement, the attached Notice of Special Meeting of Stockholders, and the enclosed form of proxy are first being mailed to the Company's stockholders on or about __________________, 1998.

PURPOSE OF THE SPECIAL MEETING; RECOMMENDATION OF THE BOARD OF
DIRECTORS

     At the Special Meeting, holders of the Company's common stock, $0.20 par value per share (the "Common Stock"), will consider and vote upon a proposal to approve and adopt the Asset Purchase Agreement dated as of October 22, 1998 (the "Agreement") between the Company and Acme Brick Company, a Delaware corporation (the "Buyer") pursuant to which the Company proposes to sell (the "Proposed Sale") for cash substantially all of the assets and certain specified liabilities of Texas Clay Industries, the division of the Company that manufactures and markets clay face brick products (the "Brick Business"). A copy of the Agreement (without exhibits and schedules) has been attached as Appendix A to this Proxy Statement. Subject to certain indemnity obligations, retained liabilities and post-closing adjustments, the Company is expected to receive between $12,000,000 and $12,500,000 cash as consideration for the Proposed Sale under the terms of the Agreement. In addition, the Buyer has agreed to assume certain specified liabilities of the Company. See "The Agreement."

     Pursuant to the applicable provisions of the Delaware General Corporation Law (the "DGCL"), the Company is required to obtain the affirmative vote of a majority of the outstanding shares of Common Stock prior to the sale of all or substantially all of its property or assets. Although the Company will continue to have significant operations after the consummation of the Proposed Sale (see "--Use of Proceeds; Plans for Future Operations After the Proposed Sale"), the Board of Directors has nevertheless concluded that it is appropriate to submit the Agreement and the transactions contemplated thereby to the stockholders of the Company for consideration.


THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE (SUBJECT TO
STOCKHOLDER APPROVAL) AND RECOMMENDS A VOTE FOR APPROVAL OF THE
PROPOSED SALE.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors of the Company has fixed the close of business on _____________, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Accordingly, only holders of record of the Company's Common Stock at the close of business on the

Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. As of the Record Date, there were _________ holders of record of the Common Stock of the Company and ______ shares of Common Stock were issued and outstanding.

INTENTIONS AND AGREEMENTS TO VOTE

     The members of the Board of Directors of the Company, who hold an aggregate of 33.4% of the outstanding shares of Common Stock of the Company, have agreed to vote their shares in favor of the Proposed Sale and the Agreement. As of the Record Date, the total number of shares of Common Stock which the Board has indicated a desire to vote equal 1,160,377 shares of Common Stock. Accordingly, approval of the Proposed Sale by the Company's stockholders is likely. See "Ownership of Common Stock by Management."

QUORUM AND VOTING OF PROXIES; REVOCATION

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the Company's aggregate shares of issued and outstanding Common Stock on the Record Date will constitute a quorum at the Special Meeting. Shares of Common Stock which are represented by properly executed proxy cards received by the Company at or prior to the Special Meeting, and not duly and timely revoked, will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the Proposed Sale.

     Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Special Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting by ballot at the Special Meeting.

     Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. The persons named as proxies with respect to the Special Meeting may propose and vote for one or more adjournments of the Special Meeting to permit further solicitation of proxies in favor of the proposals; provided, however, that no proxy which is voted against the Proposed Sale will be voted in favor of any such adjournment or postponement.

VOTING RIGHTS

     Each share of Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The Common Stock constitutes the only outstanding capital stock of the Company.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date is required to approve the Proposed Sale. Abstentions and "broker non-votes" will have the effect of votes against approval of the Proposed Sale. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

NO DISSENTERS' RIGHTS

     Stockholders of the Company who do not approve of the Proposed Sale are not entitled to appraisal or any other rights with respect to the Proposed Sale under Delaware law or the Company's Restated Certificate of Incorporation.

PROXY SOLICITATION AND EXPENSES

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Special Meeting of Stockholders, will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, facsimile or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses.

                        THE PROPOSED SALE

GENERAL

     The Agreement, which was executed and delivered by the Company and the Buyer on October 22, 1998, provides for the sale of substantially all of the assets of the Brick Business (the "Purchased Assets") to the Buyer and the assumption by the Buyer of certain liabilities of the Company (the "Assumed Liabilities"). Subject to certain post-closing adjustments, the Company is expected to receive between $12,000,000 and $12,500,000 cash from the Buyer as consideration for the sale of the Brick Business. The Company will receive not less than $11,500,000 at Closing with the remainder of the purchase price payable upon the final determination of certain assets and liabilities attributable to the Brick Business as of the Closing Date. Notwithstanding the Closing of the Proposed Sale, the Company will remain liable for certain indemnity obligations and retained liabilities relating to the Brick Business. See "The Agreement."


TEMTEX INDUSTRIES, INC.

     As currently conducted, the Company operates two distinct businesses in the home construction products industry. Specifically, (1) the Company manufactures and distributes zero clearance metal fireplace units and gas fireplace equipment (the "Fireplace Products Business") through its wholly-owned subsidiary Temco Fireplace Products, Inc. and (2) the Company operates its Brick Business through its Texas Clay Division. If the Proposed Sale is approved by the stockholders and the sale of the Brick Business to Buyer is consummated, the Company will no longer engage in the manufacturing and distribution of face brick products.

     The Company sells its fireplace products nationwide through its own sales force and through third party sales representatives primarily to contractors, wholesale distributors and retailers. A majority of the Company's fireplaces are ultimately purchased by home builders and others engaged in the construction of new housing or remodeling of existing homes. Although the Company ships its fireplace products nationwide, its sales tend to be somewhat concentrated in the states where housing construction is active.

     The face brick products manufactured by the Company are distributed primarily in Texas and adjacent states to commercial and residential contractors, architects and interior and commercial decorators. The Company markets its face brick products primarily through independent distributors. In addition, the Company currently employs one full time salesperson for the Brick Business.

     The following table sets forth the amount, in dollars, and the related percentage of the Company's net sales attributable to the Fireplace Products Business and the Brick Business, respectively, for each of the fiscal years ended August 31, 1995, 1996 and 1997.


                            Fiscal Year Ended August 31,
                              (net sales in thousands)
                    --------------------------------------------
                         1995           1996            1997
                    -------------  -------------   -------------
                      $       %      $       %       $       %
                    ------ ------  ------  ------  ------ ------
Fireplace Products
  Business          34,504  80.4   33,110   78.9   30,198  77.0
Brick Business       8,400  19.6    8,862   21.1    9,010  23.0


For further information concerning the Company's financial segments, see the notes to consolidated financial statements included in the Company's Form 10-K for the year ended August 31, 1997, a copy of which accompanies this Proxy Statement. See also "Selected Consolidated Financial Data" and "Pro Forma Selected Financial Data."

     The Company's principal business and principal office is located at 5400 LBJ Freeway, Suite 1375, Dallas, Texas 75240.
The Company's telephone number at this address is (972) 726-7175.

ACME BRICK COMPANY

     Acme Brick Company, a subsidiary of Justin Industries, Inc., is one of the largest manufacturers of face brick in the United States. The Buyer's principal business and principal office is located at 2821 West Seventh Street, Fort Worth, Texas 76107 and its telephone number is (817) 332-4101.

USE OF PROCEEDS; PLANS FOR FUTURE OPERATIONS AFTER THE PROPOSED
SALE

     The net proceeds to the Company from the sale of the Brick Business, after deducting estimated transaction expenses of $1,000,000, are expected to be between $11,000,000 and $11,500,000, subject to the payment of any indemnity obligations and retained liabilities. The actual net proceeds derived from the sale of the Brick Business may be more or less than this amount based upon certain post-closing adjustments. See "The Agreement - Purchase Price; Purchase Price Adjustment." Approximately $1,000,000 of the estimated net proceeds from the proposed sale will be used by the company to repay outstanding debt. The remaining $10,000,000 to $10,500,000 of estimated net proceeds will be used by the Company in its Fireplace Products Business for working capital and general corporate purposes, including capital expenditures. In addition, the Company may use all or a portion of the remaining net proceeds from the Proposed Sale for future acquisitions or strategic alliances. Consequently, the Company notes that the sale of the Brick Business bears some increased risk because management currently has no definite plan for the use of the cash generated from the sale.
Stockholders of the Company will be dependent upon the judgment of the Company's management to redeploy the net proceeds generated from the sale of the Brick Business with limited information concerning the specific purposes to which the funds will ultimately be applied. No assurances can be given that the Company's strategy of redeploying the cash generated from the Proposed Sale will prove to be successful.

     As noted, while the Company has no current agreements or negotiations underway with respect to any acquisition, it intends to actively evaluate acquisitive transactions and other strategic alliances after consummation of the Proposed Sale. However, no assurances can be given that any suitable acquisition candidates can be located or, that once located, such acquisition candidates can be acquired on terms satisfactory to the Company. Furthermore, acquisitions involve numerous other risks and uncertainties, including, among others, loss of key personnel of the acquired company, the difficulty associated with assimilating the personnel and operations of the acquired company, the potential disruption of the Company's ongoing business, the maintenance of uniform standards, controls, procedures and policies, and the possible impairment of the Company's reputation and relationships with employees and customers. In addition, any future acquisitions could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, operating results or financial condition.

     Following the consummation of the Proposed Sale, the stockholders of the Company will retain their equity interest in the Company. The Proposed Sale will not result in any changes in the rights of the Company's stockholders. As indicated above, the Company will not distribute any of the proceeds derived from the sale of the Brick Business to its stockholders. Instead, the Company intends to invest such proceeds in future operations.


BACKGROUND OF THE PROPOSED SALE

     Although the Company has not generally regarded the Brick Business as being "for sale," the Company has received miscellaneous unsolicited requests to engage in discussions concerning the sale of the Brick Business. In each case, these discussions were discontinued prior to arriving at either a letter of intent or definitive agreement because of the inability to agree on an appropriate valuation for the Brick Business.

    In November 1997, senior management of the Buyer expressed interest in pursuing a transaction involving the acquisition of the Brick Business and requested basic information concerning the business from the Company. At approximately this same time, the Company had been requested to provide, and did in fact provide, similar information to other parties who expressed interest in the Brick Business, however, no formal offers were received by the Company.

     The Board of Directors of the Company has continually monitored the Brick Business and the face brick products industry generally as part of evaluating and forecasting the role of the Texas Clay Division in the Company's overall business strategy. In late 1997 the Board concluded that the sale of the Brick Business for cash could, depending on the terms of such a transaction, be an appropriate redeployment of the Company's assets. Accordingly, the Board authorized both Messrs. Buford and Ward, the President of the Company and the President of the Texas Clay Division, respectively, to proceed with discussions with the Buyer and other potentially interested parties provided the proposed transaction(s) resulted in cash consideration to the Company equal to at least a specified minimum dollar amount.
In January 1998, Ed Stout, President of the Buyer, and John Koch, Vice President of Production for Buyer, traveled to Malakoff, Texas to inspect the Company's principal manufacturing facilities. The parties did not engage in specific discussions concerning the sale of the Brick Business during this visit; however subsequently, numerous other representatives of Buyer including Buyer's Manager of Personnel, and Buyer's Safety Engineer, Electrical Engineer and Natural Gas Engineer and various mining support, drill crew and environmental personnel, performed significant additional due diligence on the Company and the Brick Business generally.

     On March 23, 1998, representatives of the Buyer and the Company met at the corporate offices of Buyer in Fort Worth, Texas at the request of the Buyer. In attendance for the Buyer were Rick Savitz, Vice President-Finance (Justin Industries), Ed Stout and Dennis Knautz, Vice President-Finance of Buyer. In attendance for the Company were Ed Buford, President and Chief Executive Officer, and Maury Ward, President of the Texas Clay Division. At the conclusion of this meeting, the parties determined that there was sufficient mutual interest to discuss further the possibility of a transaction which involved a sale of the Brick Business to Buyer.

     On April 7, 1998, the Company received a written offer from Buyer concerning the sale of the Brick Business. On April 21, 1998 the Company rejected this offer and made a counter proposal to the Buyer. Thereafter, in early May 1998, the Buyer and the Company exchanged correspondence attempting to define the parameters of a possible transaction.

     On May 19, 1998, at the invitation of Buyer, representatives of the Buyer and the Company met again at the corporate offices of Buyer in Fort Worth, Texas. Attending this meeting were Messrs. Stout and Knautz for the Buyer and Messrs. Buford and Ward for the Company. At the conclusion of this meeting, the parties had tentatively agreed on a purchase price and certain other basic terms of the transaction, although it was agreed between the parties that certain other material items needed to be resolved.

     On June 12, 1998 counsel to the Buyer presented the first draft of the Agreement to the Company's counsel. From that date until October 7, 1998, the Company and their advisors on one hand and the Buyer and their advisors on the other hand proceeded to negotiate the terms of a final agreement. The structure of the agreement, the amount of the initial payment at Closing, the restrictive covenants and the indemnity provisions were the subject of significant negotiation.

     On September 3, 1998, after it became apparent to management of the Company that an agreement concerning the sale of the Brick Business could be reached with the Buyer, the President of the Company authorized Roger Stivers, the Company's Vice President-Finance, Chief Financial Officer and Secretary, to engage Business Valuation Services ("BVS") to assist with the potential transaction. On September 4, 1998, the Company retained BVS to consider the fairness of the purchase consideration involved in the Proposed Sale, from a financial point of view, to the Company and its stockholders. BVS is an independent valuation firm with significant experience in providing asset valuation, fairness opinion and related advisory services to business clients such as the Company. As a result, management believes them to be well qualified.

     At a special meeting of the Board of Directors of the Company held on October 7, 1998, the Board discussed the Buyer's proposal concerning the purchase of the Brick Business as set forth in the form of the Agreement attached as Appendix A hereto. Representatives of BVS then discussed the steps taken and methods used to arrive at a fairness opinion and concluded by verbally advising the Board that it was of the opinion that the Purchase Price to be received by the Company under the terms of the Agreement is fair, from a financial point of view, to the Company and its stockholders. The Board adjourned this meeting without action until October 22,1998.

     On October 22, 1998, the Board of Directors met again to review the final terms of the Agreement. Copies of the Agreement had been provided to each member of the Board prior to the meeting. During this meeting, the Board was presented with the written opinion of BVS that, as of such date and based on the assumptions made, matters considered and limits of review as set forth in such opinion, the Purchase Price to be received by the Company is fair, from a financial point of view.

After extended consideration, the Board concluded that the Proposed Sale was fair to, and in the best interests of, the Company and its stockholders, approved the Agreement and authorized its execution. The Directors also agreed to recommend that the Company's stockholders approve the Proposed Sale. The Agreement in the form attached as Appendix A hereto was executed on October 22, 1998. The Company issued a press release announcing the transaction on October 22, 1998.


THE COMPANY'S REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF
THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE PROPOSED SALE IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED SALE.
                          ---

     As described above under "Background of the Proposed Sale," the decision of the Company's Board to approve the Proposed Sale and the Agreement followed months of exploring and analyzing the advantages and disadvantages of redeploying the Company's assets. In making its recommendation to the stockholders of the Company, the Board considered a number of factors, including the following:

     (i)       The Company's overall goals and future
               business plans.

     (ii) The current financial condition and future prospects for the Texas Clay Division.

     (iii) The changing and highly competitive nature of the face brick products industry and management's expectations regarding probable trends in this industry.

     (iv) The potential for operational and financial improvements to the Fireplace Products Business should the Company be able to successfully redeploy the net proceeds derived from the Proposed Sale.

     (v) The price and terms of the Proposed Sale, as reflected in the Agreement.

     (vi) The advantages of selling the Brick Business in a negotiated, arms-length transaction after a limited survey of proposed alternatives, which principal advantages include the avoidance of instability among employees and distributors, the generally shorter time needed to affect a negotiated transaction and the presence of an industry buyer that could affect the Proposed Sale without a financing contingency.

     (vii) The opinion of BVS to the Board of Directors of the Company that, subject to the matters set forth therein, the consideration to be received by the Company in connection with the Proposed Sale would be fair, from a financial point of view, to the Company and its stockholders.

     (viii)    The fact that no firm offers to acquire the Brick
               Business involving cash consideration exceeding that of the Buyer had been received by the Company; although, various indications of interest had been expressed.

     (ix)      The effect of the Proposed Sale on the
               stockholders of the Company, which included increasing the Company's net worth by approximately $5,348,000 and increasing its cash position by approximately $12,040,000.

     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes all material factors considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board of Directors, be impractical. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board. In addition, individual members of the Board may have given different weight to different factors.

OPINION OF BUSINESS VALUATION SERVICES

     At the October 7, 1998 meeting of the Board of Directors of the Company, BVS delivered its oral opinion to the Board, subsequently confirmed in a written opinion dated October 22, 1998 (the "Fairness Opinion"), to the effect that, based upon and subject to various considerations set forth in such opinion, as of such date, the Purchase Price to be received by the Company is fair, from a financial point of view, to the Company and its stockholders. No limitations were imposed by the Company's Board of Directors upon BVS with respect to the investigations made and procedures followed by BVS in rendering the Fairness Opinion.
THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW BY BVS IN RENDERING SUCH OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED BY REFERENCE HEREIN. THE FAIRNESS OPINION IS ADDRESSED TO THE COMPANY'S BOARD OF DIRECTORS AND ADDRESSES THE FAIRNESS OF THE PURCHASE PRICE TO THE COMPANY FROM A FINANCIAL POINT OF VIEW AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE AGREEMENT NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF THE COMPANY'S COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF THE COMMON STOCK ARE ENCOURAGED TO CAREFULLY READ THE FAIRNESS OPINION IN ITS ENTIRETY.

     In connection with the Fairness Opinion, BVS: (i) reviewed certain internal financial statements and other financial and operating data pertaining to the Brick Business prepared by management including such information contained in publicly available financial statements of the Company; (ii) discussed the past and current operations, financial condition and prospects of the Brick Business with management; (iii) reviewed the reported prices and trading activity of the Common Stock of certain publicly traded companies operating in business lines generally comparable to that of the Company (including and excluding the Brick Business); (iv) compared the financial performance of the Brick Business with that of certain publicly traded companies operating in business lines BVS believed to be generally comparable to that of the Brick Business; (v) reviewed publicly available information regarding the financial terms of certain comparable acquisition transactions; (vi) reviewed the Agreement; and (vii) performed such other analyses as BVS deemed appropriate.

     The Fairness Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to BVS as of October 22, 1998. Although subsequent developments may affect the Fairness Opinion, BVS does not have any obligation to update, revise or reaffirm its opinion.

     The following summarizes the material portions of the financial analyses performed by BVS in connection with the delivery of its Fairness Opinion:

     DISCOUNTED CASH FLOW ANALYSIS. The discounted cash flow ("DCF") methodology of valuation is based on the premise that the value of the business enterprise is the present value of the future economic income to be derived by the owners of the business. Theoretically, the income approach is the most appropriate approach because it reflects the value of the expected future cash flows of the business. A DCF analysis, unlike other valuation analyses, can capture several important technical aspects of the business such as levels of future investment in fixed assets and working capital, changing margins, or the terms of finite-life contracts. The DCF approach requires the following: revenue analysis, expense analysis, depreciation and capital spending analysis, working capital analysis, cost of capital analysis and residual value analysis.

     BVS forecast revenue by multiplying the forecast nominal price per thousand bricks and the projected number of thousand brick lots sold. The forecast nominal price per thousand brick was a function of two factors in BVS' analysis: overall inflationary growth and real price growth of bricks. Having analyzed historical price per thousand for the Brick Business, BVS determined that real brick prices for the Brick Business were most accurately predicted using a factor of the previous period output growth. Using this relationship, BVS forecast growth in real brick prices as a function of its output assumptions given various macroeconomic assumptions and the Brick Business specific variables.

     BVS' forecast for the cost of goods sold was based primarily on statistical analysis. Applying simple linear regression to the cost of goods sold and revenue figures, BVS was able to determine a statistically significant relationship of fixed and variable costs. BVS applied these statistical results to its cost of goods sold forecast. A similar methodology was used to examine historical selling, general and administrative expenses; however, unlike the results of its cost of goods sold analysis, BVS was not able to identify fixed and variable components of these expenses with any statistical certainty. As a result, selling, general and administrative expenses were forecast as variable, consistent with historical results.

     BVS forecast capital expenditures by projecting the level of fixed assets required for the Brick Business to maintain its production. Additions to fixed assets included both maintenance expenditures and expenditures relating to certain environmental regulation compliance measures. Depreciation was calculated on a straight-line basis over the forecast period.

     Working capital was projected primarily using historical data as it related to accounts receivable, inventory, accounts payable and other current liabilities. Resulting working capital projections were very consistent with historical results.

     Cost of capital analysis involved calculating an appropriate weighted-average cost of capital ("WACC") to discount cash flow to present value. The WACC was related to appropriate estimates of cost of equity, after-tax cost of debt and capital structure. The cost of equity used in BVS' calculations was arrived at under the auspices of the Capital Asset Pricing Model ("CAPM"), a well-accepted and tested predictor of required rates of return.

     Residual analysis involved estimating the component of value of the Brick Business attributable to its operation as a going concern. Forecasting and discounting cash flows only over a discrete period assumes termination of operations at the end of the forecast period. BVS elected to use the Gordon Growth Model, or annuity in perpetuity, to analyze the value of the Purchased Assets subsequent to the discrete forecast period.

     The results of BVS' analysis under the income approach indicate that the value of the Purchased Assets was not more than the Purchase Price.

     MARKET ANALYSIS. Market approach methodology was restricted primarily to capital market pricing analysis. While BVS examined transaction data involving brick fabrication companies, this data was very poor in its disclosure of financial information. BVS reviewed data from Mergerstat Review (1998) involving transactions tracked in the stone, clay and glass industry segments between 1993 and 1998. While the number of transactions and the total amount of transaction consideration were available on a yearly basis, neither a breakdown of individual transactions nor summary pricing statistics were available. BVS also undertook a search of the Securities Data Corp ("SDC") mergers and acquisitions database in efforts to identify individual transactions; however, like the results of its Mergerstat Review search, no material pricing data was available for the four transactions identified between January 1, 1996 and October 1, 1998. Examination of its own proprietary databases yielded only one transaction for which BVS was able to obtain full financial disclosure; however, this transaction was deemed too dated to have any pricing relevance in its analysis of the Purchased Assets.

     BVS also compared the financial performance of the Brick Business with that of certain publicly traded companies operating in similar business lines. There were no identifiable companies that were publicly traded and had exact lines of operation as the Brick Business. As a result, BVS elected to select those companies whose operations are affected by similar economic factors as the Brick Business.

     BVS examined several pricing indicators resulting from this analysis, including, but not necessarily limited to, price/earnings ("P/E") indicators, price/book value of equity indicators ("P/B"), price/sales ("P/S") indicators and market value of invested capital/earnings before interest, taxes and depreciation and amortization ("MVC/EBITDA") indicators. BVS found that the MVC/EBITDA indicator exhibited a higher degree of relative stability than the other indicators. BVS elected to further examine the MVC/EBITDA indicator of value more closely.

     Given that the Brick Business is engaged in the manufacturing of a commodity-like product, BVS predicted that there would likely be an inverse relationship to an indicator of value such ad MVC/EBITDA and a corresponding measure of profitability such as EBITDA margin. Through simple linear regression, BVS determined that there was indeed an inverse relationship. Excluding those data sets that were extremely aberrant, BVS developed a sample set of observations that were statistically robust in quantifying this particular inverse relationship.

     The results of the BVS analysis were that the implied market pricing was note more than the Purchase Price.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, BVS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. BVS believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying the Fairness Opinion. In addition, BVS may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be BVS' view of the actual value of the Brick Business.

     The analyses performed by BVS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of BVS' analysis of the fairness of the Purchase Price to the Company and its stockholders from a financial point of view and were provided to the Company's Board of Directors in connection with the delivery of the Fairness Opinion. The analyses do not purport to be appraisals or to reflect prices at which businesses might actually be sold, which are inherently subject to uncertainty. In addition, as described above, the Fairness Opinion and the information provided by BVS to the Company's Board of Directors was one of many factors taken into consideration by the Company's Board in making its determination to approve the Proposed Sale. Consequently, BVS' analyses described above should not be viewed as determinative of the opinion of the Company's Board of Directors or the view of management with respect to the value of the Brick Business.

     BVS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes.

     Pursuant to the terms of a letter agreement dated
September 4, 1998 (the "Engagement Letter"), BVS was retained by the Company to render an opinion to the Company's Board of Directors with respect to the Purchase Price and pricing mechanism set forth in the Agreement. Under the terms of the Engagement Letter, BVS will be paid a fee of $58,500. The Company has also agreed to reimburse BVS for its reasonable out-of-pocket expenses.


INTEREST OF CERTAIN PERSONS IN THE PROPOSED SALE

     The Proposed Sale is not conditioned upon any employment arrangements between the Buyer and the current executive officers of the Company. However, Maury Ward, the divisional President of the Brick Business, is expected to receive a severance payment from the Company in the range of $500,000 to $800,000 upon the closing of the Proposed Sale. In addition, the Buyer has also requested that Mr. Ward remain with the Texas Clay Division for an unspecified period of time after the closing, on substantially the same terms of his current employment, in order to ensure of a smooth transition of the Brick Business to Buyer. The Board of Directors of the Company was aware of these interests and considered them along with the other matters described above under "Background of the Proposed Sale."


REGULATORY APPROVALS

     Consummation of the Agreement does not require any regulatory approvals other than the federal filings required under applicable U.S. securities laws in connection with this Proxy Statement.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     THIS SECTION IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY FROM THE PROPOSED SALE. EXCEPT WHERE SPECIFICALLY NOTED, THIS SUMMARY DOES NOT APPLY TO STATE OR LOCAL TAXES. THE SUMMARY IS

BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, JUDICIAL DECISIONS, UNITED STATES TREASURY DEPARTMENT REGULATIONS PROMULGATED THEREUNDER, ADMINISTRATIVE RULINGS OF THE UNITED STATES TREASURY DEPARTMENT, AND OTHER INTERPRETATIONS THEREOF, ANY OF WHICH COULD BE CHANGED AT ANY TIME. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY CONSEQUENCES RESULTING FROM THE PROPOSED SALE.

     The Proposed Sale will not have any federal income tax consequences to the Company's stockholders because no distributions of sale proceeds will be made to the stockholders. Upon consummation of the Proposed Sale, the Company will recognize taxable income in an amount equal to the excess of (i) the sum of the cash sale proceeds and the Assumed Liabilities, over (ii) the sum of the Company's tax bases in the Purchased Assets and the Company's expenses of the Proposed Sale. The taxable income may be increased or decreased depending on certain post-closing adjustments. The Company estimates that its federal and state tax liabilities in fiscal year 1999 relating to the proposed sale will be approximately $3,299,000.


ACCOUNTING TREATMENT

     For financial reporting purposes, the Proposed Sale will be recorded as a sale of a segment of the Company's business and reported as a discontinued operation.


EXPENSES AND OTHER FEES

     Each party will bear its own expenses in respect of the Proposed Sale, whether or not consummated.

                          THE AGREEMENT

     The following is a brief summary of certain provisions of the Agreement. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. THE TERMS NOT OTHERWISE DEFINED IN THIS SUMMARY OR ELSEWHERE IN THIS PROXY STATEMENT HAVE THE MEANINGS SET FORTH IN THE AGREEMENT. ALL STOCKHOLDERS ARE URGED TO CAREFULLY READ THE AGREEMENT IN ITS ENTIRETY.


PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT

     Pursuant to the terms of the Agreement, in consideration of the transfer to the Buyer of all of the Purchased Assets (which include substantially all of the assets relating to the Brick Business, other than Excluded Assets), the Buyer has agreed to pay to the Company an amount in cash equal to $12,970,000, subject to adjustment (the "Purchase Price"), and to assume the Assumed Liabilities. At the Closing the Buyer will deliver to the Company an Initial Payment of at least $11,500,000. The remaining portion of the Purchase Price will be retained by the Buyer pending the final determination of the adjustments to the Purchase Price.

     Within 120 days after the Closing Date, Buyer will deliver an Adjustments Report to the Company indicating Buyer's determination of the amount of (i) Trade Accounts Receivables,
(ii) the Value of Inventory, (iii) the Prepaid Clay Lease Expenses, and (iv) certain specified Assumed Liabilities (the "Specified Liabilities"), in each case, as such amounts existed as of the Closing Date. Thereafter, if the Company accepts the amounts set forth on the Buyer's Adjustments Report, the Purchase Price will be adjusted by the net amount obtained (i) by increasing or decreasing, as the case may be, the Purchase Price by the difference between the net amount owing on all Trade Accounts Receivable and $877,000; provided, the Purchase Price shall not be increased as a result of this calculation by more than $1,373,000, (ii) by increasing or decreasing, as the case may be, the Purchase Price by the difference between the Value of Inventory and $1,657,000; provided, the Purchase Price shall not be increased as a result of this calculation by more than $783,000, (iii) by increasing or decreasing, as the case may be, the Purchase Price by the difference between the aggregate amount of Prepaid Clay Lease Expenses and $20,000; provided, the Purchase Price shall not be increased as a result of this calculation by more than $5,000 and (iv) by decreasing the Purchase Price by the Specified Liabilities, which amount shall not exceed $941,000. If, after such adjustments, the Purchase Price is greater than the Initial Payment, Buyer shall pay the Company the amount of such difference within five business days. If, on the other hand, the Purchase Price is less than the Initial Payment, the Company shall pay the Buyer the amount of such difference within five business days.

     Although management of the Company believes that the ultimate amount received by the Company for the sale of the Brick Business will be in the range of $12,000,000 to $12,500,000 after the adjustments described herein, the actual Purchase Price may be more or less than this amount. No assurances can be given that the actual cash proceeds received by the Company for the sale of the Brick Business will fall into this range. The Agreement does not provide for any cap on the amount of the downward adjustment to the Purchase Price.

     If the Company objects to any adjustments set forth in the Adjustments Report, it shall have 30 days after receipt thereof to notify Buyer of the nature and extent of such disagreement. Thereafter, any disputed amounts which cannot be agreed to by the parties within 30 days from the Buyer's receipt of the Company's objection notice shall be determined by Ernst & Young LLP (or another nationally recognized accounting firm selected by Ernst & Young LLP) (the "Accounting Firm") within 60 days. The determination made by the Accounting Firm regarding adjustments to the Purchase Price shall be binding on and nonappealable by the Company and Buyer.

     Within five business days after the Accounting Firm's final determination of all disputed amounts in the Adjustments Report, Buyer or the Company, as appropriate, shall pay the difference in the Purchase Price as finally determined and the Initial Payment. The parties have agreed that whichever party shall be responsible for the payment to finally adjust the Purchase Price shall pay interest on such amount at the rate of the lesser of (i) 15% per annum or (ii) the maximum rate permitted by applicable law, if such payment is not made when due.

THE CLOSING

     The closing (the "Closing") of the Proposed Sale will take place on or about ______________, 1998, if the Proposed Sale is approved by the stockholders of the Company at the Special
Meeting.


PURCHASED ASSETS AND ASSUMED LIABILITIES

     The Purchased Assets to be purchased by the Buyer generally include the operating assets of the Brick Business, including, but not limited to: (i) eight parcels of real property (collectively, the "Owned Real Property") all improvements thereon, and all minerals, clays and sands on any such real property; (ii) all of the Company's interest under three lease arrangements relating to an aggregate of approximately 450 acres of land (the "Leased Real Property"); (iii) all plant and equipment relating to the Brick Business; (iv) all accounts, notes and other receivables and all related deposits, security or collateral therefor arising out of the operation of the Brick Business; (v) all inventories, inventories of parts, raw materials, work in progress and finished goods, currently used or held for use in connection with the Brick Business; (vi) all drawings, blueprints, specifications, designs and data pertaining to the Purchased Assets; (vii) all technology and other proprietary information and all patents and applications therefor and licenses thereto, together with the goodwill associated therewith used or held for use in connection with the Brick Business; (viii) all trademarks and tradenames, including without limitation to "Texas Clay", "Texas Clay Products," "Texas Clay Industries," "Building Better Places, Brick by Brick"; (ix) a 3-inch 6 mile natural gas pipeline running between the Tri-Cities gas field and the Company's manufacturing plant in Malakoff, Texas, together with all of the Company's rights-of-way and easement interests held in connection therewith; (x) all catalogues and other selling material pertaining to the Purchased Assets; (xi) all books, records and files pertaining to the Purchased Assets; (xii) all rights, title and interest of the Company under all of the Contracts that Buyer has requested to be assigned to it; (xiii) all customer lists of the Brick Business;
(xiv) all goodwill relating to the Purchased Assets; (xv) all governmental permits and approvals relating to the Purchased Assets; and (xvi) all claims against third parties related to the Purchased Assets.

     The Purchased Assets include a 76-acre tract of land in Malakoff, Texas used by the Brick Business for its office and manufacturing facilities. The Company's improvements to this land, consisting of multiple buildings and aggregating approximately 268,000 square feet, house two manufacturing plants, three active kilns and necessary storage and loading areas. The Malakoff operating facility is capable of producing approximately 55 million bricks annually operating one shift per day, five days a week. The Purchased Assets also include an additional 1100 acres of land and leases for an aggregate of approximately 1176 acres, most of which are believed to contain clay deposits suitable for use in the manufacture of brick products. Historically, the Brick Business has obtained approximately 25% of its raw clay requirements from its own land and the remaining 75% from leased land. The Company believes that, if the Proposed Sale is not consummated, its clay reserves necessary for making face bricks are adequate for the foreseeable future, although the Company does not have sufficient engineering data to permit it to predict the extent of such reserves with accuracy. Additionally, the Company believes that there is an abundance of clay deposits located near its Malakoff operating facility which would be available to the Company on acceptable terms if additional clay deposits are needed.

     The Purchased Assets specifically exclude, and the Company will retain, the following Excluded Assets: (i) all assets and properties held by the Company for use in the Fireplace Products Business, (ii) all cash held by the Company as of the Closing Date other than petty cash, (iii) claims or rights against third parties relating to Contracts not assumed by Buyer, (iv) rights under specified insurance policies, including rights to any cancellation value, (v) claims for refunds of taxes and governmental charges related to the Brick Business for periods ending on or prior to the Closing Date and (vi) all accounts, notes and other receivables for advances made to employees of the Brick Business for expenses which are payable to or for the benefit of the Brick Business as of the Closing Date.

     At the Closing, the Buyer will assume the following Assumed
Liabilities: (i) all accounts payable of the Brick Business (not to exceed $800,000 in the aggregate); (ii) accrued liabilities of the Company relating to a specific parcel of the Owned Real Property (not to exceed $141,000 in the aggregate); (iii) certain long term debt and current maturities liabilities of the Brick Business (not to exceed $123,000 in the case of long term debt and $90,000 in the case of current maturities liabilities), less the amount of such liabilities which are paid by the Company prior to the Closing Date; (iv) those liabilities of the Company with respect to clay pit reclamation on the Owned Real Property or under the leases relating to the Leased Real Property, whether or not occurring before or after the Closing Date; (v) the liabilities accruing after the Closing Date under the Leases or the

Contracts, (vi) the obligations to ship finished products relating to the Brick Business for outstanding orders not shipped as of the Closing Date, (vii) all warranties, liabilities or obligations to customers or distributors with respect to the repair or replacement of any finished products related to the Brick Business which are shipped before the Closing Date (to the extent each individual warranty claim is $3,000 or less and the aggregate liability for such repair or replacement does not exceed $40,000), or after the Closing Date (no limitation on amount), (viii) all wages, benefits and civil penalties (including fines and attorneys' fees) which may be imposed for failure to give advance notice under the Worker Adjustment and Retraining Notification Act; (ix) liabilities associated with Environmental Conditions (other than a Serious Environmental Condition) relevant to the Owned Real Property and the Leased Real Property (including liabilities or obligations occurring as a result of the violation of an Environmental Law applicable to such sites, except for any Serious Environmental Condition arising therefrom), (x) the removal, closure and remediation costs and obligations associated with any underground storage tanks located at the Owned Real Property (other than any Serious Environmental Condition arising therefrom); (xi) fines, penalties and remedial costs and obligations required by any governmental agency after the Closing Date to bring facilities of the Brick Business as currently operated into compliance with applicable orders, decrees, rules and regulations and (xii) any other liabilities or obligations of the Company assumed by Buyer. The Agreement provides that an "Environmental Condition" means any condition with respect to soil, water or air which could or does result in any damage, loss or cost to or against Seller or Buyer (whether or not yet discovered). The Agreement further provides that a "Serious Environmental Condition" shall mean any condition relating to contaminated groundwater which existed at the Closing Date, is discovered within two years thereafter and requires either the Company or the Buyer to conduct monitoring, investigatory or corrective action to address the contaminated groundwater.

     At the Closing, the Company will assign, and the Buyer will assume, certain Contracts relating to the operation of the Brick Business. The Buyer will perform all post-Closing obligations and realize all post-Closing benefits, under the Contracts. In the event that the Buyer fails to perform under any Contract, the Company may be secondarily liable in the event that a contracting party consents to the assignment of the Contract but fails to release the Company from future liabilities. To date, several contracting parties have consented to the assignment of the Contracts and have agreed to release the Company from any liabilities under the Contracts as of the Closing Date. Pursuant to the Agreement, the Buyer has agreed to perform under the Contracts and the Company would seek recourse against the Buyer for damages if the Company were found secondarily liable under those Contracts for which the Company is not released.

     Except as otherwise provided in the Agreement, the Buyer will not assume any other of the Company's liabilities of any nature, currently existing or incurred in the future, including, without limitation, the following Excluded Liabilities: (i) all liabilities arising out of employment matters (other than that Assumed Liability concerning the Worker Adjustment and Retraining Notification Act); (ii) all of the Company's liabilities and obligations in respect of taxes attributable to taxable years or periods ending prior to the Closing Date; (iii) all of the Company's liabilities arising out of any litigation relating to the Brick Business based upon events prior to the Closing Date;
(iv) liabilities arising out of obligations to customers or distributors for products shipped prior to the Closing Date (to the extent an individual liability is in excess of $3,000 or aggregate liability exceeds $40,000); (v) liabilities of the Company arising under any of the Contracts based upon events prior to the Closing Date; (vi) all liabilities arising out of any claim by third parties in respect of the death or personal injury of any person attributable to acts relating to the Brick Business prior to the Closing Date; and (vii) all liabilities of the Company under the Agreement.


REPRESENTATIONS AND WARRANTIES

     The Agreement contains various representations and warranties of the Company including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability; non-contravention of transactions contemplated by the Proposed Sale, the Company's certificate of incorporation or by-laws, and non-violation of laws and binding agreements; consents and approvals; compliance with laws, licenses and permits pertaining to the Brick Business; the accuracy of certain financial statements provided to the Buyer; accounts receivables and inventories; absence of certain changes since July 31, 1998; absence of legal proceedings; ownership, condition and title to assets and properties; taxes and tax returns; contracts; patents, trademarks and tradenames; licenses and permits; environmental matters; labor matters; employee plans; insurance; customers and suppliers; absence of brokers; and the accuracy of information relating to the Company contained in information delivered to the Buyer.

     The Agreement contains various representations and warranties of the Buyer including, among others, representations and warranties related to corporate organization and similar corporate matters; authorization and enforceability; non-contravention of transactions contemplated by the Proposed Sale, the Buyer's certificate of incorporation or by-laws, and nonviolation of laws and binding agreements; and consents and approvals.


INDEMNIFICATION

     The Company has agreed to indemnify, defend and hold harmless Buyer and Buyer's affiliates from and against any and all losses, liabilities, obligations, payments, damages, costs and expenses (collectively, "Losses") arising out of or due to, directly or indirectly (i) any Excluded Liability or (ii) any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or undertakings of the Company contained in the Agreement or in any agreement, document or instrument executed and delivered pursuant thereto or in connection therewith.

     Notwithstanding the foregoing, the parties have agreed that the Company shall not indemnify the Buyer for any Losses (other than Losses occurring as a result of any Excluded Liability or a breach of warranty relating to (i) the corporate status of the Company, (ii) the authorization of the Agreement and/or the consummation of the Proposed Sale, (iii) the enforceability of the Agreement and related documents, (iv) taxes, (v) material patents, trademarks and tradenames, (vi) Owned Real Property,
(vii) the Leases, (viii) title to the Purchased Assets or (ix) specified environmental matters (collectively, the "Referenced Matters")) unless and until the Buyer and its affiliates shall have suffered Losses aggregating in excess of $25,000, whereupon the Buyer and its affiliates shall be entitled to indemnification for the full amount of such Losses up to and including the first $25,000. With respect to any Losses incurred by Buyer or any of its affiliates relating to any of the Referenced Matters, the Company shall be obligated to indemnify for such Losses without limitation as to amount.

     The Company's obligation to indemnity for Losses resulting from Serious Environmental Conditions and breaches of certain representations or warranties (including the Referenced Matters) terminates on the second anniversary of the Closing Date. The Company's obligation to indemnify for Losses resulting from breaches of certain other representations or warranties survive for the applicable statute of limitations period.

     The Buyer has agreed to indemnify, defend and hold harmless the Company from and against any and all Losses arising out of or due to, directly or indirectly (i) any Assumed Liability, or
(ii) any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or undertakings of the Buyer contained in the Agreement or in any agreement, document or instrument executed and delivered pursuant thereto or in connection therewith.

     The Buyer's obligation to indemnify for Losses resulting from breaches of representations and warranties terminates on the second anniversary of the Closing Date.

     If any claim for indemnification remains unresolved on any date on which a payment is otherwise due by the Buyer, the Buyer may withhold from such payment an amount up to the estimated
Losses.


EXPENSES AND TRANSFER TAXES

     Each party has agreed to bear its own fees and expenses in respect of the Proposed Sale, except that the Buyer and the Company have each agreed to pay one-half of all sales, use, transfer or similar taxes payable in connection with the Proposed Sale. The Company has agreed at its expense to furnish the Buyer with certain title insurance and surveys relating to the Owned Real Property.


CONDITIONS OF THE PROPOSED SALE

     The obligations of the Company to effect the Proposed Sale are subject to the following conditions: (i) the stockholders of the Company shall have approved the Proposed Sale at the Special Meeting; (ii) the representations and warranties of the Buyer contained in the Agreement shall be true and correct on and as of the Closing Date and Buyer shall have performed all agreements to be performed by the Closing Date; (iii) the Company shall have received the Initial Payment; (iv) the Buyer shall have executed and delivered each of the instruments and documents contemplated by the Agreement in order to consummate the Proposed Sale; (v) the requisite consents shall have been obtained; (vi) no suit, action or other proceeding by any government authority shall have been instituted which questions the validity or legality of the Proposed Sale; (vii) no court shall have directed that the Proposed Sale not be consummated or otherwise impose any additional conditions on the consummation thereof and
(viii) the Company shall have received the opinion of counsel to the Buyer with respect to matters typical in such transactions. The obligations of the Buyer to effect the Proposed Sale are subject to the following conditions: (i) the stockholders of the Company shall have approved the Proposed Sale at the Special Meeting; (ii) the representations and warranties of the Company contained in the Agreement shall be true and correct on and as of the Closing Date and the Company shall have performed all agreements to be performed by the Closing Date; (iii) as of the Closing, there shall have been no material adverse change since July 31, 1998 in the financial condition, business or affairs of the Brick Business and/or the Purchased Assets (except for any such change resulting from voluntary terminations of distributor agreements by current distributors of the Brick Business' products) and the Brick Business and/or the Purchased Assets shall not have suffered any material loss which substantially affects the value of the Brick Business and/or the Purchased Assets; (iv) the Company shall have executed and delivered each of the instruments and documents contemplated by the Agreement in order to consummate the Proposed Sale; (v) the requisite consents shall have been obtained; (vi) specified encumbrances on the Purchased Assets shall have been cured, removed, discharged, released or terminated; (vii) no suit, action or other proceeding by any governmental authority shall have been instituted which questions the validity or legality of the Proposed Sale; (viii) no court shall have directed that the Proposed Sale not be consummated or otherwise impose any additional conditions on the consummation thereof and (ix) the Buyer shall have received from Arter & Hadden LLP, counsel to the Company, an opinion with respect to matters typical in such transactions.


COVENANTS PENDING CLOSING

     Pursuant to the Agreement, prior to the Closing, the Company has agreed (i) to conduct the Brick Business in the ordinary course, consistent with past practice, and to use its best efforts to maintain satisfactory relationships with suppliers, distributors, customers and employees; (ii) not to make any material change in the conduct of the Brick Business or enter into any transaction not in the ordinary course, to sell or encumber any of the Purchased Assets or to take any action that would cause any of the representations and warranties made by it in the Agreement not to remain true and correct, in each case, without the Buyer's consent; (iii) to permit representatives of the Buyer to have full access at all reasonable times to all properties, personnel, books, records, Contracts, and documents of or pertaining to the Brick Business (including all environmental reports and studies); (iv) to file with the Securities and Exchange Commission (the "Commission") this Proxy Statement in preliminary form to approve the Proposed Sale and to call the Special Meeting as promptly as practicable after the date of the Agreement, for the purpose of obtaining approval of the Proposed Sale; and (v) to obtain all necessary authorizations, consents and approvals from all persons with respect to the Proposed Sale and Agreement.

     In addition, the Company and the Buyer have agreed (i) to take all action and to do all things necessary in order to consummate and make effective the Proposed Sale, (ii) that from the date of the Agreement through the Closing Date, no public release or announcement concerning the Proposed Sale will be issued by either party without the prior consent of the other party, except as such release or announcement may be required by applicable law or any governmental authority, (iii) to cooperate and provide information necessary to the preparation of tax returns and the handling of tax matters; (iv) to prorate ad valorem real property and personal property taxes as of the Closing Date and (v) to act in accordance with the allocation of the Purchase Price determined between the parties in any tax returns or similar filings.


NO SOLICITATION

     Pursuant to the Agreement, the Company has agreed not to (i) solicit, initiate, or encourage the submission of any proposal or offer from any third party relating to the acquisition of the Purchased Assets or any portion thereof or (ii) participate in any negotiations regarding or furnish to any third party any information with respect to any such acquisition or assist or facilitate any attempt by any third party to solicit any such proposal or offer.


COVENANT NOT TO COMPETE

     The Company has agreed that, for a period of five years from and after the Closing Date it will not (i) permit its name to be used in connection with or engage, directly or indirectly, in the business of manufacturing, storing, delivering, distributing, selling or supplying clay brick products, (ii) provide or offer to provide any customer with clay brick products or to induce such customer to stop doing business with Buyer or (iii) recruit or solicit employees or vendors of the Brick Business to terminate their relationship.


TREATMENT OF COMPANY EMPLOYEES

     The Buyer has the option to offer employment to each of the current employees of the Brick Business in accordance with hiring practices determined by Buyer in its sole discretion. Buyer has agreed to provide health insurance to all Transferred Employees in accordance with Buyer's current health insurance policies, and, in connection therewith, (i) with respect to any length of service requirements applicable to such policies, Buyer shall credit each Transferred Employee with the number of days such Transferred Employee was employed by the Company and (ii) Buyer shall waive any pre-existing condition exclusions applicable to any Transferred Employee who was covered under the Company's health policy.



TERMINATION

     The Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing Date (i) by written consent of the Company and the Buyer, (ii) by the Buyer or the Company, if the conditions to Closing are not fulfilled or waived by December 31, 1998; (iii) by Buyer if there has been a material adverse change in the Brick Business and/or the Purchased Assets, or (iv) by either party if there has been a material breach of a representation or warranty by the other party or there has been any failure by such other party to perform in all material respects the obligations to be performed by it.


CONSEQUENCES OF TERMINATION

     In the event of any termination of the Agreement, the Proposed Sale shall be abandoned and there shall be no liability on the part of either party except for the material breach of any representation, warranty or covenant that is within the control of the party in breach.

             PRINCIPAL HOLDERS OF VOTING SECURITIES

     The Company knows of no person owning beneficially more than 5% of the Company's common stock, except for the following persons who beneficially owned, as of august 31, 1998, the number of shares of Common Stock of the Company set forth opposite each such person's name in the table below:





                                                    Amount and Nature
                         Name and Address             of Beneficial       Percent
Title of Class          of Beneficial Owner           Ownership (1)       of Class
----------------  -------------------------------  -------------------  ------------
Common Stock      James E. Upfield                     1,083,590(2)         31.2%
                  5400 LBJ Freeway, Suite 1375
                  Dallas, Texas  75240

Common Stock      Franklin Resources, Inc.               265,500             7.6%
                  777 Mariners Island Blvd.
                  San Mateo, California  94404

Common Stock      Dimensional Fund Advisors, Inc.        196,000             5.6%
                  1299 Ocean Avenue, 11th Floor
                  Santa Monica, California  90401

---------------

(1) The nature of the beneficial ownership of the shares by the respective persons or group is sole voting and investment power unless otherwise indicated.

(2)  Includes 24,750 shares of Common Stock over which
     Mr. Upfield has shared voting and investment power owned by HUTCO, a California partnership of which Mr. Upfield is a general partner.



             OWNERSHIP OF COMMON STOCK BY MANAGEMENT

The following table sets forth the beneficial ownership (as defined by the rules of the Commission) of Common Stock of the Company by (1) each director of the Company, (2) the Company's Chief Executive Officer and each of the Company's other executive officers (other than the Chief Executive Officer) whose total salary and bonus exceed $100,000 and (3) all directors and officers as a group, together with the percentage of the outstanding shares which such ownership represents. Information is stated as of August 31, 1998.


                                             Amount and Nature
    Name or Identity                           of Beneficial       Percent
        of Group           Title of Class      Ownership (1)       of Class
-----------------------   ----------------  ------------------   -----------
James E. Upfield            Common Stock       1,083,590(2)         31.2%
E. R. Buford                Common Stock         114,062(3)          3.3%
Joseph V. Mariner, Jr.      Common Stock           6,725(4)           *
Larry J. Parsons            Common Stock           7,000(4)           *
Scott K. Upfield            Common Stock          30,500(5)          1.0%
Richard W. Griner           Common Stock           4,500(5)           *
R. N. Stivers               Common Stock          30,043(6)          1.0%
All present executive
 officers and directors
 as a group (7 persons)     Common Stock       1,276,420(7)         36.7%

---------------
 *  Denotes less than 1%

(1) The nature of the beneficial ownership of the shares by the respective persons or group is sole voting and investment power unless otherwise indicated.

(2)  Includes 24,750 shares of Common  Stock over which
     Mr. Upfield has shared voting and investment power owned by HUTCO, a partnership of which Mr. Upfield is a general partner.

(3) Includes 65,000 shares of Common Stock issuable upon the exercise of options granted under the 1990 Stock Plan for Key Employees of Temtex Industries, Inc. and its
     Subsidiaries (the "1990 Plan"). Includes 5,000 shares of
     Common Stock over which Mr. Buford has shared voting and investment power owned by Virginia H. Buford, Mr. Buford's spouse.

(4) Includes 6,500 shares of Common Stock issuable upon the exercise of options granted under the Outside Director Stock
     Option Plan (the "Outside Director Plan").

(5) Includes 4,000 shares of Common Stock issuable upon the exercise of options granted under the Outside Director Plan.

(6) Includes 7,500 shares of Common Stock issuable upon the exercise of options granted under the 1990 Plan.

(7) Includes 93,500 shares of Common Stock issuable upon the exercise of options granted under the 1990 Plan and the Outside Director Plan.


              SELECTED CONSOLIDATED FINANCIAL DATA
     (Amounts in Thousands, Except Share and Per Share Data)

     The following selected consolidated financial data for the five fiscal years ended August 31, 1997, is derived from the audited consolidated financial statements of the Company. The financial data for the nine month periods ended May 31, 1997 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended May 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending August 31, 1998. The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements of the Company, together with the Notes to consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Company's Form 10-K for the year ended August 31, 1997 and Form 10-Q for the quarter ended May 31, 1998.


                                                                                                               Nine Months
                                                               Year Ended August 31,                          Ended May 31,
                                             ----------------------------------------------------------  -----------------------
                                                1993        1994       1995        1996        1997         1997        1998
                                             ----------  ---------- ----------  ----------  -----------  ----------  -----------
                                                                                                              (unaudited)
Selected Statement of Operations Data:
Net sales                                     $34,107     $43,935    $42,904     $41,972     $39,208      $30,550     $27,441
Income (loss) from
  continuing operations                         1,144       4,078        489         542        (201)         289         442
Basic income (loss) from continuing
 operations per common share (4)                 0.46        1.28       0.14        0.16       (0.06)        0.08        0.13
Diluted income (loss) from continuing
 operations and common equivalent per
 common share (4)                                0.45        1.25       0.14        0.15       (0.06)        0.08        0.13
Basic weighted average common shares
 outstanding  (4)                           2,456,641   3,182,668  3,458,321   3,465,739   3,474,155    3,473,148   3,477,141
Diluted weighted average common and
 common equivalent shares
 outstanding (4)                            2,502,334   3,272,880  3,543,915   3,531,631   3,474,155    3,527,284   3,530,455


                                                                  As of August 31                             As of May 31
                                             ----------------------------------------------------------  -----------------------
                                                1993        1994       1995        1996        1997         1997        1998
                                             ----------  ---------- ----------  ----------  -----------  ----------  -----------
Selected Balance Sheet Data:
Total assets (1)                             $ 16,903    $ 23,643   $ 27,116    $ 27,808    $ 23,233     $ 23,010    $ 23,329
Long-term debt excluding current
 maturities (2)                                 2,166       1,346      3,099       2,218       2,244        2,313       2,152
Stockholders' equity (3)                        4,309      14,916     15,416      15,970      15,781       16,271      16,223


---------------
(1)  Excluding assets related to previously discontinued
     operations.

(2)  Includes capitalized lease obligations to related parties.

(3) The Company has not declared or paid cash dividends during the relevant periods.

(4) All per share and weighted average common and common equivalent shares outstanding have been restated to reflect the adoption of SFAS No. 128.


         PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA
     (Amounts in Thousands, Except Share and Per Share Data)
                           (Unaudited)

     The following unaudited pro forma consolidated selected financial data for the three fiscal years ended August 31, 1997, and the nine month period ended May 31, 1998 and as of May 31, 1998 were derived from the unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet included elsewhere in this Proxy Statement. The pro forma consolidated selected financial data for the nine month period ended May 31, 1997 is not included in this Proxy Statement. This pro forma consolidated selected financial data should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma financial data appearing elsewhere herein and the Company's consolidated financial statements included in the Company's annual report on Form 10-K for the year ended August 31, 1997 included as Appendix C attached hereto and the Company's quarterly report on Form 10-Q for the nine-month period ended
May 31, 1998 included as Appendix D attached hereto.


                                                                           Nine Months
                                          Year Ended August 31,           Ended May 31,
                                    -------------------------------- ---------------------
                                       1995       1996       1997       1997       1998
                                    ----------  ---------  --------- ---------   ---------
Pro Forma Statement of
  Operations Data:
Net sales                           $34,504     $33,110    $30,198   $23,948     $20,122
Loss from continuing
 operations                            (218)       (263)    (1,068)     (289)       (729)
Basic and diluted loss from
 continuing operations per
 common share                         (0.06)      (0.08)     (0.31)    (0.08)      (0.21)
Basic and diluted weighted
 average common and common
 equivalent shares outstanding    3,458,381   3,465,739  3,474,155 3,473,148   3,477,141




Pro Forma Balance Sheet Data:                                       As of May 31, 1998
                                                                    --------------------
Total assets                                                               $31,018
Long-term debt, excluding
 current maturities (2)                                                      2,040
Stockholders' equity                                                        21,571

Book value per share:(1)
Historical                                                                   $4.67
Pro forma                                                                    $6.20


-----------------------
(1)   Book value per share is computed based on 3,477,141 common shares outstanding at May 31, 1998.

(2)   Includes capitalized lease obligations to related parties.



                     STOCK PERFORMANCE DATA

MARKET INFORMATION

     The following table sets forth the high and low sales prices per share of the Company's Common Stock on the Nasdaq Stock Market's National Market for the quarterly periods presented. The Company has not paid cash dividends on shares of its Common Stock.

                                           High     Low
                                          ------  ------
       FISCAL YEAR ENDED AUGUST 31, 1997
          First Quarter                   4-1/8   2-3/4
          Second Quarter                  4-1/2   2-3/8
          Third Quarter                   3-5/8   2-3/8
          Fourth Quarter                  3-7/8   2-5/16


       FISCAL YEAR ENDED AUGUST 31, 1998
          First Quarter                   4-3/4   2-7/8
          Second Quarter                  3-3/8   2-1/2
          Third Quarter                   4-7/16  3-1/8
          Fourth Quarter                  4-1/8   2-1/2


       FISCAL YEAR ENDING AUGUST 31, 1999
          First Quarter (through
             October __, 1998)           _____    _____


RECENT MARKET PRICE

     The following table sets forth the closing price and the high and low sales prices per share of the Company's Common Stock on the Nasdaq Stock Market's National Market on October 21, the last trading day preceding the public announcement of the Proposed Sale and on _______________, 1998 the latest practicable date trading before the printing of this Proxy Statement. Stockholders are urged to obtain current market quotations.


                                     Closing   High     Low
                                     -------   ----     ---
       October 21, 1998                 3        3       3
       __________, 1998


NUMBER OF HOLDERS

As of the Record Date, __________ shares of Common Stock were issued and outstanding and were held of record by approximately _______ persons, including several holders who are nominees for an undetermined number of beneficial owners. The Company believes that as of the Record Date there were approximately _________ beneficial owners of Common Stock.

                   COMPARATIVE PER SHARE DATA
                           (Unaudited)

     The following table reflects the historical net income
(loss) per share from continuing operations in comparison with the pro forma net income (loss) per share from continuing operations after giving effect to the Proposed Sale. The information presented in this table should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma financial data appearing elsewhere herein and the Company's consolidated financial statements included in the Company's annual report on Form 10-K for the year ended August 31, 1997 included as Appendix C attached hereto and the Company's quarterly report on Form 10-Q for the nine-month period ended May 31, 1998 included as Appendix D attached hereto.

                                                                   Nine Months
                                     Year Ended August 31,        Ended May 31,
                               -------------------------------  ---------------
                                  1995       1996       1997          1998
                               ---------  ---------  ---------  ---------------
Net income (loss)
 per share - continuing
 operations:
Pro Forma - Basic and
 Diluted                         $(0.06)    $(0.08)    $(0.31)      $(0.21)
Historical - Basic                 0.14       0.16      (0.06)        0.13
Historical - Diluted               0.14       0.15      (0.06)        0.13


                    PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated statements of operations for the three fiscal years ended August 31, 1997 and the nine-month period ended May 31, 1998 reflect the historical accounts of the Company for those periods, adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred at the beginning of each period presented.

     The following unaudited pro forma consolidated balance sheet as of May 31, 1998 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred as of May 31, 1998.

     The pro forma financial data and accompanying notes should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement, the Consolidated Financial Statements and related notes included in the Company's 1997 Annual Report on Form 10-K previously filed with the Commission, and the Form 10-Q for the quarter ended May 31, 1998 previously filed with the Commission, copies of which accompany this Proxy Statement. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the Proposed Sale been consummated on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.


UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
     (in thousands of dollars)

                                                   As of May 31, 1998
                                         --------------------------------------
                                                     Pro Forma
                                         Historical  Adjustments   Pro Forma
                                         ----------- -----------   ------------
CURRENT ASSETS
  Cash and cash equivalents               $   788     $12,040 [2]   $12,828
  Accounts receivable- Net                  4,840      (1,051)[1]     3,789
  Inventories                               9,085      (1,533)[1]     7,552
  Prepaid expenses                            279         (71)[1]       208
  Income taxes recoverable                      9          --             9
  Deferred taxes                              672         (90)[1]       582
     TOTAL CURRENT ASSETS                ----------- -----------   -----------
                                           15,673       9,295        24,968

DEFERRED TAXES                                163         298           461

OTHER ASSETS                                  231          --           231

PROPERTY, PLANT AND EQUIPMENT
  Land and clay deposits                      409        (409)[1]        --
  Buildings and improvements                3,491        (876)[1]     2,615
  Machinery, equipment,                    24,546      (7,745)[1]    16,801
    furniture and fixtures
  Leasehold improvements                    1,023          --         1,023
                                         ----------- -----------   -----------
                                           29,469      (9,030)       20,439
  Less allowance for
    depreciation, depletion
    and amortization                       22,207      (7,126)[1]    15,081
                                         ----------- -----------   -----------
                                            7,262      (1,904)        5,358

                                          $23,329     $ 7,689       $31,018
                                         =========== ===========   ===========



UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
     (in thousands of dollars)


                                              As of May 31, 1998
                                    --------------------------------------
                                                 Pro Forma
                                    Historical  Adjustments    Pro Forma
                                    ----------- -----------   ------------
CURRENT LIABILITIES
  Notes payable                      $    700    $     --       $   700
  Accounts payable                      3,005        (763)[1]     2,242
  Accrued expenses                      1,039          --         1,039
  Income taxes payable                     62       3,299 [3]     3,361
  Current maturities of                    10          --            10
   indebtedness to
   related parties
  Current maturities of
   long-term obligations                  138         (83)[1]        55
     TOTAL CURRENT LIABILITIES     ----------- ------------   ------------
                                        4,954       2,453         7,407

INDEBTEDNESS TO RELATED PARTIES,
  less current maturities               1,596          --         1,596

LONG-TERM OBLIGATIONS, less
  current maturities                      556        (112)[1]       444

STOCKHOLDERS' EQUITY
  Common stock                            718          --           718
  Additional capital                    9,246          --         9,246
  Retained earnings                     6,586       5,348[3]     11,934
                                   ----------- ------------   ------------
                                       16,550       5,348        21,898

  Less: Cost of treasury stock            327          --           327
                                   ----------- ------------   ------------
                                       16,223       5,348        21,571

                                    $  23,329   $   7,689      $ 31,018
                                   =========== ============   ============



                Footnotes to Unaudited Pro Forma
                    Consolidated Balance Sheet
                    (In thousands of Dollars)



(1) To reflect the elimination of assets and liabilities relating to and resulting from the operations of the Brick
     Business to be sold in connection with the Proposed Sale.

(2) To reflect the net proceeds resulting from and related to the Proposed Sale of the Brick Business calculated as follows:

       Gross proceeds from sale of net assets     $12,970

       Purchase price adjustments based
        on assumed net assets, as defined              70

       Payment of estimated fees and
        transaction costs                            (270)

       Payment of estimated severance                (730)
            costs                              ---------------

                 Net proceeds                     $12,040
                                               ===============


(3) To reflect the estimated gain for financial statement purposes resulting from the Proposed Sale of the Brick
     Business calculated as follows:


        Gross proceeds from sale of net assets   $12,970

        Purchase price adjustments                    70

        Net book value of assets and
         liabilities related to and
         resulting from the operations of
         the Brick Business                       (3,601)

        Taxes, estimated fees and
         transaction costs, and estimated         (4,091)
           severance costs
                                            ---------------
                Estimated gain                   $ 5,348
                                            ===============


UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
     (in thousands of dollars except per share amounts)



                                           Nine months ended May 31, 1998
                                    ------------------------------------------
                                                    Pro Forma
                                    Historical     Adjustments     Pro Forma
                                    ----------- ----------------   ------------
Net sales                            $  27,441     $ (7,319)[1]     $  20,122
Cost of goods sold                      19,811       (4,401)[1]        15,410
                                    ----------- ----------------   ------------
                                         7,630       (2,918)            4,712

Costs and expenses:                      6,561       (1,102)[2]         5,459
 Selling, general and
   administrative                          349          (33)[3]           316
 Interest

Other expense / (income)                   (16)           9[1]             (7)

                                    ----------- ----------------   ------------
                                         6,894       (1,126)            5,768
       INCOME/(LOSS) FROM
       OPERATIONS BEFORE
       INCOME TAXES                        736       (1,792)           (1,056)

Income taxes                               294         (621)[1]          (327)

       INCOME/(LOSS) FROM          ------------ ----------------   ------------
       CONTINUING OPERATIONS        $      442   $   (1,171)        $    (729)
                                   ============ ================   ============


Basic and diluted income
  (loss) from continuing
  operations per common
  share                                  $0.13      $(0.33)            $(0.21)

Weighted average common and common
  equivalent shares outstanding      3,477,141                      3,477,141



                                 -29-

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
     (in thousands of dollars except per share amounts)


                                          Year Ended August 31, 1997
                                    -----------------------------------------
                                                   Pro Forma
                                    Historical    Adjustments     Pro Forma
                                    ----------- ---------------  ------------

Net sales                            $  39,208   $   (9,010)[1]   $   30,198
Cost of goods sold                      29,693       (5,971)[1]       23,722
                                    ----------- ---------------  ------------
                                         9,515       (3,039)           6,476

Costs and expenses:
 Selling, general and                    9,455       (1,691)[2]        7,764
   administrative
 Interest                                  519          (48)[3]          471

Other expense / (income)                  (114)          25[1]           (89)

                                    ----------- ---------------  ------------
                                         9,860       (1,714)           8,146

       INCOME/(LOSS) FROM
       OPERATIONS BEFORE            ----------- --------------  -------------
       INCOME TAXES                       (345)      (1,325)         (1,670)

Income taxes                              (144)        (458)[1]        (602)

       LOSS FROM CONTINUING
       OPERATIONS                    $    (201)  $     (867)      $  (1,068)
                                    =========== ===============  ============

Basic and diluted loss from
 continuing operations per
 common share                           $(0.06)      $(0.25)         $(0.31)

Weighted average common and common
 equivalent shares outstanding       3,473,148                    3,474,148



UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
     (in thousands of dollars except per share amounts)


                                             Year Ended August 31, 1996
                                    ------------------------------------------
                                                     Pro Forma
                                    Historical      Adjustments     Pro Forma
                                    ------------  ---------------  -----------
Net sales                            $  41,972     $   (8,862)[1]   $   33,110
Cost of goods sold                      30,977         (5,970)[1]       25,007
                                    ------------  ---------------  ------------
                                        10,995         (2,892)           8,103

Costs and expenses:
  Selling, general and
    administrative                       9,548         (1,648)[2]        7,900
  Interest                                 583            (45)[3]          538

Other expense / (income)                    (2)            15 [1]           13
                                      -----------  ---------------  ------------
                                        10,129         (1,678)           8,451

       INCOME/(LOSS) FROM
       OPERATIONS BEFORE
       INCOME TAXES                        866         (1,214)            (348)

Income taxes                               324           (409)[1]          (85)

       INCOME/(LOSS) FROM
       CONTINUING OPERATIONS         $     542      $    (805)      $     (263)
                                    ============  ===============  =============

Basic income (loss) from
  continuing operations per
  common share                           $0.16         $(0.23)          $(0.08)
 Diluted income (loss) from
  continuing operations per
  common share                            0.15          (0.23)           (0.08)

Basic weighted average common
  shares outstanding                 3,465,739                       3,465,739
Diluted weighted average common
  and common equivalent shares
  outstanding                         3,531,631                      3,465,739




UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
     (in thousands of dollars except per share amounts)



                                        Year Ended August 31, 1995
                                    --------------------------------------
                                                 Pro Forma
                                    Historical  Adjustments     Pro Forma
                                    ----------- -------------- -----------
Net sales                            $  42,904   $ (8,400)[1]  $  34,504
Cost of goods sold                      30,962     (5,598)[1]     25,364
                                    ----------- -------------  -----------
                                        11,942     (2,802)         9,140


Costs and expenses:
  Selling, general and                  10,782     (1,785)[2]      8,997
    administrative
  Interest                                 424        (44)[3]        380

Other expense / (income)                  (122)        96 [1]        (26)
                                     ---------- -------------  -----------
                                        11,084     (1,733)         9,351

        INCOME/(LOSS) FROM
        OPERATIONS BEFORE            ---------- -------------  -----------
        INCOME TAXES                       858     (1,069)          (211)

Income taxes                               369       (362)[1]          7

        INCOME/(LOSS) FROM
        CONTINUING OPERATIONS          $   489    $  (707)      $   (218)
                                     ========== =============  ===========

Basic and diluted income (loss)
 from continuing operations per
 common share                            $0.14     $(0.20)        $(0.06)

Weighted average common and common
   equivalent shares outstanding     3,458,381                 3,458,381


          Footnotes to Unaduited Pro Forma Consolidated
                    Statements of Operations
                    (In thousands of Dollars)

(1) To reflect the elimination of net sales, costs of goods sold, costs and expenses, and income taxes of the Brick Business.

(2) To reflect the elimination of selling, general and administrative expenses, which includes $222, $260, $157 and $224 for salaries, fringes and other benefits for the Company's officers, directors and corporate employees that directly benefited the operations of the Brick Business for the nine months ended May 31, 1998, and the years ended August 31, 1997, 1996, and 1995, respectively.

(3) To reflect the elimination of interest expense which includes $15, $21, $13, and $21 for long-term obligations directly related to the Brick Business and $18, $27, $32 and $23 of interest expense associated with the Company's line of credit allocated to the Brick Business based upon total current assets for the nine months ended May 31, 1998, and the years ended August 31, 1997, 1996, and 1995, respectively.

             DEADLINE FOR STOCKHOLDER PROPOSALS

     The Company presently anticipates that its next Annual Meeting of Stockholders will be held in March of 1999. Any proposal by a Stockholder of the Company intended to be presented at the 1999 Annual Meeting of Stockholders was required to have been received by the Company at its principal executive office not later than October 9, 1998 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                       MISCELLANEOUS

     The Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as the independent auditors of the Company for the fiscal year ending August 31, 1999. Ernst & Young acted as the Company's independent auditors for the fiscal year ended August 31, 1998. A representative of Ernst & Young will attend the Special Meeting to be held _______________, 1998, will have an opportunity to make a statement, and will respond to appropriate questions from stockholders.

                              By Order of the Board of Directors,


                              E. R. Buford
                              Chief Executive Officer and President

October ___, 1998


Appendices
----------
Appendix A  -  Asset Purchase Agreement dated October 22, 1998 by and between Temtex Industries, Inc. and Acme Brick
               Company
Appendix B  -  Fairness Opinion of Business Valuation Services
Appendix C  -  Annual Report on Form 10-K for the fiscal year ended August 31, 1997
Appendix D   - Quarterly Report on Form 10-Q for the quarterly
               period ended May 31, 1998

                  TEMTEX INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ______________, 1998

     The undersigned, having received the Notice of Special Meeting and Proxy Statement dated _____________, 1998, appoints James E. Upfield, E. R. Buford and Roger N. Stivers and each of them as Proxies with full power of substitution to represent the undersigned and to vote all shares of Common Stock of Temtex Industries, Inc., which the undersigned is entitled to vote at the Special Meeting of Stockholders, to be held on ________________, 1998 at ______ __.m., Dallas, Texas time, in _______________ at the
________________________ at _______________________________________________
and at any adjournment or adjournments thereof.

     Your vote is important! Please sign and date on the reverse and return promptly to Temtex Industries, Inc. 5400 LBJ Freeway, Suite 1375, Dallas, Texas 75240 in the enclosed envelope, so that your shares can be represented at the meeting.

             (Continued and to be signed on the reverse)

                   (Continued from other side)

     THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE PROPOSAL SET FORTH BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

  A proposal to approve and adopt the Asset Purchase Agreement, dated as of October 22, 1998, between Temtex Industries, Inc. (the "Company") and Acme Brick Company ("Acme") pursuant to which the Company would sell for cash substantially all of the assets and certain specified liabilities of Texas Clay Industries, a division of the Company which manufactures and markets clay face brick products to Acme.

     [  ]  FOR             [  ]  AGAINST            [  ]  ABSTAIN


                          Dated:___________________________, 1998

                          _______________________________________
                                        Signature

                          _______________________________________
                                        Signature

                          Please sign exactly as name appears hereon.
                          When signing as a fiduciary or for an estate, trust, corporation or partnership, your title or capacity should be stated.

                           APPENDIX A

                    ASSET PURCHASE AGREEMENT

----------------------------------------------------------------



                    ASSET PURCHASE AGREEMENT


                            BETWEEN


                       ACME BRICK COMPANY

                             BUYER



                              and



                    TEMTEX INDUSTRIES, INC.

                             SELLER














                        October 22, 1998




-----------------------------------------------------------------

TABLE OF CONTENTS

1.   Purchased and Sale                                         1
     1.1  Purchased Assets                                      1
     1.2  Assumption of Specified Liabilities                   4
     1.3  Non-Assumption of Certain Liabilities                 8
     1.4  No Expansion of Third-Party Rights                   10
     1.5  Corporate Action by Seller                           10

2.   Purchase Price and Closing                                11
     2.1  Purchase Price                                       11
     2.2  Purchase Price Adjustments.                          11
     2.3  The Closing                                          14

3.   Representations and Warranties of Seller                  15
     3.1  Existence; Good Standing; Corporate Authority;
          Compliance With Law                                  15
     3.2  Authorization, Validity and Effect of Agreements     15
     3.3  Financial Statements                                 16
     3.4  Absence of Certain Changes or Events                 16
     3.5  Taxes                                                17
     3.6  Personal Property                                    17
     3.7  Accounts Receivable                                  17
     3.8  Inventory                                            17
     3.9  Business Property Rights                             17
     3.10 Owned Real Property                                  18
     3.11 Leased Real Property                                 20
     3.12 Title to Property; Encumbrances; Sufficiency of
          Purchased Assets                                     20
     3.13 Licenses and Permits                                 20
     3.14 Compliance with Law                                  21
     3.15 Litigation                                           21
     3.16 Contracts                                            21
     3.17 Labor Matters                                        22
     3.18 Employee Plans                                       22
     3.19 Insurance                                            23
     3.20 Environmental Matters                                23
     3.21 Customers and Suppliers                              23
     3.22 No Brokers                                           23
     3.23 No Other Agreements to Sell the Purchased Assets     23
     3.24 Accuracy of Information                              23

4.   Representations and Warranties of Buyer                   24
     4.1  Existence; Good Standing; Corporate Authority;
          Compliance With Law                                  24
     4.2  Authorization, Validity and Effect of Agreements     24

5.   Survival of Provisions/Indemnification                    25
     5.1  Survival of Provisions                               25
     5.2  Indemnification by Seller                            25
     5.3  Indemnification by Buyer                             26
     5.4  Limitations on Indemnification                       26
     5.5  Conditions of Indemnification                        28
     5.6  Buyer's Right of Withholding and Offset              29

6.   Other Covenants and Agreements                            30
     6.1  Restrictive Covenants                                30
     6.2  Conduct of the Business                              32
     6.3  Consents and Approvals                               32
     6.4  Access to Properties and Records                     33
     6.5  Acquisition Proposals                                33
     6.6  Public Announcements                                 34
     6.7  Notification of Certain Matters                      34
     6.8  Execution of Additional Documents                    34
     6.9  Costs and Expenses                                   34
     6.10 Transfer Taxes                                       34
     6.11 Cooperation on Tax Matters; Business Records         34
     6.12 Allocation of Total Purchase Price                   35
     6.13 Proration of Property Taxes                          35
     6.14 Offers of Employment                                 36
     6.15 Title Commitments, Title Policies and Surveys Covering
          Owned Real Property                                  36
     6.16 Environmental Information                            37

7.   Conditions of Closing                                     37
     7.1  Buyer's Conditions of Closing                        37
     7.2  Seller's Conditions of Closing                       39

8.   Termination and Abandonment                               40
     8.1  Reasons for Termination                              40
     8.2  Procedure Upon and Effect of Termination             41

9.   Miscellaneous                                             41
     9.1  Notices                                              41
     9.2  Binding Effect; Benefits                             43
     9.3  Entire Agreement                                     43
     9.4  Governing Law                                        43
     9.5  Counterparts                                         44
     9.6  Headings                                             44
     9.7  Waivers                                              44
     9.8  Merger of Documents                                  45
     9.9  Incorporation of Exhibits and Schedules              45
     9.10 Severability                                         45
     9.11 Assignability                                        45

     9.12           Drafting                                          45
     9.13 References                                           46
     9.14 Calendar Days, Weeks and Months                      46
     9.15 Gender; Plural and Singular                          46
     9.16 Cumulative Rights                                    46
     9.17 No Implied Covenants                                 46
     9.18 Attorneys' Fees                                      46
     9.19 Indirect Action                                      46

Exhibit

A     Form of Bill of Sale, Assignment and Assumption Agreement
B     Form of Legal Opinion of Seller's Counsel
C     Form of Legal Opinion of Buyer's Counsel

Schedule

1.1.1A         Owned Real Property
1.1.1B         Leases and Leased Real Property
1.1.1C         Certain Purchased Assets
1.1.1D         Business Property Rights
1.1.1E         Description of the Owned Gas Pipeline
1.1.2          Excluded Assets
1.2A           Certain Long Term Debt and Current Maturities
                  Assumed Liabilities
1.2B           Assumed Contracts
3.1            Violations of Law; Failures to Obtain Permits
3.2            Seller's Third Party Consents Required;
                 Defaults; Violations
3.3            Interim Financial Statements
3.10           Owned Real Property Matters
3.11           Defaults Under Leases
3.12           Certain Encumbrances
3.13           Licenses and Permits
3.14           Violations of Law
3.15           Pending or Threatened Litigation or Claims
3.16           Material Contracts
3.17           Employment and Labor Agreements
3.18           Employee Plans
3.19           Insurance
3.20           Environmental Matters
4.2            Buyer's Third Party Consents Required;
                 Defaults; Violations
6.15           Encumbrances on Owned Real Property to be
                 Removed Prior to Closing

                    ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of October 22, 1998, by and between ACME BRICK COMPANY, a
Delaware corporation ("Buyer"), and TEMTEX INDUSTRIES, INC., a
Delaware corporation ("Seller").

     WHEREAS, Seller is engaged, among other things, in the business of manufacturing, storing, selling, delivering, supplying and/or distributing clay face brick products through its Texas Clay Industries division (the "Business"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Purchased Assets (as such term is hereinafter defined) in accordance with the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   PURCHASED AND SALE.

          1.1  PURCHASED ASSETS.

               1.1.1 On the terms and subject to the conditions contained in this Agreement, on the Closing Date (as such term is hereinafter defined), Seller shall sell, assign, grant, convey, bargain, set over, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the following assets and properties of Seller (hereinafter referred to collectively as the "Purchased Assets"), except any of the following which are Excluded Assets:

                    (i)  the real property described on Schedule
               1.1.1A hereof, together with all interests in such real property (including, without limitation, leases and contract rights), all buildings, improvements and other structures located on such real property, all uses, easements and rights-of-way which benefit such real property, and all minerals (surface and subsurface), clays and sands located on, at or below such real property (such assets and properties being collectively referred to herein as the "Owned Real Property");

                    (ii) all rights, title and interest of Seller
               under the leases or subleases of real property or interests in real property (including mineral, sand or clay rights) described on Schedule 1.1.1B hereof (such leases and subleases being collectively referred to herein as the "Leases" and the real property or interests in real property leased or subleased under the Leases being collectively referred to herein as the "Leased Real Property");

                    (iii) all of the assets and properties of Seller of every kind, nature and description which are located at or on any of the Owned Real Property or Leased Real Property, except any such assets or properties which may be disposed of after the date hereof in the ordinary course of business consistent with past practice;

                    (iv) all of the assets and properties
               (wherever located) set forth in a detailed list of plant and equipment as of the date of the Balance Sheet (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as Schedule 1.1.1C, and all such assets and properties of the Business as may have been acquired by Seller after the date of the Balance Sheet which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except any such assets or properties which have been or may be disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice;

                    (v)  all accounts, notes and other
               receivables (including, without limitation, amounts due from distributors or customers of the Business) and related deposits, security or collateral therefor arising out of the operations of the Business, as the same shall exist as of the Closing Date;

                    (vi) all inventories, inventories of parts,
               raw materials, work in process and finished goods which are held in connection with, or used or held for use in the business and operations of, the Business, except any such assets or properties which may be disposed of after the date hereof in the ordinary course of business consistent with past practice;

                    (vii)     all drawings, blueprints,
               specifications, designs and data pertaining to the Purchased Assets;

                    (viii)    all technology, know-how, designs,
               devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information which are held in connection with, or used or held for use in, the manufacture of clay face brick products;

                    (ix) all patents and applications therefor
               and the licenses thereto, and all trademarks and tradenames (including, without limitation, "Texas Clay", "Texas Clay Products", "Texas Clay Industries", "Building Better Places, Brick by Brick" and any variations thereof), trademark and tradename registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses thereto, which are listed or described on Schedule 1.1.1D hereof (such assets and properties being hereinafter collectively referred to as the "Business Property Rights"), together with the goodwill and the business appurtenant thereto;

                    (x) that certain 3 inch, 62 mile natural gas pipeline more fully described in Schedule 1.1.1E hereof, together with all rights-of-way and easement interests, if any, owned or held by Seller in connection therewith (such assets and properties being collectively referred to herein as the "Owned Gas Pipeline");

                    (xi) all catalogues, brochures, sales
               literature, promotional material, samples and other selling material pertaining to the Purchased
               Assets;

                    (xii)     all books and records and all
               files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets, provided, however, that Seller may retain copies thereof;

                    (xiii)    all rights, title and interest of
               Seller under all of its contracts, agreements, licenses, leases, sales orders, permits, purchase orders and other commitments (whether oral or written), other than the Leases (individually a "Contract" and collectively the "Contracts"), which Buyer will assume pursuant to Section 1.2 hereof;

                    (xiv)     all lists of past, present and
               qualified prospective customers of the Business and distributors of products of the Business;

                    (xv) all goodwill relating to the Purchased
               Assets;

                    (xvi)     all governmental establishment and
               product licenses and permits, approvals, license and permit applications and license and permit amendment applications pertaining to the Purchased Assets; and

                    (xvii)    all claims against third parties,
               whether or not asserted and whether now existing or hereafter arising, related to the Purchased Assets (including, without limitation, all claims based on any indemnities or warranties in favor of Seller relating to any of the Purchased Assets).

               1.1.2     Anything herein contained to the
          contrary notwithstanding, (i) the assets and properties of Seller which are not held in connection with, or not used or held for use in the business or operations of, the Business are specifically excluded from the Purchased Assets and shall be retained by Seller; and
          (ii) the assets and properties of Seller which are held in connection with, or used or held for use in the business or operations of, the Business and which are described in Schedule 1.1.2 hereof, as the same shall exist as of the Closing Date (collectively the "Excluded Assets"), are specifically excluded from the Purchased Assets and shall be retained by Seller.

               1.1.3 Subject to Section 1.1.4 hereof, at the Closing, Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit "A" (the "Bill of Sale, Assignment and Assumption Agreement"), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Purchased Assets to Buyer, (ii) a special warranty deed in form and content reasonably satisfactory to Buyer relating to each of the tracts of Owned Real Property, and (iii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes hereof.

               1.1.4 Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Lease or Contract if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Lease or Contract hereunder that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and Buyer waives as of the Closing Date the condition that such consent or approval be obtained, Seller shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval be obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in all benefits under any such Lease or Contract, including without limitation performance by Seller as agent if economically feasible; provided, however, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date. Seller shall pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such contractual consent or approval before or after the Closing Date. Nothing in this Section 1.1.4 shall be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Leases, and of all of the Contracts it has requested be assigned to it hereunder, nor shall this Section 1.1.4 be deemed to constitute an agreement to exclude any Leases or Contracts from the terms of this Agreement.

          1.2 ASSUMPTION OF SPECIFIED LIABILITIES. Upon the terms and subject to the conditions set forth herein, subject however to Section 1.1.4 and 1.3 hereof, and as additional consideration for Buyer's purchase of the Purchased Assets, Buyer shall, on the Closing Date, assume, and covenant and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

               (i) accounts payable of the Business as at the Closing Date incurred in the ordinary course of business and consistent with past practice (not to exceed $800,000.00 in the aggregate);

               (ii) accrued liabilities of Seller relating to the Richardson Property (as such term is hereinafter defined) as at the Closing Date (not to exceed
          $141,000.00 in the aggregate);

               (iii)     the long term debt and current
          maturities liabilities of the Business listed on
          Schedule 1.2A hereof (not to exceed $123,000.00 in the case of long term debt liabilities and $90,000.00 in the case of current maturities liabilities), less any such liabilities which are paid, performed or discharged by Seller between the date hereof and the Closing Date;

               (iv) those liabilities or obligations of Seller with respect to clay pit reclamation on the Owned Real
          Property or under the Leases, whether or not occurring before or after the Closing Date;

               (v) those liabilities or obligations of Seller accruing after the Closing Date under the Leases (other than liabilities or obligations with respect to clay pit reclamation) or under the terms of a Contract (x) which is listed on Schedule 1.2B hereof, or (y) which otherwise relates to the Business and which was entered into by Seller after the date hereof and on or prior to the Closing Date in the ordinary course of business and consistent with past practice and which Buyer, in the exercise of its sole discretion, desires to assume and agree to pay, perform and discharge, in each case less any such liabilities or obligations which are paid, performed or discharged by Seller between the date hereof and the Closing Date;

               (vi) the obligations of Seller to ship finished products relating to the Business with respect to all outstanding orders from customers or distributors for such products which are not fully shipped as of the Closing Date and which arose on or prior to the Closing Date in the ordinary course of business and consistent with past practice;

               (vii)     all warranties, liabilities or
          obligations to customers or distributors with respect to the repair or replacement of any finished products related to the Business which have been manufactured by Seller on or prior to the Closing Date (and which are included as part of the inventories portion of the Purchased Assets) and which are shipped by Buyer after the Closing Date;

               (viii) all wages and benefits for employees of the Business who did not receive any required notice under the Worker Adjustment and Retraining Notification Act or for civil penalties by local governments which may be imposed for failure to give advanced notice under the Worker Adjustment and Retraining Notification Act, including without limitation fines and attorneys' fees;

               (ix) liabilities or obligations with respect to any Environmental Condition (as such term is hereinafter defined) relevant to any Site (as such term is hereinafter defined) or any facilities or operations thereon, except for any Serious Environmental Condition (as such term is hereinafter defined);

               (x) any liabilities or obligations with respect to any violation of an Environmental Law (as such term is hereinafter defined) with respect to any Site or any facilities or operations thereon, except for any Serious Environmental Condition arising therefrom;

               (xi) liabilities or obligations with respect to the removal, closure and any remediation activities associated with any underground storage tanks located at the Owned Real Property, except for any Serious Environmental Condition arising therefrom;

               (xii)     liabilities or obligations for all
          fines, penalties and remedial work required by the Texas Natural Resources Conservation Commission (the "TNRCC") or other governmental agency after the Closing Date to bring facilities of the Business as currently operated into compliance with all orders, decrees, rules and regulations of the TNRCC or such governmental agency;

               (xiii)    any individual warranty claim of
          $3,000.00 or less with respect to the repair or replacement of any finished products related to the Business which have been manufactured by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date (provided, however, that Buyer's aggregate Assumed Liability under this Section 1.2(xiii) for all such claims shall not exceed $40,000.00); and

               (xiv)     any other liabilities or obligations of
          Seller expressly assumed by Buyer under any other provision of this Agreement.

          Subject to Sections 1.1.4 and 1.3 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement, under the terms of which Buyer shall assume the Assumed Liabilities.

          As used herein, the term "CERCLA" means the Comprehensive Environmental Response, Compensation and
     Liability Act, 42 U.S.C. '9601 et seq., as amended to the date hereof.

          As used herein, the term "Environment" shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

          As used herein, the term "Environmental Condition" shall mean any condition with respect to the Environment on or off any Site, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Seller or Buyer by any third party (including, without limitation, any government entity), including without limitation any condition resulting from the operation of the Business and/or the operation of the business of any other property owner or operator in the vicinity of any Site and/or any activity or operation formerly conducted by any person or entity on or off any Site.

          As used herein, the term "Serious Environmental Condition" shall mean any condition with respect to contaminated groundwater on or off any Site, which (a) existed at the Closing Date and is discovered within two years after the Closing Date, and (b) under any Environmental Law requires Seller or Buyer to conduct monitoring, investigatory or corrective action to address the contaminated groundwater. Corrective action means any engineering control designed to prevent the migration of the contaminated groundwater, any long-term monitoring necessary to assess natural attenuation of contaminants, or any treatment process designed to remove groundwater contaminants necessary to achieve risk-based cleanup levels for the contaminated groundwater.

          As used herein, the term "Site" shall mean any Owned
     Real Property or Leased Real Property.

          As used herein, the term "Environmental Laws" shall mean all applicable laws and regulations (federal, state, and local), whether existing as of the date hereof, previously enforced or subsequently enacted, relating to pollution, the protection of environmentally sensitive areas or species, or to the protection of public safety, public health, public welfare, industrial hygiene, or the Environment, including without limitation (i) those laws and regulations relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) duties or requirements arising out of common law, and (iii) judicial and administrative interpretations thereof.

          As used herein, the term "Hazardous Material" shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law (including, without limitation, substances defined as "hazardous substances", "hazardous materials", or "hazardous waste" "pollutant or contaminant", "petroleum" or "natural gas liquids" in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes), and
     (ii) any asbestos or presumed asbestos
     containing materials, polychlorinated biphenyls, urea formaldehyde, lead based paint, petroleum, petroleum products, oil, solid waste, pollutants, and other contaminants (whether or not regulated under any Environmental Law).

          As used herein, the term "Release" or "Released" shall mean emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

          1.3  NON ASSUMPTION OF CERTAIN LIABILITIES.
     Notwithstanding any other provision of this Agreement, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any liabilities or obligations of Seller of any kind, nature or description whatsoever, except as expressly provided in Section 1.2 hereof (the "Excluded Liabilities"). Anything in Section
     1.2 hereof or elsewhere herein to the contrary notwithstanding and without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any of the following Excluded Liabilities:

               (i) except for the liabilities assumed by Buyer pursuant to section 1.2(viii) hereof, any and all claims, liabilities or obligations that arise, result from, or relate in any way to any or all employment practices, decisions, actions, or proceedings undertaken by Seller prior to or on the Closing Date in connection with persons employed or seeking to be employed in connection with the operation of the Business, including without limitation any and all claims, liabilities or obligations that arise out of, result from, or relate to (a) Employment and Labor Agreements, Employee Policies and Procedures or Plans (as such terms are hereinafter defined), (b) any National Labor Relations Board ("NLRB") proceedings,
          (c) any other matters arising out of the employment of people in connection with the operation of the Business, such as workers' compensation, wage and hour, safety and health, employment discrimination, unfunded pension liability for vested and non-vested employees, vacation accruals, and the like, and (d) any liability, including without limitation federal and state income tax liability, by reason of Seller's failure, through any act or omission prior to or on the Closing Date, to comply with the requirements of COBRA (as such term is hereinafter defined) with respect to any "qualified beneficiary" (as defined in COBRA); or

               (ii) any and all liabilities or obligations of Seller in respect of (x) any Taxes (as such term is hereinafter defined) attributable to the Business and attributable to periods or events prior to or ending or occurring on the Closing Date or (y) except as otherwise specifically provided in Section 6.10 hereof, any Taxes, legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

               (iii) any and all liabilities or obligations of Seller relating to the Business arising out of any litigation, action, suit or proceeding based upon an event occurring, a condition existing or a claim arising relating to the Business (x) on or prior to the Closing Date (including, without limitation, the litigation, actions, suits, proceedings and claims listed on Schedule 3.15 hereof), or (y) after the Closing Date in the case of claims, litigation, actions, suits or proceedings in respect of products of the Business sold by Seller on or prior to the Closing Date and attributable to acts relating to the Business performed or omitted by Seller on or prior to the Closing Date (other than any of the foregoing which constitute Assumed Liabilities); or

               (iv) any individual warranty claim in excess of $3,000.00 (or any warranty claim of $3,000.00 or less in excess of Buyer's maximum Assumed Liability for such claims under Section 1.2(xiii) hereof) with respect to the repair or replacement of any finished products related to the Business which have been manufactured by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date; or

               (v) any and all liabilities or obligations of Seller under any of the Leases or Contracts assigned to Buyer hereunder based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date, or (ii) after the Closing Date in the case of liabilities or obligations thereunder attributable to acts performed or omitted by Seller on or prior to the Closing Date (other than any of the foregoing which constitute Assumed Liabilities); or

               (vi) any and all liabilities or obligations arising out of any claim, litigation, action, suit or proceeding by third parties (including, without limitation, current or former employees of the Business) in respect of the death or personal injury of any person attributable to acts relating to the Business performed or omitted, or the operation of the Business, on or prior to the Closing Date (including, without limitation, any Releases of any Hazardous Material on, at or from any Site existing or occurring on or prior to the Closing Date); or

               (vii)     any and all liabilities or obligations
          of Seller arising out of or related to this Agreement.

          As used herein, the term "COBRA" means the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), including any subsequent amendments to such provisions.

          As used herein, the term "Code" means the Internal
     Revenue Code of 1986, as amended.

          As used herein, the term "ERISA" means the Employee
     Retirement Income Security Act of 1974, as amended.

          As used herein, the terms "Tax" or "Taxes" means all federal, foreign, state, county, local or other net or gross income, gross receipts, sales, use, transfer, transfer gains, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts).

          1.4 NO EXPANSION OF THIRD-PARTY RIGHTS. The assumption by Buyer of any Assumed Liabilities hereunder shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies that such third party would have had against Seller had Buyer not assumed such Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of such Assumed Liabilities shall not create any third-party beneficiary rights.

          1.5  CORPORATE ACTION BY SELLER.

               1.5.1 Seller hereby represents and warrants to Buyer that Seller's Board of Directors (the "Board") has, without dissent of any member thereof, (i) determined that this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby are fair to and in the best interests of its stockholders; and (ii) approved and adopted this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby, and resolved to recommend, and to continue to recommend between the date hereof and the earlier of the Closing Date or the Termination Date (as such term is hereinafter defined), that Seller's stockholders vote in favor of the approval and adoption of this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby and to use the Board's best efforts to obtain such stockholder approval.

               1.5.2     As soon as practicable after the
          execution of this Agreement, Seller shall duly call and cause to be held an annual or special meeting of its stockholders and shall direct that this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby be submitted to Seller's stockholders for the purpose of approving and adopting the same. Seller agrees to use its best efforts to obtain approval of this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby by its stockholders.

                    As promptly as possible after the execution of this Agreement, Seller shall prepare and mail a proxy statement and other proxy materials for such meeting and shall comply with all legal requirements applicable hereto. Seller shall provide Buyer and its representatives with a reasonable opportunity to review and comment on such proxy statement and other materials before they are distributed to Seller's stockholders. Seller shall comply with all provisions of federal and state securities laws applicable to solicitation of proxies and consummation of the sale of the Purchased Assets hereunder.

               1.5.3 Seller further represents and warrants to Buyer that each member of the Board has agreed for the benefit of Buyer to vote or cause others to vote all of the shares of capital stock of Seller beneficially owned by such Board member or his affiliates (to the extent such shares have voting rights) in favor of the approval and adoption of this Agreement, the sale of the Purchased Assets hereunder and all other transactions contemplated hereby. Evidence of such agreement has been provided to Buyer prior to the execution of this Agreement.

     2.   PURCHASE PRICE AND CLOSING.

          2.1  PURCHASE PRICE.

               2.1.1 BEGINNING PURCHASE PRICE. Subject to adjustment as provided in Section 2.2 below, the purchase price for the Purchased Assets shall be $12,970,000.00 (such price, as adjusted as provided in Section 2.2 below, being herein referred to as the "Purchase Price").

               2.1.2 INITIAL PAYMENT. At the Closing, Buyer shall deliver to Seller an initial payment determined by Buyer pursuant to this Section 2.1.2 (the "Initial Payment"). At least five business days prior to the Closing Date, Seller shall deliver to Buyer copies of the most recently available month end unaudited balance sheet of the Business, and the unaudited statement of income of the Business for the period ended on such month end, together with the notes and schedules thereto, if any, and such other information as requested by Buyer as may be reasonably necessary to make the calculation of the Initial Payment pursuant to this Section 2.1.2. Such financial statements shall present fairly the financial position, results of operations and cash flows of the Business as at the month end date thereof and for the period then ended, in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments. Buyer shall then determine in good faith (solely for purposes of determining the Initial Payment pursuant to this Section 2.1.2) the Purchase Price and the adjustments thereto set forth in Sections 2.2.1,
          2.2.2 and 2.2.3 below based on such financial statements (and such other information provided by Seller) and assuming, for such purpose, that such adjustments were made as at the month end date of such balance sheet rather than as at the Closing Date as provided in Sections 2.2.1, 2.2.2 and 2.2.3 below. Prior to the Closing, Buyer shall provide to Seller a schedule setting forth in reasonable detail such determination by Buyer. At the Closing, Buyer shall deliver to Seller as the Initial Payment, by means of federal funds wire or interbank transfer in immediately available funds to such bank account(s) as Seller shall designate, the greater of (i) $11,500,000.00, or (ii) an amount equal to the Purchase Price

          (as theretofore calculated and adjusted by Buyer for purposes of determining the Initial Payment pursuant to this Section 2.1.2) less $300,000.00.

          2.2  PURCHASE PRICE ADJUSTMENTS.

               2.2.1 TRADE ACCOUNTS RECEIVABLE ADJUSTMENT. As used herein, "Trade Accounts Receivable" shall mean all accounts, notes and other receivables (including, without limitation, amounts due from customers whether recorded as accounts, notes or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (including, without limitation, recoverable customer deposits of Seller), which (i) are payable to or for the benefit of the Business as at the Closing Date, (ii) arise out of the ordinary course of business of the Business, and (iii) represent bona fide, undisputed indebtedness (subject to no counterclaim, right of offset or warranty claim and after taking into account all offsets and credits thereto) incurred by the applicable account debtor for goods held subject to delivery instructions or theretofore shipped or delivered pursuant to a contract of sale.

               If the aggregate net amount owing on all Trade Accounts Receivable is less than $877,000.00, then the Purchase Price shall be decreased by the amount that the aggregate net amount owing on all Trade Accounts Receivable is less than $877,000.00. If the aggregate net amount owing on all Trade Accounts Receivable is more than $877,000.00, then the Purchase Price shall be increased by the amount that the aggregate net amount owing on all Trade Accounts Receivable is more than $877,000.00; provided, however, that there shall be no such adjustment to the Purchase Price for aggregate net amounts owing on all Trade Accounts Receivable in excess of $2,250,000.00.

               2.2.2  INVENTORY/PREPAID CLAY LEASE EXPENSES
          ADJUSTMENT. As used herein, "Value" shall mean the lower of cost or replacement value, in the case of raw materials and supplies inventory, or the lower of cost or net realizable value (which is less than replacement value), in the case of work in progress and finished goods inventory, in each case as at the Closing Date; provided, however, that the Value of any unique runs of finished goods brick inventory classified as "seconds" (consistent with Seller's past practice as reasonably approved by Buyer) shall be equal to the lesser of (i) 70% of such cost or (ii) net realizable value.

               As used herein, "Inventory" shall mean all inventories of raw materials and supplies, work in process and finished goods as the same may exist on the Closing Date, wherever located, used or relating to the Business. The term Inventory excludes any of the foregoing which is not usable or saleable in the ordinary course of business of the Business as heretofore conducted.

               If the aggregate Value of Inventory is less than $1,657,000.00, then the Purchase Price shall be decreased by the amount that the aggregate Value of

          Inventory is less than $1,657,000.00. If the aggregate Value of Inventory is more than $1,657,000.00, then the Purchase Price shall be increased by the amount that the aggregate Value of Inventory is more than $1,657,000.00; provided, however, that there shall be no such adjustment to the Purchase Price for aggregate Value of Inventory in excess of $2,440,000.00.

               As used herein, "Prepaid Clay Lease Expenses" shall mean all prepaid expenses paid and incurred by Seller as at the Closing Date relating to Seller's clay leases entered into in the ordinary course of business of the Business consistent with past practice.

               If the aggregate amount of Prepaid Clay Lease Expenses is less than $20,000.00, then the Purchase Price shall be decreased by the amount that the aggregate amount of Prepaid Clay Lease Expenses is less than $20,000.00. If the aggregate amount of Prepaid Clay Lease Expenses is more than $20,000.00, then the Purchase Price shall be increased by the amount that the aggregate amount of Prepaid Clay Lease Expenses is more than $20,000.00; provided, however, that there shall be no such adjustment to the Purchase Price for aggregate amounts of Prepaid Clay Lease Expenses in excess of $25,000.00.

               2.2.3 LIABILITIES ADJUSTMENT. To the extent assumed by Buyer pursuant to Section 1.2 hereof, the accounts payable of the Business and accrued liabilities of Seller relating to the Richardson Property (as such term is hereinafter defined), in each case as at the Closing Date and incurred in the ordinary course of its business consistent with past practice (not to exceed the applicable maximum amounts therefor referred to in Sections 1.2(i) and 1.2(ii) hereof), shall decrease the Purchase Price on a dollar for dollar basis.

               2.2.4  ADJUSTMENTS REPORT.

                    (a)  Within 120 days after the Closing Date,
          Buyer shall deliver to Seller a report (the
          "Adjustments Report"), prepared by Buyer in good faith and on a reasonable basis, setting forth in reasonable detail Buyer's determination of the adjustments set forth in Sections 2.2.1, 2.2.2 and 2.2.3 hereof.

                    (b)  Within 30 days after receipt of the
          Adjustments Report, Seller shall review the Adjustments Report and notify Buyer in writing whether or not Seller accepts all or any of the adjustments set forth on the Adjustments Report. If Seller accepts the Adjustments Report with respect to all adjustments contained therein, Buyer or Seller, as appropriate, shall, within five business days of such acceptance, make the following adjustments: (i) if the Purchase Price calculated based on the Adjustments Report is greater than the Initial Payment, Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference, or (ii) if the Purchase Price calculated based on the Adjustments

          Report is less than the Initial Payment, Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference.

                    (c)  If Seller in good faith objects to any
          adjustments set forth on the Adjustments Report, Seller shall give notice thereof to Buyer in writing within 30 days after receipt of the Adjustments Report, specifying in reasonable detail the nature and extent of such disagreement and Buyer and Seller shall have a period of 30 days from Buyer's receipt of such notice in which to resolve such disagreement. If such notice of objection is not received by Buyer within 30 days after receipt of the Adjustments Report, it shall be deemed that Seller has accepted the Adjustments Report with respect to all items set forth therein and within five business days after the expiration of such 30 day period Buyer or Seller, as appropriate, shall make the payments described in Section 2.2.4(b) hereof. Any disputed amounts which cannot be agreed to by the parties within 30 days from Buyer's receipt of Seller's notice of objection to any of the adjustments set forth in the Adjustments Report shall be determined by the Houston, Texas office of the accounting firm of Ernst & Young LLP ("EY"). The engagement of and the determination by EY (or any other accounting firm designated by EY as set forth below) shall be completed within 60 days after such assignment is given to EY and shall be binding on and shall be nonappealable by Seller and Buyer. If for any reason EY is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by the Houston, Texas office of EY. The fees and expenses payable to EY (or any other accounting firm designated by EY) in connection with such determination will be borne 50% by Seller and 50% by Buyer, unless (i) the determination of EY (or any other accounting firm designated by EY) with respect to the disputed amounts results in a payment by Seller in an amount which exceeds by more than $25,000 the amount Seller shall have claimed it owes hereunder, in which case all the fees and expenses payable to EY (or any other accounting firm designated by EY) shall be paid by Seller, or (ii) the determination of EY (or any other accounting firm designated by EY) with respect to the disputed amounts results in a payment by Buyer in an amount which exceeds by more than $25,000 the amount Buyer shall have claimed it owed hereunder, in which case all the fees and expenses payable to EY (or any other accounting firm designated by EY) shall be paid by Buyer. Within five business days after final determination of all disputed amounts in the Adjustments Report as provided in this Section 2.2.4(c), Buyer or Seller, as appropriate, shall make the following adjustments: (i) if the Purchase Price as finally determined is greater than the Initial Payment, Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference; or (ii) if the Purchase Price as finally determined is less than the Initial Payment, Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount of such difference. Each party shall, upon the request of the other party, promptly reimburse such other party for any fees or expenses of EY (or any other accounting firm designated by EY) for which it is responsible under this Section 2.2.4(c) but which have been paid by such other party.

                    (d)  In the event any payment required by
          this Section 2.2.4 is not made by the appropriate party when due pursuant to the terms of this Section 2.2.4, such payment shall accrue interest from the date such payment was due at the lesser of 15% per annum or the maximum rate permitted by applicable law. Such interest shall be paid by the appropriate party upon demand by the other party.

          2.3 THE CLOSING. The closing of the purchase and sale of the Purchased Assets provided herein (the "Closing") shall occur (i) at the offices of Kelly, Hart & Hallman, a professional corporation, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 10:00 a.m., local time, on the first business day immediately following the day on or by which the last to be fulfilled or waived of the conditions set forth in Section 7 hereof shall be fulfilled or waived in accordance herewith or (ii) at such other time and place or on such other date as Seller and Buyer may mutually agree (such date and time of Closing being herein referred to collectively as the "Closing Date"). The Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

          3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly licensed or qualified to do business as a foreign corporation under the laws of the State of Texas; (iii) is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the results of operations or financial condition of the Business and/or the Purchased Assets (a "Material Adverse Effect"); (iv) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (v) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject; (vi) except as set forth in Schedule 3.1 hereof, is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except for violations that would not have a Material Adverse Effect; and (vii) except as set forth in
     Schedule 3.1 hereof, has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted, except where the failure to obtain such licenses, permits or authorizations, or the failure to take such actions, would not have a Material Adverse Effect.

          3.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

               3.2.1  The execution and delivery of this
          Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board and, except for the approval of Seller's stockholders, no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

               3.2.2  This Agreement constitutes, and all
          agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

               3.2.3  The execution and delivery of this
          Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not, except as set forth on Schedule 3.2 hereof, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance (as such term is hereinafter defined) upon any part of the property of Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller is a party or by which it is bound; or (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Seller as amended to the date hereof.

               As used herein, the term "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

          3.3 FINANCIAL STATEMENTS. Attached as Schedule 3.3 are true and complete copies of the unaudited balance sheet of the Business as at July 31, 1998 (the "Balance Sheet"), and the unaudited statement of income of the Business for the eleven-month period ended on such date, together with the notes and schedules thereto, if any. The financial statements described in this Section 3.3 are referred to herein collectively as the "Interim Financial Statements". Except as set forth in
     Schedule 3.3 hereof, the Interim Financial Statements present fairly the financial position, results of operations and cash flows of the Business as at the date thereof and for the period then ended, in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments.

          3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since July 31, 1998, there has not been: (i) any material adverse change in the business, operations, properties, condition (financial or other) or prospects of the Business, and no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage, or other casualty to the Purchased Assets (other than any for which insurance awards have been received or guaranteed), or (iii) any loss of the employment, services or benefits of any key employee of the Business. Since July 31, 1998, Seller has operated the Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice, (ii) incurred or failed to discharge or satisfy any Encumbrance other than Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Purchased Assets, all of which shall be released as of the Closing Date, (iii) sold or transferred any of the assets of the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, (iv) defaulted on any material obligation relating to the operations of the Business, (v) entered into any transaction material to the Business, or materially amended or terminated any arrangement material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice, or (vi) entered into any agreement or made any commitment to do any of the foregoing.

          3.5 TAXES. Seller (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns required to be filed by it prior to the date hereof which relate to the Business or with respect to which the Business or the Purchased Assets are liable or otherwise in any way subject; (ii) has paid or fully accrued for all Taxes shown to be due and payable on such returns (which Taxes are all the Taxes due and payable under the laws and regulations pursuant to which such returns were filed); and
     (iii) has properly accrued for all such Taxes accrued in respect of it, the Business or the Purchased Assets for periods subsequent to the periods covered by such returns. No deficiency in payment of any such Taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof.

          3.6 PERSONAL PROPERTY. The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by Seller in the Business and included in the Purchased Assets are reasonably sufficient and adequate to carry on the Business as presently conducted.

          3.7 ACCOUNTS RECEIVABLE. All trade accounts, notes and other receivables arising out of the operations of the Business have arisen in the ordinary course of business and represent bona fide, undisputed indebtedness (subject to no counterclaim, right of setoff or warranty claim) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

          3.8 INVENTORY. The inventories of Seller which are held in connection with, or used or held for use in the business and operations of, the Business do not include any inventory which is not usable or saleable in the ordinary course of business of the Business as heretofore conducted.

          3.9  BUSINESS PROPERTY RIGHTS.

               3.9.1 The Business Property Rights comprise all patents and applications therefor and the licenses thereto, and all trademarks and tradenames, trademark and tradename registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses thereto, owned or held by Seller and which are used or held for use in connection with the Business and which are material to the Business.

               3.9.2 Seller owns or has valid rights to use all Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 3.15 hereof, no person or entity has made or, to the best of Seller's knowledge, threatened to make any claims that the operation of the Business is in violation of or infringes any other proprietary or trade rights of any third party. To the best of Seller's knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

          3.10 OWNED REAL PROPERTY. The Owned Real Property comprises all of the real property owned, either in whole or in part, by Seller which is currently used or held for use in connection with the Business as now being conducted. Except as set forth in Schedule 3.10 hereof, Seller, as lessor, does not lease any Owned Real Property to any third party. Except as set forth in Schedule 3.10 hereof,

                    (i)  Seller has not received any notice from
               any insurance company or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Owned Real Property or suggesting, requiring or requesting the performance of any repairs, alterations or other work to the Owned Real Property that have been performed.

                    (ii) All permanent certificates of occupancy
               and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire insurance underwriters (or other body exercising similar functions), in each case for the operation of the Owned Real Property as currently operated, which are material to the Business and which have been issued for the Owned Real Property, have been paid for, and are in full force and effect; all of the same will be assignable by Seller on the Closing Date, and none of them will be invalidated, violated, or otherwise adversely affected by the assignment thereof or by the transfer of the Owned Real Property to Buyer.

                    (iii)     The improvements on the Owned Real
               Property are being maintained and operated in substantial compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, and easements, and Seller has received no notice, written or verbal, claiming any violation of any of the same.

                    (iv) Utility systems and lines necessary to
               operate the Owned Real Property as currently operated serve the Owned Real Property and are connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Owned Real Property or through easements or rights of way benefitting, appurtenant to and forming a part of the Owned Real Property; and any such easements or rights-of-way have been fully granted; and all charges therefor have been fully paid by Seller and all charges for the aforesaid utility systems and the connection of the Owned Real Property thereto, including without limitation connection fees, "tie-in" charges and other charges now or hereafter to become due and payable, have been fully paid by Seller; provided, however, that Seller makes no representation or warranty with respect to the adequacy or validity of any easements associated with the Owned Gas Pipeline.

                    (v)  All contractors, subcontractors, and
               other persons or entities furnishing work, labor, materials or supplies to Seller or Seller's predecessors in interest for the development and construction of the Owned Real Property have been paid in full for all work performed to date except for retainage in customary amounts in accordance with the construction contracts for the Owned Real Property, and there are no claims against Seller or the Owned Real Property in connection therewith.

                    (vi) No zoning variances, special exceptions
               or other special relief from applicable
               governmental requirements have been issued for the construction of the Owned Real Property or for its present or intended use.

                    (vii)     Seller has not received any notice
               of any governmental regulation, order or requirement restricting the operation of the Owned
               Real Property in the manner in which the Owned
               Real Property is being operated on the date hereof.

                    (viii) Seller has not received any written notice of, nor to the best of Seller's knowledge, is there any proceeding pending for the increase or decrease of the assessed valuation of all or any portion of the Owned Real Property.

                    (ix) Seller has not received any notice of
               any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Owned Real Property.

                    (x) No portion of the Owned Real Property is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; and no portion of the Owned Real Property is located in any conservation or historic district.

                    (xi) No assessments for public improvements
               have been made against the Owned Real Property which remain unpaid and all such assessments which have been or could be levied for public improvements ordered, commenced or completed prior to the Closing Date have been paid for in full by Seller. All ad valorem real property taxes and personal property taxes related to the Owned Real Property and the personal property therein have been paid through and including 1997.

                    (xii)     There are no special assessments
               respecting the Owned Real Property which will result from work, activities or improvements done to the Owned Real Property by Seller in the course of construction, alteration or repair of the Owned Real Property.


          3.11 LEASED REAL PROPERTY. The Leases comprise all of the leases or subleases by Seller of real property or interests in real property (including mineral, sand or clay rights) used or held for use in connection with the Business as now being conducted. Seller has not received any written notification that it is in default with respect to any of the Leases nor are there any disputes between any landlord and Seller with respect to the Leases that would affect the right of Seller to remain in possession or otherwise affect the current use of the property leased or the rental amount then due. Except as set forth in Schedule 3.11 hereof, Seller has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of Seller's knowledge, no other party to any Lease is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. True and complete copies of all Leases have been made available to Buyer or its representatives.

          3.12 TITLE TO PROPERTY; ENCUMBRANCES; SUFFICIENCY OF PURCHASED ASSETS. Seller has good, valid and, in the case of the Owned Real Property, indefeasible fee simple, title to all the Purchased Assets, in each case free and clear of all Encumbrances except for (i) Encumbrances on the Owned Real Property reflected in any Title Commitment (as such term is hereinafter defined) or (ii) other Encumbrances reflected in Schedule 3.12 hereof; provided, however, that Seller makes no representation or warranty with respect to the adequacy or validity of any easements associated with the Owned Gas Pipeline. No part of the Business is operated by Seller through any person or entity other than Seller. The Purchased Assets, together with the Excluded Assets, comprise all of the assets and properties of Seller which are held in connection with, or used or held for use in the business or operations of, the Business as now being conducted and which are required for the continued conduct of the Business as now being conducted.

          3.13 LICENSES AND PERMITS. Schedule 3.13 hereof sets forth a true and complete list of all of Seller's material licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent), including without limitation any environmental permits, issued or granted to it with respect to the Business by the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the "Licenses and Permits"), and all pending applications therefor. Except as set forth on Schedule 3.13, each of Seller's Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the best of Seller's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect.

          3.14 Compliance with Law.  Except as set forth on
     Schedule 3.14 hereof or except to the extent constituting an Assumed Liability, the operations of the Business have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over it and its assets, properties and operations, except where the failure to so conduct its business would not have a Material Adverse Effect. Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, or is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or the Purchased Assets, except where the violation or default would not have a Material Adverse Effect.

          3.15 LITIGATION. Except as set forth in Schedule 3.15 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the best of Seller's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement, nor does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation. Neither the Business nor the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect the Business or the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement.

          3.16 CONTRACTS. Schedule 3.16 hereof sets forth a true and complete list of all material Contracts by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which it is bound in connection with the Purchased Assets or the Business. All of the Contracts to be assumed by Buyer hereunder are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms. Seller and, to its best knowledge, each other party to such assumed Contracts has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, such assumed Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The enforceability of such assumed Contracts will not be affected in any manner by the execution, delivery and performance of this Agreement, subject to any required consents. Seller has delivered to Buyer or its representatives true and complete originals or copies of all such written assumed Contracts and summaries of all such oral assumed Contracts.

          3.17 LABOR MATTERS. Except for Seller's Collective Bargaining Agreement with the United Steel Workers of America District Number 12, (i) Seller is not a party to any employment agreements with employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Business (other than as required by law), (iii) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor does Seller know of any activities or proceedings of any labor union to organize any such employees, and (iv) Seller is not a party to or subject to any conciliation agreements, consent decrees or settlements with respect to the Business or its employees. Seller has furnished to Buyer complete and correct copies of all such agreements (the "Employment and Labor Agreements"). Seller has not breached or otherwise failed to comply with any provisions of the Employment and Labor Agreements, there are no grievances outstanding thereunder.

          Except as set forth in Schedule 3.17 hereof: (i) Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment in each case relating to the Business, (ii) there is no unfair labor practice charge or complaint pending before the NLRB relating to the Business, or, to Seller's best knowledge, threatened against the Business, (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Seller's best knowledge, threatened against or affecting the Business, and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Business within the last 24 months, (iv) there is no representation, claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Business, (v) there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) Seller has not received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of it relating to the Business and no such investigation is in progress.

          Seller has furnished Buyer with a complete and accurate list of all its employee manuals, policies, procedures and work-related rules that apply to employees of the Business
     ("Employee Policies and Procedures").

          3.18 EMPLOYEE PLANS.  Except as set forth in Schedule
     3.18 hereof, Seller does not maintain and does not have any obligation to contribute to any pension, savings, retirement, health, life, disability, other insurance, severance, bonus, incentive compensation, stock option or other equity-based or other employee benefit or fringe benefit plans (whether or not "employee benefit plans" as defined in Section 3(3) of ERISA) with respect to the Business (collectively referred to herein as the "Plans"). Seller or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has incurred no liability under Title IV of ERISA or Section 412 of the Code, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Seller or any ERISA Affiliate.

          3.19 INSURANCE. Schedule 3.19 hereof lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all insurance policies insuring the Business and the Purchased Assets or relating to employees of the Business. Seller shall maintain the coverage under all policies and bonds listed in
     Schedule 3.19 hereof in full force and effect through the Closing Date.

          3.20 ENVIRONMENTAL MATTERS. Schedule 3.20 hereof sets forth a list of all documents, records and information in Seller's possession or control concerning Environmental Conditions and/or Serious Environmental Conditions relevant to any Site or any facilities or operations thereon, whether generated by Seller or others, including without limitation environmental audits, environmental risk assessments, or site assessments of any Site and/or adjacent property or other property in the vicinity of any Site owned or operated by Seller relating to the Business, documentation regarding any on-site or off-site Release of Hazardous Materials, spill control plans, permits or registrations and related compliance, and environmental agency reports and correspondence. Seller has delivered to Buyer or its representatives true and complete originals or copies of all such documents, records and information.

          3.21 CUSTOMERS AND SUPPLIERS. Seller does not have any outstanding purchase contracts or commitments or unaccepted purchase orders relating to the Business which are in excess of the normal, ordinary and usual requirements. No supplier or subcontractor to the Business has reduced its shipments of orders issued by Seller, or threatened to discontinue, supplying such items or services to Seller on reasonable terms. Seller has not received notice that, nor does Seller have any knowledge that, any such supplier or subcontractor to the Business has, will or plans to discontinue doing business with Seller on substantially the same terms as are consistent with its past practices.

          3.22 NO BROKERS. Neither Seller nor any related party has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          3.23 NO OTHER AGREEMENTS TO SELL THE PURCHASED ASSETS. Neither Seller nor any related party has any commitment or legal obligation to any other person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

          3.24 ACCURACY OF INFORMATION. None of Seller's representations, warranties or statements contained in this Agreement, in the Schedules and Exhibits hereto or in any other document delivered to the Buyer in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

          4.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Buyer (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the results of operations or financial condition of Buyer; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except for violations that would not have a material adverse effect on the results of operations or financial condition of Buyer; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted, except where the failure to obtain such licenses, permits or authorizations, or the failure to take such actions, would not have a material adverse effect on the results of operations or financial condition of Buyer.

          4.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

               4.2.1  The execution and delivery of this
          Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

               4.2.2  This Agreement constitutes, and all
          agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

               4.2.3  The execution and delivery of this
          Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, except as set forth on Schedule 4.2 hereof, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound; or
          (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date hereof.

     5.   SURVIVAL OF PROVISIONS/INDEMNIFICATION.

          5.1 SURVIVAL OF PROVISIONS. All the respective representations, warranties, covenants and agreements of each of the parties hereto made herein or in any certificate or other document furnished or to be furnished by the parties pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall be considered to have been relied upon by the other party hereto, as the case may be, shall survive, in accordance with their terms, delivery by the parties hereto of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date, except as otherwise provided herein.

          5.2 INDEMNIFICATION BY SELLER. Upon the terms and subject to the conditions set forth in Sections 5.4 and 5.5 hereof and this Section 5.2, Seller agrees to indemnify, defend, protect, save and hold harmless each Buyer Indemnitee (as such term is hereinafter defined) against, and will reimburse each Buyer Indemnitee on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against such Buyer Indemnitee, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Seller Indemnifiable Claims"):

               (a)  any and all Excluded Liabilities; or

               (b) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained herein or in any certificate or other instrument furnished or to be furnished by Seller to Buyer pursuant hereto.

          As used herein, the term "Losses" shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost or expense (including, without limitation, reasonable attorneys' fees and court costs) of any kind, nature or description.

          As used herein, the term "Buyer Indemnitee" shall mean
     Buyer and any entity controlling, controlled by or under common control with Buyer.

          As used herein, the term "control", "controlling" and "controlled" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

          5.3 INDEMNIFICATION BY BUYER. Upon the terms and subject to the conditions set forth in Sections 5.4 and 5.5 hereof and this Section 5.3, Buyer agrees to indemnify, defend, protect, save and hold harmless Seller against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Buyer Indemnifiable Claims"):

               (a)  any and all Assumed Liabilities; or

               (b) all warranties, liabilities or obligations to customers or distributors with respect to the repair or replacement of any finished products related to the Business which are manufactured by Buyer after the Closing Date, and all other liabilities or obligations of Buyer arising out of or related to the Purchased Assets and/or the Business that arise or occur after the Closing Date to the extent such liabilities or obligations do not constitute Excluded Liabilities; or

               (c) any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein or in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant hereto.

          5.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under Section 5.2 or 5.3 hereof are subject to the following limitations:

               (a)  No amount shall be payable by Seller in
          indemnification under Section 5.2 hereof until and unless the aggregate of all Losses incurred by all Buyer Indemnitees with respect to one or more Seller Indemnifiable Claims (other than Losses incurred by the Buyer Indemnitees with respect to Seller Indemnifiable Claims relating to any representation or warranty of Seller set forth in Section 3.1(i), 3.2.1, 3.2.2, 3.5, 3.9.1, 3.10, 3.11, 3.12 or 3.20 hereof or to any
          Excluded Liability (including, without limitation, any Serious Environmental Condition)) shall exceed $25,000.00 (the "Threshold"), in which event the Buyer Indemnitees shall be entitled to indemnification under
          Section 5.2 hereof for all such Losses (including amounts up to the Threshold) incurred by all Buyer Indemnitees with respect to all such Seller Indemnifiable Claims up to an amount equal to the Purchase Price.

               (b)  No amount shall be payable by Seller in
          indemnification under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim relating to any representation or warranty of Seller set forth in
          Section 3.1(iii), 3.3, 3.6, 3.8, 3.17, 3.18, 3.19, 3.23
          or 3.24 hereof, which representations and warranties shall be deemed to be conditions to the Closing and shall not survive the Closing or the Closing Date. No amount shall be payable by Seller in indemnification under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim relating to the adequacy or validity of any easements associated with the Owned Gas Pipeline.

               (c) With respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim relating to any representation or warranty of Seller set forth in Section 3.1(i), 3.2.1, 3.2.2, 3.5, 3.9.1, 3.10, 3.11, 3.12 or 3.20 hereof or to any Excluded Liability (including, without limitation, any Serious Environmental Condition), such Buyer Indemnitee shall be entitled to indemnification under Section 5.2 hereof for all such Losses incurred by such Buyer Indemnitee with respect to such Seller Indemnifiable Claim without limitation as to the amount of such Losses.

               (d) The obligations of Seller under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim arising out of or relating to any breach of any representation or warranty of Seller set forth in
          Section 3.1(i), 3.2.1, 3.2.2, 3.5, 3.9.1, 3.10, 3.11 or
          3.12 hereof, or to any Excluded Liability (other than any Serious Environmental Condition), shall not expire.

               (e)  Subject to Section 5.4(h) hereof, the
          obligations of Seller under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim arising out of or relating to any breach of any covenant or agreement of Seller set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

               (f)  Subject to Section 5.4(h) hereof, the
          obligations of Seller under Section 5.2 hereof with respect to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claim arising out of or relating to any Serious Environmental Condition, or to any breach of any representation or warranty of Seller set forth in this Agreement (other than any breach of any representation or warranty of Seller set forth in Section 3.1(i), 3.1(iii), 3.2.1, 3.2.2, 3.3, 3.5, 3.6, 3.8, 3.9.1, 3.10, 3.11, 3.12,
          3.17, 3.18, 3.19, 3.23 or 3.24 hereof), shall terminate
          on the second anniversary of the Closing Date.

               (g)  Subject to Section 5.4(h) hereof, the
          obligations of Buyer under Section 5.3 hereof with respect to any Losses incurred by Seller with respect to any Buyer Indemnifiable Claim arising out of or relating to any breach of any representation or warranty of Buyer contained in this Agreement shall terminate on the second anniversary of the Closing Date. The obligations of Buyer under Section 5.3 hereof with respect to any Losses incurred by Seller with respect to any Buyer Indemnifiable Claim arising out of or relating to any Assumed Liability, or to any matter referred to in Section 5.3(b) hereof, shall not expire. Subject to Section 5.4(h) hereof, the obligations of Buyer under Section 5.3 hereof with respect to any Losses incurred by Seller with respect to any Buyer Indemnifiable Claim arising out of or relating to any breach of any covenant or agreement of Buyer set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

               (h) The foregoing provisions of this Section 5.4 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a Seller Indemnifiable Claim or a Buyer Indemnifiable Claim, as the case may be, is given by the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a Seller Indemnifiable Claim or a Buyer Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or recovering from the Indemnifying Party (whether through the courts or otherwise) on the Seller Indemnifiable Claim or the Buyer Indemnifiable Claim, as the case may be, by reason of the termination otherwise provided for above in this Section 5.4, if any.

          5.5 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Seller Indemnifiable Claim or Buyer Indemnifiable Claim (a "Claim"):

               (a)  Promptly after the President of the
          Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

               (b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 5.5(a) hereof unless the Indemnifying Party shall establish by clear and convincing evidence that it has been irretrievably prejudiced thereby.

               (c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 5.2 or 5.3 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Seller and the Buyer Indemnitees shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

          5.6  BUYER'S RIGHT OF WITHHOLDING AND OFFSET.

               5.6.1 In addition to any other rights of the Buyer Indemnitees, if any Seller Indemnifiable Claim remains unresolved as between Buyer and Seller on any date on which any payment of any amount is otherwise due and payable by Buyer hereunder, then Buyer shall be entitled to withhold payment of any such amount that is otherwise due and payable hereunder up to an aggregate amount equal to the estimated Losses with respect to all such unresolved Seller Indemnifiable Claims until the earlier of (i) such time as such Seller has paid all such unresolved Seller Indemnifiable Claims in full or otherwise corrected or remedied all such unresolved Seller Indemnifiable Claims to the reasonable satisfaction of Buyer or (ii) final adjudication (including appeals) by a court of competent jurisdiction; provided, however, that Seller does not waive any of its rights against wrongful withholding.

               5.6.2 Upon a final determination (by a court of competent jurisdiction or otherwise by agreement of Buyer and Seller) of the value of any Seller Indemnifiable Claim, Buyer shall be entitled to an offset and credit against the unpaid payments hereunder in an aggregate amount equal to the value of such Seller Indemnifiable Claim.

     6.   OTHER COVENANTS AND AGREEMENTS.

          6.1  RESTRICTIVE COVENANTS.

               6.1.1  CUSTOMER RESTRICTION.  Subject to Section
          6.1.4 hereof, Seller covenants and agrees that it shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer (as such term is hereinafter defined) any clay brick product, or
          (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel such business with Buyer or any of its subsidiaries or affiliates or in any manner modify or fail to enter into any such actual or potential business relationship with Buyer or any of its subsidiaries or affiliates. As used in this
          Section 6.1, the term "Customer" means any person or entity for whom Seller provided clay brick product on or prior to the Closing Date. As used in this Section 6.1, the term "Vendor" means any third party selling or licensing a product or service to a Customer or to the Business on or prior to the Closing Date.

               6.1.2 NON-RAID. Subject to Section 6.1.4 hereof, Seller covenants and agrees that it shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) recruit or otherwise solicit or induce any person or entity who is, on the Closing Date or thereafter, an employee or Vendor of the Business to terminate their employment with, or otherwise cease or reduce their relationship with, the Business, Buyer or any of its subsidiaries or affiliates, or (ii) recruit or otherwise solicit any person or entity who, within the six months immediately preceding the Closing Date, had been an employee or Vendor of the Business.

               6.1.3 NONCOMPETITION. Subject to Section 6.1.4 hereof, Seller covenants and agrees that it shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller's name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a stockholder, investor, agent, associate or consultant of any person, partnership, corporation or other entity (other than Buyer or a subsidiary or affiliate of Buyer), the business of manufacturing, storing, delivering, selling, supplying or distributing clay brick products (but only for as long as such business is carried on by (i) Buyer and/or any of its subsidiaries or affiliates or (ii) any person, corporation, partnership, trust or other organization or entity deriving title from Buyer and/or any of its subsidiaries or affiliates to the assets and goodwill of such business) in any county in any state of the United States in which Buyer or any of its subsidiaries or affiliates conducts such business, or in any other county in each state of the United States. The parties intend that the covenants contained in this Section
          6.1.3 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 6.1.3.

               6.1.4 Notwithstanding anything to the contrary contained herein, the covenants set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof shall terminate in the event of a Change of Control (as such term is hereinafter defined). For purposes of this Section 6.1, a "Change in Control" shall be deemed to have occurred if any one of the following shall have occurred: (i) there is consummated a merger, consolidation or reorganization of Seller, other than a merger, consolidation or reorganization which would result in the voting securities of Seller outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Seller or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization; or
          (ii) the stockholders of Seller approve a plan of complete liquidation or dissolution of Seller or there is consummated an agreement for the sale or disposition by Seller of all or substantially all of Seller's assets, other than a sale or disposition by Seller of all or substantially all of Seller's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Seller immediately prior to such sale.

               6.1.5  REFORMATION.  If, in any judicial
          proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1,
          6.1.2 or 6.1.3 hereof because the time limit is too long, then it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1, 6.1.2 or 6.1.3 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, then it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

               6.1.6 INJUNCTIVE RELIEF. Seller acknowledges that a breach of Section 6.1.1, 6.1.2 or 6.1.3 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Section 6.1.1, 6.1.2 or 6.1.3 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller. Seller acknowledges that the restrictions set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof are reasonable in scope and duration, given the nature of the business of Buyer.


          6.2  CONDUCT OF THE BUSINESS.

               6.2.1 AFFIRMATIVE COVENANTS. On and after the date hereof and until the Closing Date or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8 hereof
          (the "Termination Date"), Seller shall:

                    (i)  conduct the operations of the Business
               according to its ordinary and usual course of business consistent with past practice; and

                    (ii) use its best efforts to preserve intact the Business' organization and goodwill, to keep available the services of its employees, and to maintain satisfactory relationships with suppliers, distributors, licensors, licensees, customers, employees and others having business relationships with the Business.

               6.2.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions to be taken in connection with any of the transactions contemplated hereby, without Buyer's prior written consent, Seller shall not, on or after the date hereof and until the earlier of the Closing Date or the Termination Date:

                    (i)  make any material change in the conduct
               of the Business or enter into any transaction other than in the ordinary course of business consistent with past practice;

                    (ii)  make any sale, transfer, or other
               conveyance of the Purchased Assets or any part thereof, except transactions pursuant to Contracts and dispositions of inventory or worn-out or obsolete equipment and machinery for fair or reasonable value in the ordinary course of business consistent with past practice;

                    (iii)  subject any of the Purchased Assets to
               any Encumbrance (other than under existing banking arrangements);

                    (iv)  take any action that would cause any of
               the representations and warranties made by it in this Agreement not to remain true and correct; or

                    (vi)  commit to do any of the foregoing.

          6.3 CONSENTS AND APPROVALS. Seller shall, at its cost and expense, use its reasonable efforts to obtain all necessary authorizations, consents, waivers, estoppel certificates and approvals of all governmental and regulatory authorities, and of all other persons or entities required in connection with the execution, delivery and performance by Seller of this Agreement (including, without limitation, obtaining all authorizations, consents, waivers, estoppel certificates and approvals as may be required in connection with the assignment of the Leases and of those Contracts to be assigned to Buyer pursuant hereto). Each party shall reasonably assist and cooperate with the other party in preparing and filing all documents, including permit, transfers, modifications and applications required to be submitted by the other to any governmental or regulatory authority, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations, estoppel certificates or approvals which may be required to be obtained in connection with such transactions (which assistance and cooperation shall include without limitation timely furnishing to the other party all information concerning such party that counsel to the other party reasonably determines is required to be included in such documents or would be helpful in obtaining any such consent, waiver, estoppel certificate, novation, authorization or approval).

          6.4 ACCESS TO PROPERTIES AND RECORDS. Seller shall afford to Buyer, and to the accountants, counsel, prospective lenders, agents and representatives of Buyer, upon reasonable notice, full access during normal business hours, throughout the period from the date hereof through the earlier of the Closing Date or the Termination Date, to the Business and all properties, books, Leases, Contracts and files and records (including but not limited to tax returns and correspondence with accountants) of Seller relating to the Business and, during such period, shall furnish promptly to Buyer all other information concerning the Business and its properties and personnel as Buyer may reasonably request; provided, however, that no investigation or receipt of information pursuant to this Section 6.4 shall qualify any representation or warranty of Seller or the conditions to the obligations of Buyer. In addition to the foregoing, Seller shall provide to Buyer all environmental studies and reports pertaining to the Business or the Purchased Assets and Seller acknowledges that Buyer's investigation pursuant to this Section 6.4 may include, without limitation, (i) testing of the soil, groundwater, building components, tanks and other equipment, and (ii) contacting present and potential customers and conducting such due diligence investigation relating to such customer relations as Buyer deems reasonably necessary or appropriate.

          6.5 ACQUISITION PROPOSALS. Until the earlier of the Closing Date or the Termination Date, Seller shall not, directly or indirectly, through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise,
     (i) solicit, initiate or encourage submission of inquiries, proposals or offers from any person, corporation, partnership or other entity or group other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a portion of the Purchased Assets; or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice set forth in reasonable detail the identity of the Third Party and the terms and conditions of such inquiry, proposal or offer.

          6.6 PUBLIC ANNOUNCEMENTS. On or after the date hereof, and until the earlier of the Closing Date or the Termination Date, neither party shall furnish any written communication to the Business' suppliers, partners, customers, creditors or to the public generally if the subject matter thereof relates to the transactions contemplated hereby without the prior approval of the other party as to the content thereof; provided, however, that the foregoing shall not be deemed to prohibit disclosures pursuant to the proxy statement referred to in Section 1.5 hereof or any disclosure required by any applicable law or by any governmental authority having jurisdiction over such matters.

          6.7 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date; and (ii) any material failure of Seller or of Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.8 EXECUTION OF ADDITIONAL DOCUMENTS. Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver, without payment, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the intentions and purposes of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchased Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

          6.9 COSTS AND EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          6.10 TRANSFER TAXES. Except as otherwise provided herein, any and all sales, use, transfer or similar Taxes ("Transfer Taxes") which result from the transfer of the Purchased Assets, Assumed Liabilities or the Business pursuant to this Agreement shall be borne 50% by Seller and 50% by Buyer. The parties shall prepare and file any related tax returns required to be filed in connection with the payment of such Transfer Taxes on a timely basis. After the Closing Date, each party shall, upon the request of the other party, promptly reimburse such other party for any Transfer Taxes or related expenses for which it is responsible under this Agreement but which have been paid by such other party.

          6.11 COOPERATION ON TAX MATTERS; BUSINESS RECORDS. Buyer and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

          Buyer agrees to retain possession of all accounting, business, financial and Tax records and information (i) relating to the Business in existence on the Closing Date transferred to Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Business prior to or on the Closing Date, for the period not to exceed six years from the Closing Date. In addition, from and after the Closing Date, Buyer agrees that it will not unreasonably withhold access by Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the Business as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax return, filing, audit, protest, claim, suit, inquiry or other proceeding. Such access shall include without limitation access to any computerized information retrieval systems relating to the Business.

          6.12 ALLOCATION OF TOTAL PURCHASE PRICE. On or prior to the Closing Date, Buyer and Seller shall prepare a mutually agreeable preliminary allocation of the estimated final Purchase Price to be determined pursuant to Section
     2.2 hereof and the Assumed Liabilities among the Purchased Assets (any agreed allocation hereinafter referred to as the "Agreed Allocation"). A copy of the Agreed Allocation with respect to the Owned Real Property will also be delivered to the Title Company (as such term is hereinafter defined) and will constitute the agreement of Buyer and Seller with respect to the insurable value of each tract of Owned Real Property for purposes of the applicable Owners Title Policy (as such term is hereinafter defined). Buyer and Seller agree that the final allocation shall be made pursuant to the following procedure: after determination of the final Purchase Price pursuant to Section 2.2 hereof, Buyer shall deliver to Seller an allocation of such final Purchase Price and the Assumed Liabilities among the Purchased Assets. Seller shall accept and agree to such allocation by Buyer unless such allocation is manifestly unreasonable in light of the preliminary Allocation referred to above, in which case Seller shall deliver written notice to Buyer within 30 days after Seller's receipt thereof. If Seller so objects to such allocation, then Seller and Buyer shall prepare separate allocations of the final Purchase Price and Assumed Liabilities among the Purchased Assets. Buyer and Seller agree to act in accordance with the Agreed Allocation, if any, in any tax returns or similar filings. All fees and expenses relating to the Agreed Allocation shall be borne equally by the parties. In the event that any Tax authority disputes the Agreed Allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

          6.13 PRORATION OF PROPERTY TAXES. Ad valorem real property and personal property Taxes and assessments on the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Buyer. The amount of all such prorations shall be settled and paid on the Closing Date based on assessed values, provided that final payments with respect to prorations that are not able to be calculated as of the Closing Date shall be calculated and paid as soon as practicable thereafter.

          6.14 OFFERS OF EMPLOYMENT. Buyer may, but shall not be required to, offer employment to individuals who are employees of the Business on or prior to the Closing Date, on wages, terms and conditions and in accordance with hiring practices determined in Buyer's sole discretion. Seller shall cooperate with all requests made by Buyer for the purpose of facilitating Buyer's hiring of such employees. For purposes of this Agreement, "Transferred Employees" shall mean all such employees to whom employment is offered as provided above and who accept employment with Buyer, including without limitation those on medical, disability or other leave of absence, provided that employees on leave shall not be considered Transferred Employees until the date on which each such employee is released by the employee's physician to return to work and the employee actually returns to work. Buyer shall provide health insurance to all Transferred Employees in accordance with Buyer's current health insurance policies, and, in connection therewith, (i) with respect to any length of service requirements applicable to such policies, Buyer shall credit each Transferred Employee with the number of days such Transferred Employee was employed by Seller and (ii) Buyer shall waive any pre-existing condition exclusions applicable to any Transferred Employee who was covered under Seller's health insurance policy. Should any liability occur as a result of the failure to give any required notice under the Worker Adjustment and Retraining Notification Act, Buyer assumes all responsibility and liability for any wages and benefits for employees of the Business who did not receive any such required notice or for civil penalties by local governments which may be imposed for failure to give advance notice under the Worker Adjustment and Retraining Notification Act, including without limitation fines and attorneys' fees. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of Seller or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position) under or by reason of this Agreement.

     6.15 TITLE COMMITMENTS, TITLE POLICIES AND SURVEYS COVERING
          OWNED REAL PROPERTY.

               6.15.1 With respect to each of the Owned Real Properties, Seller, at its sole cost and expense, has delivered or caused to be delivered to Buyer (i) a commitment for title insurance (a "Title Commitment") in a preliminary amount set forth therein and from East Texas Title Company (the "Title Company") setting forth the status of the title of such Owned Real Property and showing all Encumbrances and other matters of record affecting such Owned Real Property and all improvements thereon; and (ii) a true, complete and legible copy of all documents referred to in such Title Commitment.

               6.15.2 Seller, at its sole cost and expense, has delivered or caused to be delivered to Buyer a current on the ground survey for each Owned Real Property (a "Survey") consisting of plats and filed notes prepared by licensed surveyors (together with a computer file of each Survey using Autocad Version 13).

               6.15.3 Prior to the Closing, Seller, at its sole cost and expense, shall be obligated to cure, release or remove all Encumbrances reflected on Schedule 6.15 hereof against the Owned Real Property.

               6.15.4 At the Closing, Seller shall deliver or cause to be delivered to Buyer a Texas Standard Form Owner's Policy of Title Insurance (the "Owners Title Policy") in the amount for each tract of Owned Real Property which is specified in the Agreed Allocation and issued through the Title Company pursuant to the applicable Title Commitment, subject only to such Encumbrances (but excluding the Encumbrances referred to in Schedule 6.15 hereof) set forth in the Title Commitment. Seller shall pay the premium for such insurance and Buyer shall pay for any survey endorsement. At the Closing, Seller shall deliver or cause to be delivered to Buyer executed special warranty deeds with respect to each of the Owned Real Properties, in form and substance reasonably satisfactory to Buyer and its counsel. Seller shall reimburse Buyer for 50% of all costs and expenses incurred by Buyer in connection with the recording of such special warranty deeds.

          6.16 ENVIRONMENTAL INFORMATION. Until the earlier of the Closing Date or the Termination Date and for a period of two years after the Closing Date, Seller shall, within 30 days after its receipt, provide to Buyer copies of any and all documents, records and information that come into Seller's possession or control subsequent to the date hereof concerning Environmental Conditions and/or Serious Environmental Conditions relevant to any Site or any facilities or operations thereon, whether generated by Seller or others, including without limitation environmental audits, environmental risk assessments, or site assessments of any Site and/or adjacent property or other property in the vicinity of any Site owned or operated by Seller relating to the Business prior to the Closing Date, documentation regarding any on-site or off-site Release of Hazardous Materials, spill control plans, permits or registrations and related compliance, and environmental agency reports and correspondence. For a period of two years after the Closing Date, Buyer shall provide to Seller copies of any and all documents, records and information that come into Buyer's possession or control subsequent to the Closing Date concerning Serious Environmental Conditions relevant to any Site or any facilities or operations thereon, whether generated by Buyer or others.

     7.   CONDITIONS OF CLOSING.

          7.1 BUYER'S CONDITIONS OF CLOSING. The obligation of Buyer to purchase and pay for the Purchased Assets and to assume the specified liabilities and obligations set forth herein shall be subject to and conditioned upon, at Buyer's option, the satisfaction at the Closing of each of the following conditions:

               7.1.1 The holders of shares of the issued and outstanding capital stock of Seller shall have duly adopted and approved this Agreement and all transactions contemplated hereby in accordance with the requirements of Delaware law and the certificate of incorporation and by-laws, as amended to the date hereof, of Seller.

               7.1.2  All representations and warranties of
          Seller contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date (except for the failure of any such representation or warranty to be true and correct at and as of the Closing Date resulting from a reduction in Seller's sales to current distributors or other material changes in the relationship or business conduct between Seller and its current distributors) and Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof, and Buyer shall have received a certificate of Seller, signed by an authorized officer of Seller and dated the Closing Date, to both such effects.

               7.1.3 As of the Closing, there shall have been no material adverse change since July 31, 1998 in the financial condition, business or affairs of the Business and/or the Purchased Assets (except for any such change resulting from a reduction in Seller's sales to current distributors or other material changes in the relationship or business conduct between Seller and its current distributors), and the Business and/or the Purchased Assets shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of the Business and/or the Purchased Assets, and Buyer shall have received a certificate of Seller, signed by the President of Seller and dated the Closing Date, to both such effects.

               7.1.4  Seller shall have obtained all
          authorizations, consents, waivers, estoppel certificates and approvals as may be required in connection with the assignment of the Leases and of those Contracts to be assigned to Buyer pursuant hereto upon terms acceptable to Buyer in its sole discretion.

               7.1.5 The Encumbrances reflected in Schedule 3.12 and Schedule 6.15 hereof shall have been cured, removed, discharged, released or terminated pursuant to documents in form and substance reasonably acceptable to Buyer and its counsel.

               7.1.6 Seller shall have executed and delivered to Buyer (i) the Bill of Sale, Assignment and Assumption Agreement, (ii) a special warranty deed in form and content reasonably satisfactory to Buyer relating to each tract of the Owned Real Property, and (iii) and such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes hereof.

               7.1.7 Seller shall have delivered or caused to be delivered to Buyer an Owners Title Policy for each tract of the Owned Real Property in accordance with
          Section 6.15.4 hereof.

               7.1.8  Seller shall have delivered to Buyer a
          certificate, dated the Closing Date, of Seller's corporate Secretary certifying:

                    (i)  Resolutions of its Board of Directors
               approving and adopting this Agreement and all transactions contemplated hereby and authorizing Seller's execution, performance and delivery of this Agreement and all agreements, documents and transactions contemplated hereby; and

                    (ii)  The incumbency of its officers
               executing this Agreement and all agreements and documents contemplated hereby.

               7.1.9 The approvals and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, all approvals for transfer of any air permits relating to facilities utilized by the Business).

               7.1.10 No suit, action, investigation, inquiry or other proceeding by any governmental or regulatory authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               7.1.11 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

               7.1.12  Buyer shall have received from Arter &
          Hadden LLP, counsel for Seller, an opinion, dated as of the Closing Date, in the form attached hereto as Exhibit "B".

          7.2 SELLER'S CONDITIONS OF CLOSING. The obligation of Seller to sell, grant, convey, assign, transfer and deliver the Purchased Assets shall be subject to and conditioned upon, at Seller's option, the satisfaction at the Closing of each of the following conditions:

               7.2.1 The holders of shares of the issued and outstanding capital stock of Seller shall have duly adopted and approved this Agreement and all transactions contemplated hereby in accordance with the requirements of Delaware law and the certificate of incorporation and by-laws, as amended to the date hereof, of Seller.

               7.2.2 All representations and warranties of Buyer contained herein shall be true and correct at and as of the Closing Date with the same effect as though made as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms hereof, and Seller shall have received a certificate of Buyer, signed by an authorized officer of Buyer and dated the Closing Date, to both such effects.

               7.2.3  Seller shall have received the Initial
          Payment in accordance with Section 2.1.2 hereof.

               7.2.4 Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

               7.2.5  Buyer shall have delivered to Seller a
          certificate, dated the Closing Date, of Buyer's corporate Secretary certifying:

                    (i)  Resolutions of its Board of Directors
               adopting and approving this Agreement and all transactions contemplated hereby and authorizing Buyer's execution, performance and delivery of this Agreement and all agreements, documents and transactions contemplated hereby; and

                    (ii)  The incumbency of its officers
               executing this Agreement and all agreements and documents contemplated hereby.

               7.2.7 The approvals and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, all approvals for transfer of any air permits relating to facilities utilized by the Business).

               7.2.8 No suit, action, investigation, inquiry or other proceeding by any governmental or regulatory authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               7.2.9 There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

               7.2.10  Seller shall have received from Kelly,
          Hart & Hallman, a professional corporation, counsel for Buyer, an opinion, dated as of the Closing Date, in the form attached hereto as Exhibit "C".

     8.   TERMINATION AND ABANDONMENT.

          8.1 REASONS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date hereof but not later than the Closing:

               8.1.1  by the mutual consent of Seller and Buyer;
          or

               8.1.2  by Buyer at any time after December 31,
          1998 if, by that date, the conditions set forth in
          Section 7.1 hereof shall not have been fulfilled or waived; or

               8.1.3 by Seller at any time after December 31, 1998 if, by that date, the conditions set forth in
          Section 7.2 hereof shall not have been fulfilled or waived; or

               8.1.4 by Buyer at any time if there has been a material adverse change since July 31, 1998 in the business, financial condition, or results of operations of the Business and/or the Purchased Assets (except for any such change resulting from a reduction in Seller's sales to current distributors or other material changes in the relationship or business conduct between Seller and its current distributors); or

               8.1.5 by Buyer or by Seller at any time if there has been a material breach of any representation or warranty made by the other party herein or in any certificate or other document delivered pursuant hereto or if there has been any failure by the other party to perform in all material respects all obligations or to comply with all covenants on its part to be performed hereunder.

          8.2 PROCEDURE UPON AND EFFECT OF TERMINATION. In the event of any termination and abandonment pursuant to Section
     8.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated hereby shall thereupon be terminated and abandoned, without further action by Buyer or by Seller, and there shall be no liability on the part of either Seller or Buyer or their respective officers, directors or shareholders, except for the material breach of any representation, warranty or covenant contained herein that is within the control of the party in breach.

     9.   MISCELLANEOUS.

          9.1 NOTICES. Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

          If to Buyer:

               Acme Brick Company
               2821 West Seventh Street
               Fort Worth, Texas  76107
               Attention: Edward L. Stout, President
               Facsimile #: 817/390-2404
               Confirming #: 817/390-2406

          Copy to:

               Wayne B. Whitham, Esq.
               Kelly, Hart & Hallman, a professional corporation
               201 Main Street
               Suite 2500
               Fort Worth, Texas  76102
               Facsimile #: 817/878-9280
               Confirming #: 817/878-3554

          If to Seller:

               Temtex Industries, Inc.
               5400 LBJ Freeway
               Suite 1375
               Dallas, Texas  75240
               Attention: E. R. Buford, President and Chief
                Executive Officer
               Facsimile #: 972/726-0315
               Confirming #: 972/726-7175

               and, prior to the Closing,

               Texas Clay Industries
               P.O. Box 469
               700 West Bartlett Street
               Malakoff, Texas  75148
               Attention: Maury Ward, President
               Facsimile #: 903/489-2480
               Confirming#: 903/489-1331

          Copy to:

               Stanley R. Huller, Esq.
               Arter & Hadden LLP
               1717 Main Street, Suite 4100
               Dallas, Texas  75201-4605
               Facsimile #: 214/741-7139
               Confirming #: 214/761-2100

     or at such other address as may be substituted by giving the other parties not fewer than five business days' advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 48 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five business days after the same shall have been placed in the federal mail as aforesaid. Failure or delay in delivering copies of any consent, notice, demand, request, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          9.2 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees (but only with respect to Section 5 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.3 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms.
     Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein).
     The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.

          At any time before or after approval and adoption of this Agreement by the stockholders of Seller and prior to the Closing, this Agreement may be amended or supplemented in writing by an affirmative action of the President of Seller and the President of Buyer with respect to any of the terms contained herein except to the extent approval of Seller's stockholders would otherwise be required under any applicable law.

          9.4 GOVERNING LAW. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

          THIS AGREEMENT HAS BEEN EXECUTED, ACCEPTED AND
     DELIVERED AND IS PERFORMABLE IN TARRANT COUNTY, TEXAS, AND
     VENUE IN ANY SUIT, PROCEEDING OR ACTION ARISING OUT OF OR
     INVOLVING THIS AGREEMENT SHALL BE IN TARRANT COUNTY, TEXAS.

          9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by all parties. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple signature pages affixed thereto constitutes an original counterpart instrument. All such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

          9.6 HEADINGS. Headings of the Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

          9.7 WAIVERS. Any party may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereunder; (ii) waive any inaccuracies in the representations or warranties of the other parties contained herein or in any other agreement or document delivered pursuant hereto; (iii) waive compliance with any of the conditions or covenants of the other parties contained herein; or (iv) waive performance of any of the obligations of the other parties hereunder. Except as provided in the preceding sentence, no action taken pursuant hereto, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy. No notice or demand on any party in any case shall entitle such party to any other or future notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or future action in any circumstances without notice or demand.

          9.8 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

          9.9  INCORPORATION OF EXHIBITS AND SCHEDULES.  All
     Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          9.10 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

          9.11 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other parties; provided, however, that Buyer's or its successors' or permitted assigns' rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party's consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or permitted assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Buyer, or its successors or permitted assigns, to all or substantially all of the Purchased Assets as constituted on the date of any such transfer; provided further, however, that Seller's or its successors' or permitted assigns' rights hereunder may be assigned or otherwise transferred, in whole but not in part, without any other party's consent,
     (i) to any successor by merger or consolidation, or (ii) after the Closing Date, to any individual, partnership, corporation or other entity deriving title from Seller, or its successors or permitted assigns, to all or substantially all of its assets as constituted on the date of such transfer. No assignment or other transfer permitted by this
     Section 9.11 shall operate as a release of the assignor's obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 9.11, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

          9.12 Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.
          9.13 References. The use of the words "hereof," "herein," "hereunder," "herewith," "hereto," "hereby," and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

          9.14 Calendar Days, Weeks and Months. Unless otherwise, specified herein, any reference to "day", "week", or "month" herein shall mean a calendar day, week or month.

          9.15 Gender; Plural and Singular. Where the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

          9.16 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

          9.17 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

          9.18 Attorneys' Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney's fees and costs whether suit be filed or not, including without limitation costs and attorneys' fees related to or arising out of any trial or appellate proceedings.

          9.19 Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.


      [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year hereinabove first set forth.


                              BUYER:

                              ACME BRICK COMPANY



                              By:  /s/ EDWARD L. STOUT
                                 ------------------------------
                                    Edward L. Stout, President


                              SELLER:

                              TEMTEX INDUSTRIES, INC.



                              By:  /s/ E. R. Buford
                                 ------------------------------
                                    E. R. Buford, President and
                                    Chief Executive Officer

                            APPENDIX

                       FAIRNESS OPINION OF
                   BUSINESS VALUATION SERVICES

                           APPENDIX B

                       Fairness Opinion of
                   Business Valuation Services

           [Letterhead of Business Valuation Services]





                         October 22, 1998



The Board of Directors
Temtex Industries, Inc.
5400 LBJ Freeway
Suite 1375
Dallas, Texas  75240

Members of the Board of Directors:

We understand that Temtex Industries, Inc. (the "Company") proposes to enter into that Asset Purchase Agreement, the most recent draft having been reviewed, (the "Agreement") pursuant to which the Company will sell substantially all of the assets (the "Assets") of Texas Clay Industries, a division of the Company ("Texas Clay") to Acme Brick Company (the "Buyer").

You have requested that Business Valuation Services, Inc. ("BVS") render an opinion (the "Opinion") as to the fairness to the Company and its shareholders, from a financial point of view, of the consideration (the "Transaction Consideration") to be paid by the Buyer under the Agreement. Pursuant to this request, we also considered the effect of the purchase price adjustment mechanism set forth in Section 2.2 of the Agreement (the "Mechanism") on the Transaction Consideration.

BVS, in the course of its corporate finance advisory operations, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public and private financing, and valuations for estate, corporate and other purposes. The fee paid to BVS for its work in connection with rendering the Opinion is in no way affected by our findings and conclusion.

In connection with the Opinion set forth herein, we have among other things:

     i.   reviewed the most recent draft copy of the Agreement;

    ii. reviewed certain of the Company's filings with the Securities and Exchange Commission;

   iii. reviewed historical financial results of the Company and Texas Clay;

    iv. held discussions with both the Company and Texas Clay's management regarding the business, operations and prospects of Texas Clay;

     v. solicited and considered opinions of certain industry sources and experts regarding the quality and market potential of Texas Clay's products;

    vi. discussed the details of the Agreement with the Company's management and legal counsel;

   vii. performed various financial analyses, as we deemed appropriate, of Texas Clay using generally accepted analytical methodologies, including (i) an income approach valuation in which Texas Clay's operating characteristics were forecast and the resulting cash flows were discounted to their present value; and (ii) a comparison of the Transaction Consideration and implied valuation of Texas Clay to the market capitalizations of public companies with comparable operating and financial characteristics;

  viii. reviewed the historical trading prices and volumes of the Company's common stock; and

    ix. performed such other financial studies, analyses, inquiries and investigations, as we deemed appropriate.

In rendering the Opinion, we assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Texas Clay, or obtained by us from other sources, and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Texas Clay, or been furnished with any such appraisals. Texas Clay's future prospects were determined by considering management comments, industry outlook and the overall economic outlook.

In connection with the preparation of this Opinion, we have not been authorized by the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Texas Clay.

The Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion, which may come or be brought to our attention after the date of the Opinion.

The Opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Agreement or any aspect thereof. The Opinion relates solely to the fairness, from a financial point of view, of the Transaction Consideration and the Mechanism to the Company and its shareholders. We express no opinion herein as to the structure, terms of effect or any other aspect of the Agreement or as to the merits of the underlying decision of the Company to enter into the Agreement.

This letter is for the information of the Board of Directors of the Company for its use in evaluating the fairness, from a financial point of view, of the Transaction Consideration and the Mechanism to the Company and its shareholders. This letter may be used as part of any proxy statement prepared by the Company relating to the Agreement and the transactions contemplated thereby. It is not to be used for any other purpose or referred to without our express knowledge and prior written consent, which will not be unreasonably withheld.

Based upon and subject to all of the foregoing, we are of the opinion, as valuation consultants and financial advisors, that the Transaction Consideration and the Mechanism are fair, from a financial point of view, to the Company and its shareholders.

Very truly yours,

BUSINESS VALUATION SERVICES, INC.



   /s/ MARK L. MITCHELL
---------------------------------
Mark L. Mitchell, CFA, ASA
Principal



   /s/ MATTHEW R. MORRIS
---------------------------------
Matthew R. Morris
Analyst

                           APPENDIX C

                  ANNUAL REPORT ON FORM 10-K
                               OF
                    TEMTEX INDUSTRIES, INC.
                              FOR
                       FISCAL YEAR ENDED
                        AUGUST 31, 1998

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 10-K

[ X ]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES     EXCHANGE ACT OF 1934 (FEE REQUIRED)

For the fiscal year ended:  August 31, 1997

[   ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


Commission File Number 0-5940

                     TEMTEX INDUSTRIES, INC.
     (Exact name of registrant as specified in its charter)

          Delaware                              75-1321869
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)               Identification No.)

5400 LBJ Freeway, Suite 1375, Dallas, Texas             75240
(Address of principal executive offices)               Zip Code

  Company's telephone number, including area code: 972/726-7175

   Securities Registered Pursuant to Section 12(b) of the act:

                              None

   Securities Registered Pursuant to Section 12(g) of the act:

             Common Stock, par value $0.20 per share
                        (Title of Class)

Indicate by check mark whether the registrant (a) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.    YES  X       NO
                        ------      ------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part
III of this Form 10-K or any amendment to this Form 10-K.    X
                                                           -----

As of November 12, 1997, the aggregate market value of the voting stock held by nonaffiliates of Temtex Industries, Inc. was $7,245,630.

As of August 31, 1997 there were 3,477,141 shares of common stock, par value $0.20 per share, of Temtex Industries, Inc. outstanding.

                             PART I

ITEM 1.     BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

The Company is a major producer of metal fireplace products (woodburning and gas) and face brick products used in the residential and commercial building markets. The Company manufactures woodburning metal fireplaces as well as those utilizing natural gas and liquified petroleum products. The Company in 1992, introduced its Temco American Dream(Trademark) ventfree gas log product line. The ventfree fireplace units provide heat from glowing artificial logs without the use of a vent, flue or similar device. The Company also manufactures and markets a line of face brick products in varying styles, textures, sizes and colors. The Company was organized in 1969 under the name Monnfield Industries, Inc. and in 1971 changed its name to Temtex Industries, Inc. In August 1971, the Company merged with Texas Clay Industries, Inc., thereby acquiring several businesses, including its face brick business.

NARRATIVE DESCRIPTION OF BUSINESS

Fireplace Products
------------------

Through its wholly owned subsidiary, Temco Fireplace Products, Inc. ("TFPI"), formerly Temtex Products, Inc., the Company manufactures and distributes zero clearance metal fireplace units and gas fireplace equipment. For the fiscal year ended August 31, 1997, the Company had aggregate sales of fireplace products of approximately $30.2 million.

Zero Clearance Metal Fireplace Products. A zero clearance metal fireplace is similar in function to a masonry fireplace, except that the firebox and flue pipe chimney are fabricated from stainless and coated steels and shipped as a unit to the purchaser or construction site. The inside of the firebox of a zero clearance metal fireplace is completely lined with an embossed brick pattern refractory, giving the appearance of a masonry surface. The inner pipe of the flue is made from stainless steel. Because zero clearance metal fireplaces are prefabricated, contractors can install them more easily and at lower cost than is the case with traditional masonry fireplaces. In addition, because zero clearance metal fireplaces utilize a metal flue instead of a masonry chimney, they offer enhanced placement flexibility. The Company manufactures and distributes zero clearance fireplaces in a full range of prices for each of the common fuel categories (i.e., wood logs, natural gas and liquified petroleum products).
In addition, the Company either manufactures or purchases from others for use in conjunction with its fireplace products certain essential components or optional enhancements such as glass doors, blower kits, outside air kits, screens and grates. These items are incorporated into the zero clearance metal fireplace units during the assembly process or shipped in conjunction with a fireplace unit for subsequent assembly, depending upon customer specifications. The Company does not currently manufacture accessories for fireplace units manufactured by third parties or for existing masonry fireplaces.

Ventfree Gas Logs and Ventfree Fireplaces. During fiscal 1992, the Company introduced its American Dream(TRADEMARK) ventfree gas log and a related ventfree fireplace unit. The American Dream(TRADEMARK) ventfree gas log is a simulated wood log and burner set assembly utilizing a patented design licensed to the Company. This design permits the burning of natural gas or liquefied petroleum products, such as propane, to provide heat without the necessity of venting carbon monoxide from the combustion area. The simulated wood logs utilized in the American Dream(TRADEMARK) ventfree gas log set are made of a soft ceramic material to resemble wood logs and the embers produced by the burning of wood logs. As the soft ceramic material is heated by the burner set, it radiates heat and produces a red glow resembling that produced by wood logs in a masonry fireplace. The Company also markets its ventfree gas logs as the Firetech 2000(REGISTERED) ventfree gas log, depending upon the customer. Unlike vented fireplaces, which must be located where outside venting can be effected, the Company's ventfree gas logs may be placed in any location where a heat source is desired, including existing fireplaces. Existing fireplaces can be modified to accommodate the use of the Company's ventfree gas logs at a nominal cost.

The Company markets ventfree gas log products, which consists of several different sizes of ventfree gas log sets and ventfree gas heaters and fireplace units. The current fireplace products are marketed under either the American Dream(TRADEMARK) ventfree name or the Firetech 2000(REGISTERED) ventfree name, depending upon the customer. Sales of the combined ventfree gas log and fireplace unit have been primarily to new home contractors, while significant quantities of the ventfree gas log sets not associated with a zero clearance fireplace unit have been sold to independent distributors and contractors serving the remodeling and retrofit markets.

Marketing and Distribution. The Company sells its fireplaces, ventfree gas logs and related accessories nationwide through its own sales force and through third party sales representatives primarily to contractors, wholesale distributors and retailers. A majority of the Company's fireplaces are ultimately purchased by home builders and others engaged in the construction of new housing or remodeling of existing homes. The Company has distributors in all regions of the country serving builders and remodelers. The Company's fireplace products are used by many of the country's best known builders.

Although the Company ships its fireplace products nationwide, its sales tend to be somewhat concentrated in the states where housing construction is active. Because the Company typically produces its products to meet specific orders by contractors, large distributors or retailers, it does not maintain material amounts of inventories in excess of anticipated short-term demand. The raw materials for the Company's fireplace products are readily available from a variety of sources. During fiscal ended August 31, 1997, no single customer for fireplace products accounted for more than 10% of the Company's consolidated sales during such period.

Manufacturing. The Company currently fabricates its zero clearance fireplace units from stainless and coated steels acquired from vendors and brick pattern refractory of its own manufacture.
During the fabrication process, the Company adds components and other hardware purchased from vendors. Glass doors, fan kits and blowers designed for the Company's zero clearance fireplace units are usually shipped separately. The Company produces a variety of sizes and styles of zero clearance fireplace units for both the single family and multi-family markets. In the case of the ventfree gas log units, the Company incorporates an oxygen depletion sensor and a pilot light and valve acquired from vendors. The ventfree gas log units are then further assembled and placed under an arrangement of soft ceramic simulated wood logs. The Company, during fiscal year 1995, began manufacturing the simulated wood logs at the Manchester facility.

Competition; Patents. There are a number of manufacturers producing zero clearance metal fireplaces and related accessories similar to the products of the Company and the market for these products is very competitive. The Company believes that it is among the larger producers of such products and that it markets a full range of zero clearance fireplace units at competitive prices. The Company's ventfree gas log products utilize a patented design, which is currently being licensed by the Company from the holder of the applicable patent. Under the terms of this license, the Company has the exclusive right to manufacture and distribute ventfree gas logs in the United States and Mexico in conjunction with a prefabricated fireplace unit or other burn chamber, and the non-exclusive right to produce and sell ventfree gas logs independently of fireplace units. Although the patented design of the Company's ventfree gas log product cannot be utilized by other manufacturers marketing fireplace units employing gas burning logs, there can be no assurance that a competitive product employing a different method to achieve the same or similar results could not be developed in the future. The Company knows of one other entity which is licensed by the patent holder to produce separate ventfree gas logs. Other companies have introduced products which compete with the Company's ventfree log sets, but the Company does not believe that they are using the patented concept which provides glowing logs and embers. There can be no assurance that the holder of the patent will not license such non-exclusive rights to additional parties, thereby increasing the competition for the Company's ventfree gas logs sold separately.

Face Brick Products
-------------------

The Company manufactures a broad line of face brick in a variety of styles, textures, sizes and colors. The Company's face brick products are manufactured in Malakoff, Texas (approximately 75 miles southeast of Dallas, Texas), through its Texas Clay Division. For the fiscal year ended August 31, 1997, the Company had sales of face brick products of approximately $9.0 million.

Manufacturing. Approximately 90% of the clay deposits presently utilized in the manufacturing of face brick products by the Company are located within twelve miles of its Malakoff operating facilities. The Company owns approximately 669 acres of land, most of which the Company believes have clay deposits, and leases an aggregate of approximately 460 additional acres which it also believes to contain clay deposits. Generally, the leases will continue so long as clay is mined in paying quantities or minimum royalties are paid. Royalties under the leases range from $0.25 to $0.35 per cubic yard of merchantable clay removed. The Company normally maintains at least a 120 day supply of raw clay at its operating facilities. Historically, Texas Clay has obtained approximately 25% of its raw clay requirements from its own land and the remaining 75% from leased land. The Company believes that its clay reserves necessary for making face bricks are adequate for the foreseeable future, although the Company does not have sufficient engineering data to permit it to predict the extent of such reserves with accuracy. Additionally, the Company believes that there is an abundance of clay deposits located near its Malakoff operating facility which would be available to the Company on acceptable terms if additional clay deposits are needed.

The Malakoff operating facility includes two plants that are capable of producing approximately 55 million bricks annually operating one shift per day, five days a week. For energy efficiency reasons, three of the Company's kilns are operated 24 hours a day, notwithstanding staffing of other production facilities. In the manufacture of face brick, the raw clay is mined on the surface of the ground by open pit. The principal type of clay mined by the Company is a highly refractory type of material. A variety of clay pits are worked by the Company at any given time since the type and grade of clay determine the characteristics and color of finished brick. After the raw clay is mined, it is crushed, screened and blended, warmed and tempered into an amorphous mass which is extruded through a die and cut to size automatically. The brick is then dried to reduce the moisture content, burned at heat ranging up to 2200 degrees Fahrenheit, and gathered and packaged for shipment in bundles of the same shade or color or of mixed shades or colors. The Company utilizes a grinding system which permits it to automatically mix ingredients, thereby producing more consistency in color.

Marketing and Distribution. The face brick products manufactured by the Company are distributed primarily in Texas and adjacent states to commercial and residential contractors, architects and interior and commercial decorators. The Company markets its face brick products primarily through independent distributors. In addition, the Company currently employs one full-time salesperson. Sales made to the residential market generally produce higher profit margins than sales made to the commercial markets. During the fiscal year ended August 31, 1997, no single face brick customer accounted for more than 10% of the Company's consolidated net sales during such period.

Fuel Requirements. In order to manufacture the Company's face brick products, significant quantities of natural gas must be obtained from the local public utility or from private parties. The Company historically has obtained most of its natural gas requirements from the local public utility, but has obtained, and currently continues to obtain, a significant portion of its gas supply from one or more private parties.

The Company's manufacturing operations have, from time to time, experienced minor disruptions resulting primarily from the imposition by the local public utility of allocations during peak usage periods, but such disruptions have not had and are not expected in the foreseeable future to have, a material adverse effect on the Company's operations. However, since the cost of natural gas historically has constituted the largest single component of the Company's face brick manufacturing operating costs (other than labor and maintenance parts) and is expected in the foreseeable future to continue to be material, any significant increase in the cost of natural gas without an accompanying price increase in the products sold by the Company could adversely affect its operating results. The Company purchases all of its natural gas at prevailing rates and does not have any long-term supply agreements.

Inventories and Payment Terms
-----------------------------

As a general rule, the Company's customers are not permitted to return fireplace units or face brick products, nor are they granted extended payment terms on any of these products. As a result, the Company's working capital needs are less than would be the case if it carried significant amounts of inventory, accepted returns of merchandise or granted extended payment terms.

Patents and Trademarks
----------------------

The Company does not own any material patents, but does own a variety of trademarks and trade names. The consumer products manufactured by the Company are sold primarily under the trademark or trade names of Temco(REGISTERED), Amberlight(REGISTERED), Temco American Dream(TRADEMARK), Firetech 2000(REGISTERED) and Masterworks 280(REGISTERED) direct vent fireplace. The Company believes that its trademarks and trade names as a whole have significant value. However, the Company does not consider any one or group of its trademarks or trade names or any licenses granted to or by it to be material to its business as a whole, except for the patent license (the "Patent License") relating to its ventfree fireplace products and direct vent fireplaces.

The original Patent License provided for an initial term of four years, commencing April 1, 1992 and expiring on March 31, 1996, subject to termination in the event of default by the Company. The Company exercised its option to extend the initial term of the Patent License for an additional four year term, expiring on March 31, 2000. During fiscal 1995, the Patent License was extended again for an additional two year term, expiring on March 31, 2002.

Backlog
-------

The table set forth below gives certain information with respect to the approximate backlog of the Company by business segment.


                         Face            Fireplace
                    Brick Products        Products        Total
                    --------------      -------------  ----------
                                        (In Thousands)
Balance at
  8/31/96             $ 1,626             $ 2,256       $ 3,882

Balance at
  8/31/97             $ 1,672             $ 1,267       $ 2,939

As of August 31, 1997, the amount of backlog of orders shown above is believed to be firm and the orders are expected to be filled during 1998. The Company does not consider backlog amounts to be significant due to the nature of the customer's order patterns.

Government Regulations
----------------------

The Company does not anticipate that compliance with Federal, State and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, will have any material effect upon capital expenditures or earnings and will not affect the competitive position of the Company and its subsidiaries in any of the Company's segments of business.

Employees
---------

As of August 31, 1997, the Company employed approximately 540 persons (including employees of wholly-owned subsidiaries) of whom approximately 170 were salaried and 370 were hourly employees.

ITEM 2.     PROPERTIES

Corporate Office
----------------

The executive offices of the Company are located at 5400 LBJ Freeway, Suite 1375, Dallas, Texas 75240. Such offices consist of a small office suite which is leased under a five year lease expiring on September 30, 2001. The current monthly rental is $5,185.

Fireplace Products
------------------

The Company manufactures and assembles its fireplace products in its facilities at Manchester, Tennessee, Perris, California and Mexicali, Baja California, Mexico. Management of the Company believes the availability of two plants located in different geographic areas of the United States allows it to ship products nationwide at a lower average freight cost than many of its competitors operating out of a single plant.

The Company's Manchester facility contains approximately 127,000 square feet and includes a main building of metal construction and three adjacent smaller buildings, generally of metal construction. The Manchester facility is leased by the Company from HUTCO, a California partnership of which Mr. James E. Upfield (Chairman of the Board of the Company) is a general partner. The original lease provided for a twenty-five year term, expiring in 2014 with a monthly rental of $13,020, subject to certain scheduled rental escalations based upon increases in the consumer price index. During fiscal 1994, the Company entered into a new lease agreement with HUTCO whereby HUTCO expanded the Manchester facility by 30,000 square feet to a total of approximately 157,000 square feet. The monthly rental beginning January, 1995 increased to $21,500 and is subject to certain scheduled rent escalations based upon increases in the consumer price index. The new lease provides for a twenty-five year term, expiring in 2020. In the opinion of the management of the Company, the leases from HUTCO were consummated on terms and conditions as favorable to the Company as terms and conditions obtainable from non-affiliated parties.

The Company's manufacturing facility in Perris is located on ten acres of land and contains approximately 78,000 square feet. The facility is leased by the Company under a long-term lease originally expiring in 1999. During fiscal 1995, the Company exercised a ten year option extending the lease through September 30, 2008. The monthly rental rate remains the same at $6,368.

The Company's Mexicali, Mexico facility contains approximately 13,000 square feet. The lease for this facility commenced on August 1, 1993, provides for monthly rental of $3,410 (U.S.) and expires in July 1998. During the 1994 fiscal year, the Company entered into a second lease for an additional 7,250 square feet with a monthly rental of $2,100 (U.S.) and this lease also expires in July 1998. This facility manufactures fireplace component parts for use by the Company's Manchester and Perris plants.

Face Brick Products
-------------------

The Company's face brick products are manufactured in Malakoff, Texas through its Texas Clay division. The Company owns and operates office and manufacturing facilities on a seventy-six acre tract of land at this location, consisting of multiple buildings constructed on steel frames with sheet metal siding and roofs which contain approximately 268,000 square feet of floor space. The Company's facilities house manufacturing equipment, three active kilns, storage areas for raw materials and finished products and loading areas for trucks.

ITEM 3.     LEGAL PROCEEDINGS

There are legal actions in which the Company is a party, however, in the opinion of management, the Company's ultimate loss, if any, will not be significant.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
Not applicable.

                             PART II

ITEM 5.   MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED
          STOCKHOLDER MATTERS

The following table summarizes the high and low sales prices of the Common Stock provided to the Company by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company's Common Stock trades on the NASDAQ market under the symbol TMTX.

                              Price (1)
                          ----------------
                          High       Low
                         ------    ------
     FISCAL 1996
     -----------
     First Quarter       $4.75     $3.63
     Second Quarter       5.25      3.38
     Third Quarter        5.00      3.50
     Fourth Quarter       4.50      2.94

     FISCAL 1997
     -----------
     First Quarter        $4.13    $2.75
     Second Quarter        4.50     2.38
     Third Quarter         3.63     2.38
     Fourth Quarter        3.88     2.32

(1) The prices shown represent quotations between dealers and do not include mark-ups, mark-downs or commissions, and may not represent actual transactions.

The number of shareholders of record and beneficial shareholders of the Company as of November 12, 1997 was approximately 1,200. The only stock of the Company outstanding is Common Stock par value
$0.20 per share.

No cash dividends were declared or paid during fiscal 1996 or 1997. The Company currently intends to reinvest its earnings for use in its business and to finance future growth. Accordingly, the Company does not anticipate paying dividends in the foreseeable future.

ITEM 6.     SELECTED FINANCIAL DATA


                                                                              Years Ended August 31,
                                                       ---------------------------------------------------------------
                                                        1997           1996           1995           1994       1993
                                                       -------        -------        -------       -------    --------
                                                                      (in thousands, except share amounts)
Selected Statement of Operations Data:

     Net Sales
        Fireplace products.........................    $30,198        $33,110        $34,504       $35,324     $26,371
        Face brick products........................      9,010          8,862          8,400         8,611       7,736
                                                       -------        -------        -------       -------     -------
          Total net sales..........................     39,208         41,972         42,904        43,935      34,107
     Cost of goods sold............................     29,693         30,977         30,962        29,391      23,657
                                                       -------        -------        -------       -------     -------
     Gross profit..................................      9,515         10,995         11,942        14,544      10,450
     Selling, general and administrative
        expenses...................................      9,455          9,548         10,782        10,291       7,735
     Interest expense..............................        519            583            424           526         903
     Other income..................................       (114)            (2)          (122)          (71)        (45)
                                                       -------        -------        -------       -------     -------
     Income (loss) from continuing operations
        before income taxes........................       (345)           866            858         3,798       1,857
     Income tax expense (benefit)..................       (144)           324            369          (280)        713
                                                       -------        -------        -------       -------     -------
     Income (loss) from continuing operations
        before extraordinary item..................       (201)           542            489         4,078       1,144
     Loss from discontinued operations,
        less applicable federal taxes..............         --             --             --            --         (87)
     Extraordinary gain from utilization of
        operating loss carryforward................         --             --             --            --         530
                                                       -------        -------        -------       -------     -------

     Net income (loss).............................    $  (201)       $   542        $   489       $ 4,078     $ 1,587
                                                       =======        =======        =======       =======     =======

     Income (loss) per common share:
        Income (loss) from continuing operations,
          before extraordinary item................    $  (.06)       $   .16        $   .14       $  1.25     $   .45
        Loss from discontinued operations..........         --             --             --            --        (.03)
        Extraordinary item.........................         --             --             --            --         .21
                                                       -------        -------        -------       -------     -------
        Net income (loss) per common share.........    $  (.06)       $   .16        $   .14       $  1.25     $   .63
                                                       =======        =======        =======       =======     =======
     Weighted average common and common
        equivalent shares outstanding..............  3,474,155      3,491,131      3,502,887     3,272,568   2,520,189
                                                     =========      =========      =========      =========      =========


Cash Dividends Declared Per Common Share...........    $    --        $    --        $    --        $    --        $    --
                                                       =======        =======        =======        =======        =======


                                                                                 August 31,
                                                       -------------------------------------------------------------------

                                                        1997           1996           1995           1994           1993
                                                       -------        -------        -------        -------        -------

Selected Balance Sheet Data:

     Working capital...............................    $ 9,990        $ 8,329        $ 9,014        $10,189        $ 1,582
     Total assets (1)..............................     23,233         27,808         27,116         23,643         16,903
     Short-term debt (2)...........................      1,011          3,343          2,770            595          4,969
     Long-term debt, excluding current
        maturities (3).............................      2,244          2,218          3,099          1,346          2,166
     Stockholders' equity..........................     15,781         15,970         15,416         14,916          4,309

________________________

(1)  Excludes assets related to discontinued operations.
(2) Includes amounts borrowed under a revolving credit agreement and debt payable within one year, including capitalized lease obligations to related parties.
(3)  Includes capitalized lease obligations to related parties.


ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS

Overview
--------

The Company is a producer of metal fireplace products and face brick products used in the residential and commercial building and remodeling markets. The Company manufactures and distributes its fireplace products through Temco Fireplace Products, Inc., a wholly owned subsidiary of the Company, and its face brick products through its Texas Clay division. The Company's fireplace products are sold nationwide to a network of contractors, distributors and retailers, and its face brick products are sold to contractors and distributors principally in Texas and surrounding states.

The Company provides products to contractors and others engaged in the construction and remodeling markets which usually are more active in the summer and fall months. The Company's sales are affected by this seasonality since contractors and other users do not maintain inventories of products for construction purposes. In addition, the Company provides goods to the building products industry which is cyclical in nature and can be affected by changes in consumer credit, interest rates and general economic conditions.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

Net Sales
---------

Fireplace Products. Net sales decreased $2.9 million or 9% in fiscal 1997 compared with fiscal 1996. The reduction in sales was the direct result of a decrease in the quantity of woodburning fireplaces delivered in 1997. Intense competition within the industry has prohibited the Company from increasing selling prices on its fireplace products.

Face Brick Products. Net sales increased approximately $0.1 millon or 2% in fiscal 1997 compared with fiscal 1996. A small increase in selling price was responsible for the increase in net sales.

Gross Profit
------------

Fireplace Products. Gross profit decreased approximately 20% in fiscal 1997 compared with fiscal 1996. The decrease in sales volume was the major factor contributing to the decrease in gross profit.

Face Brick Products. Gross profit increased approximately 5% in fiscal 1997 compared with fiscal 1996. The increase was a direct result of the increase in the selling price for brick products.

Selling, General and Administrative Expenses
--------------------------------------------

Selling expenses decreased 9% in fiscal 1997 compared with fiscal
1996. The decrease was mainly due to decreases in selling commissions, payroll and advertising expenses.

General and administrative expenses increased approximately 11% in fiscal 1997 compared with fiscal 1996. Payroll related fringe benefits, specifically group health insurance and worker's compensation insurance expenses were less than usual in fiscal 1996 due to refunds received in 1996 that related to prior years and adjustment of accrued balances to more accurately reflect estimated liabilities in fiscal 1996. Expenses for fiscal 1997 do not include any significant adjustments for prior year activity.

Interest Expense
----------------

Interest expense decreased $64,000 or 11% in fiscal 1997 compared with fiscal 1996. The decrease in interest expense was the direct result of the decrease in the average indebtedness of the Company throughout fiscal 1997.

Other Income
------------

Other income for both fiscal 1997 and 1996 includes small amounts of miscellaneous income and expenses from various sources.

Income Taxes
------------

The provision for income taxes, both current and deferred, decreased from an expense of $324,000 in fiscal 1996 to a benefit of $144,000 in fiscal 1997 due to diminished operating results. In fiscal 1997, the income tax provision consists of a benefit of $202,000 in federal and an expense of $58,000 in state taxes.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

Net Sales
---------

Fireplace Products. Net sales decreased $1.4 million or 4% in fiscal 1996 compared with fiscal 1995. Although the Company shipped a greater quantity of fireplaces and ventfree gas log sets in 1996 compared with 1995, the average price received for each unit was less in 1996 than in 1995. Competition within the industry, especially for ventfree gas products, had a negative impact on net sales in 1996.

Face Brick Products. Net sales increased $0.5 million or 6% in fiscal 1996 compared with fiscal 1995. An increase in the quantity of face brick shipped in 1996 along with a small increase in the selling price which the Company received for its product, were responsible for the overall increase in net sales.

Gross Profit
------------

Fireplace Products. Gross profit decreased approximately 11% in fiscal 1996 compared with fiscal 1995. A portion of the decrease is attributable to the decrease in sales. The reduction in the average unit sales price received for the product also contributed to the lower gross profit recorded in 1996.

Face Brick Products. Gross profit increased approximately 3% in fiscal 1996 compared with fiscal 1995. The increase was a direct result of the increase in net sales.

Selling, General and Administrative Expenses
--------------------------------------------

Selling expenses decreased 15% in fiscal 1996 compared with fiscal 1995. As a percentage of sales, the decrease was 2% between the two years. The decrease was mainly due to a decrease in advertising expenses. Advertising expenses in fiscal 1995 were greater than usual due to the introduction of several new gas fireplace and gas log products.

General and administrative expenses decreased approximately 6% in fiscal 1996 compared with fiscal 1995. As a percentage of sales, the decrease was less than 1%.

Interest Expense
----------------

Interest expense increased $159,000 or 38% in fiscal 1996 compared with fiscal 1995. The increase in interest expense was the direct result of the increase in the average indebtedness of the Company in 1996.

Other Income
------------

Other income for both fiscal 1996 and 1995 includes small amounts from various sources.

Income Taxes
------------

Income tax expense, both current and deferred, decreased from $369,000 in fiscal 1995 to $324,000 in fiscal 1996. In fiscal
1996, income tax expense consisted of $154,000 in federal, $146,000 in state and $24,000 in foreign income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $3,088,000, $2,161,000 and $1,358,000 in fiscal 1997, 1996 and 1995, respectively. Working capital also increased $1,661,000 in fiscal 1997 mainly due to decreases in notes payable and accounts payable. In fiscal 1996, working capital decreased $685,000 due to an increase in notes payable.

Capital expenditures and capitalized lease obligations for fireplace and face brick products totalled $1,158,000 ($682,000 for fireplace products and $476,000 for face brick products), $2,057,000 ($1,722,000 for fireplace products and $335,000 for face brick products) and $5,294,000 ($4,030,000 for fireplace products and $1,264,000 for face brick products) in fiscal 1997, 1996 and 1995, respectively. The majority of expenditures in each of the years was for tooling, replacement items and major repairs to manufacturing equipment. Approximately 117 acres of land were purchased in fiscal 1997 believed to contain an estimated five million cubic yards of shale/clay to be utilized in the production of face brick. In fiscal 1995, equipment was purchased for the Tennessee location which was expanded to increase its fireplace manufacturing capacity. The Company entered into a new lease agreement for the Tennessee facility at that time in consideration of the expansion which was financed by the partnership which owns the facility. In fiscal 1995, the Company also exercised its option to extend its lease of the fireplace manufacturing facility in California. Also, in fiscal 1995, expenditures for face brick products included an amount for approximately 80 acres of land believed to contain an estimated 400,000 cubic yards of clay. Construction of a replacement office building at the face brick products manufacturing facility was completed early in fiscal 1995.

In May 1996, the Company entered into a two year credit agreement with a bank whereby the Company may borrow a maximum of $4,000,000 under a revolving credit facility. The outstanding principal balance may bear interest at a variable or fixed rate, at the Company's option, at the time funds are requested. Interest is payable on a monthly basis and also at the end of the borrowing period if borrowing at a fixed rate. The revolving credit facility had an outstanding balance of $800,000 at August 31, 1997. The credit facility requires the Company to maintain certain minimum financial ratios, on a quarterly basis, in addition to positive net income for each annual accounting period. The Company is in compliance with the covenants requiring the maintenance of the financial ratios but due to the net loss experienced in fiscal 1997, was not in compliance with the covenant requiring positive net income. The lending bank has waived the net income requirement for the year ended August 31, 1997.

Advances from the revolving credit facility were used to repay the principal balance outstanding and accrued interest on a two year revolving credit note that expired, as scheduled, in May 1996. In addition, a promissory term note that had been added to the expiring revolving credit note, was repaid at the same time. The term note was scheduled for repayment in March 1998.

In fiscal 1997, the majority of purchases of tooling and manufacturing equipment was made using cash generated from operations. Proceeds from long-term notes were used to purchase land and a few pieces of equipment.

The Company anticipates that cash flow from operations together with funds available from the revolving credit facility should provide the Company with adequate funds to meet its working capital requirements as well as requirements for capital expenditures for at least the next twelve months.

EFFECTS OF INFLATION

The Company believes that the effects of inflation on its operations have not been material during the past three fiscal years. However, inflation could adversely affect the Company if inflation results in higher interest rates or a substantial weakening in economic conditions that could adversely affect the new housing market.

ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The response to this Item is submitted in a separate section of this report.

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS OR
          ACCOUNTING AND FINANCIAL DISCLOSURES

Not applicable.

                            PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     (a)  DIRECTORS OF THE COMPANY

The names of the directors and nominees for the office of director and information about them, as furnished by the directors and nominees themselves, are set forth below:


                                        First               Positions and Offices with Company, Business
                                        Became a            Experience During Past Five Years and Other
       Name               Age           Director in         Directorships
-------------------      -----          -----------         ----------------------------------------------
James E. Upfield          77               1969             Chairman of the Board of the Company for more
                                                            than the past five years; also Chairman of the
                                                            Board of Temco Fireplace Products, Inc., a
                                                            wholly-owned subsidiary of the Company; serves
                                                            as a director of Magnum Petroleum, Inc.
                                                            (formerly Hunter Resources, Inc.) which is
                                                            engaged in the sale of oil, gas and oilfield
                                                            services.

E. R. Buford              62               1973             President of the Company for more than five
                                                            years and was elected Chief Executive Officer
                                                            of the Company in February, 1986; President
                                                            and a director of Temco Fireplace Products, Inc.,
                                                            a wholly-owned subsidiary of the Company, for
                                                            more than the past five years.

Joseph V. Mariner, Jr.    77               1979             Retired as Chairman and Chief Executive Officer
                                                            of Hydro-Metals, Inc., when it was acquired by
                                                            Wallace Murray Corporation, a manufacturer of
                                                            plumbing ware and cutting tools; serves as a
                                                            director of Peerless Mfg. Co., a manufacturer
                                                            of separators and filters used for removing
                                                            liquids and solids from gases and air; the
                                                            Dyson-Kissner-Moran Corporation, a New York
                                                            based privately owned investment company;
                                                            Kearney National, Inc., a manufacturer of
                                                            electrical power distribution products; El
                                                            Chico Restaurants, Inc., a Mexican restaurant
                                                            chain; and Renters Choice, Inc., operates
                                                            Rent-To-Own Stores.

Larry J. Parsons          68               1989             Retired in 1988 as partner of Ernst & Whinney
                                                            (now known as Ernst & Young LLP), an
                                                            international public accounting firm.  Mr.
                                                            Parsons was a partner for more than five years
                                                            before his retirement and holds no other
                                                            directorships.

Scott K. Upfield          38               1992             President, Treasurer and a director of Insurance
                                                            Technologies Corporation, a company principally
                                                            engaged in developing and marketing software to
                                                            the insurance industry for more than the past
                                                            five years.




                              -14-



Richard W. Griner         59               1995             Director, President and Chief Operating Officer
                                                            of The Hart Group, a privately owned company
                                                            which supplies managerial services to privately
                                                            owned Rmax, Inc., a manufacturer of rigid foam
                                                            roofing and sheathing insulation for more than
                                                            the past five years; director and President of
                                                            HC Industries, Inc. and of HC Industries NV.,
                                                            Inc., subsidiaries of Rmax; and director of
                                                            Axon, Inc., a multifaceted contracting and
                                                            service company.  Mr. Griner is also a director
                                                            and President of Rmax.


Each of the above named nominees is a member of the present Board of Directors and was elected to such office at the Annual Meeting of Stockholders held March 6, 1997. There are no family relationships among any of the directors or among any of the directors and any officers of the Company except Messrs. James E. Upfield and Scott K. Upfield who are father and son.

     (b)  EXECUTIVE OFFICERS OF THE COMPANY


        Name                   Age                                       Offices with Company
-------------------           -----                         ----------------------------------------------
James E. Upfield                77                          Chairman of the Board and a director

E. R. Buford                    62                          President, Chief Executive Officer and a
                                                            director

R. N. Stivers                   61                          Vice President-Finance, Secretary, Treasurer,
                                                            Chief Financial Officer and Chief Accounting
                                                            Officer



Each of the officers has served in their respective capacity for more than the past five years. There are no family relationships between any of the executive officers, nor any arrangement of understanding between any officer and any other person pursuant to which the officer was selected. Officers are appointed annually by the Board of Directors immediately following the annual meeting of shareholders.

ITEM 11.     EXECUTIVE COMPENSATION

The following table provides certain disclosure of all compensation awarded to, earned by or paid to the chief executive officer of the Company and to each of the Company's four most highly compensated executive officers (other than the chief executive officer) whose total salary and bonus exceed $100,000.

                   SUMMARY COMPENSATION TABLE
                   --------------------------


                                                                        Long Term Compensation
                                                            -----------------------------------------------
                        Annual Compensation                           Awards                   Payouts
                    ---------------------------             -------------------------     -----------------
                                                  Other                    Securities               All
                                                  Annual    Restricted     Underlying     LTIP      Other
Name and                                          Compen-     Stock          Options/     Pay-      Compen-
Principal           Fiscal    Salary     Bonus    sation      Awards           SARs       outs      sation
Position            Year        ($)      ($)        ($)        ($)             (#)         ($)        ($)
-----------------------------------------------------------------------------------------------------------
E.R.Buford          1995      205,300    -0-        N/A        -0-             -0-         -0-        N/A
Chief               1996      213,500    -0-        N/A        -0-             -0-         -0-        N/A
Executive           1997      222,100    -0-        N/A        -0-             -0-         -0-        N/A
Officer and
President
-----------------------------------------------------------------------------------------------------------
J. E. Upfield       1995      150,000    -0-        N/A        -0-             -0-         -0-        N/A
Chairman of         1996      150,000    -0-        N/A        -0-             -0-         -0-        N/A
the Board           1997      150,000    -0-        N/A        -0-             -0-         -0-        N/A
-----------------------------------------------------------------------------------------------------------
R. N. Stivers       1995      107,800    -0-        N/A        -0-             -0-         -0-        N/A
Chief Financial     1996      112,000    -0-        N/A        -0-             -0-         -0-        N/A
Officer/Vice        1997      116,600    -0-        N/A        -0-             -0-         -0-        N/A
President-Finance
-----------------------------------------------------------------------------------------------------------

Other annual compensation did not exceed the lesser of either
$50,000 or 10% of total salary as disclosed in the summary compensation table.


Employment Contract Agreements
------------------------------

The Company entered into three-year employment contracts with Mr.
E. R. Buford and Mr. R. N. Stivers (the "Executives") as of June 7, 1994. Under the terms of the agreements, Mr. Buford receives an annual base salary of at least $201,300 and Mr. Stivers receives a base salary of at least $105,000. During the term of the agreements, the Company may increase the base salary of the Executives. The Executives will also be eligible to participate in the regular employee benefit program now or hereafter established by the Company.

On each anniversary of these agreements, the term shall be extended for an additional period of one year unless the Board of Directors elects, at the directors' meeting following the annual stockholders' meeting, not to extend the agreements.

The agreements may be terminated by the Company without cause upon thirty days prior written notice. In the event of termination without cause, the Company shall for a period of two and one-half years continue to pay Mr. Buford and for a period of one year continue to pay Mr. Stivers their base salaries effective at the time of termination.

If the Executives are involuntarily terminated, other than for cause, in contemplation of, or within three years following, a change of control, the Company shall pay the Executives (i) a lump sum severance payment equal to two and one-half times the Executives base salary in effect at the time of involuntary termination, payable as a lump sum, and (ii) continuation of all employee benefits, executive benefits and perquisites or benefits reasonably equivalent thereto, for a period of two and one-half years.

Select Management Employee Security Plan
----------------------------------------

Except for the Company's Select Management Employee Security Plan, the Company does not have any plans that could be deemed long-term incentive plans or defined benefit or actuarial plans under which benefits are determined primarily by reference to final compensation. The Select Management Employee Security Plan (the "Security Plan") provides certain death and retirement benefits to key employees of the Company. During the fiscal year ended August 31, 1997, ten (10) employees were participating in the Security Plan (including the three named executive officers in the Summary Compensation Table above). The Company's Compensation Committee has discretion to select additional employees (not more frequently than annually) to participate in the Security Plan.

The Security Plan provides for benefits to be paid to each participant for a period of ten (10) years after retirement (or to the beneficiary or estate of a participant for a period of ten
(10) years following the date of death of a participant) in an amount during each such year equal to approximately 50% of the participant's salary at the date of retirement or death. All required benefit payments are provided by individual life insurance, retirement insurance or annuity type policies which the Company's Compensation Committee has deemed appropriate. Pursuant to the Security Plan, the Company makes all contributions to fund the aggregate amount of insurance premiums required to purchase and maintain all applicable insurance or annuity type policies.

Any participant in the Security Plan who ceases to be an employee of the Company prior to attaining the age of fifty (50) and ten
(10) years of employment and before normal retirement date may elect to purchase his insurance policy for one-third of its cash value on the date of termination. Any participant who ceases to be employed after attaining age fifty (50) and ten (10) years of service but before normal retirement will be assigned his insurance policy without any payment being required.

Stock Option Plan for Key Employees
-----------------------------------

In 1990, the Company adopted the 1990 Stock Plan for Key Employees of Temtex Industries, Inc. and its Subsidiaries (the "1990 Plan"). The 1990 Plan provides for the grant of stock options, including "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986 and "non-qualified stock options" which do not constitute incentive stock options, the grant of stock appreciation rights in connection therewith, and the allotment of shares of restricted stock, to key employees of the Company.

The 1990 Plan is intended to attract, retain and provide incentives for eligible key employees. The 1990 Plan is administered by a committee of the Board of Directors not eligible to receive awards under the 1990 Plan. Presently the Compensation Committee administers the Plan. Such committee has authority, in its discretion, to determine the individuals to whom, and the time or times at which restricted stock will be allotted or options or stock appreciation rights will be granted, the number of shares to be subject to each allotment of restricted stock, stock options and appreciation rights, the option price for the duration of each option and other matters in connection with the administration of the 1990 Plan and the grant of awards thereunder. The exercise price of any option granted under the 1990 Plan may not be less than the fair market value of the Common Stock at the date of grant. Options and stock appreciation rights may be granted and restricted stock allotted under the 1990 Plan from time to time until December 31, 1999, on which date such 1990 Plan will terminate, unless it is sooner terminated as provided therein.

The stockholders at the annual meeting held March 7, 1995, approved a proposal increasing the shares eligible for issuance pursuant to the 1990 Plan from 95,000 shares to 195,000 shares of Common Stock and the aggregate number of options (including stock appreciation rights) or shares of restricted stock which may be issued to any one employee in any fiscal year shall not exceed 25,000.

Option Grants During 1997 Fiscal Year
-------------------------------------

There were no stock options granted to the Company's executive officers named in the summary compensation table during fiscal year 1997.

----------------------------------------------------------------


The following table includes the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options were exercised, the aggregate dollar value realized upon exercise and the total value of unexercised options held at the end of the last completed fiscal year for each of the Company's executive officers named in the Summary Compensation Table.


                    Aggregated Option/SAR Exercises in Last Fiscal Year
                               and FY-End Option/SAR Values
                    ---------------------------------------------------
                                                                           Value of
                                                  Number of Securities     Unexercised In-
                                                  Underlying               the-Money
                                                  Unexercised              Options/SARs at
                                                  Options/SARs at FY-      FY-End ($)
                                                  End (#)
               Shares
               Acquired on    Value Realized      Exercisable/             Exercisable/
    Name       Exercise (#)        ($)            Unexercisable            Unexercisable
-------------------------------------------------------------------------------------------
E. R. Buford      -0-              -0-            Exercisable 50,000       $109,500
                                                  Exercisable 10,000             -0- (1)
                                                  Unexercisable 10,000           -0- (1)

J. E. Upfield     -0-              -0-                    -0-                    -0-

R. N. Stivers     -0-              -0-            Exercisable 5,000              -0- (1)
                                                  Unexercisable 5,000            -0- (1)

(1)  The Company's stock price at August 31, 1997 was below the option price.
-------------------------------------------------------------------------------------------

Stock Option Plan for Outside Directors
---------------------------------------

In 1990, the Company also adopted the Outside Director Stock Option Plan (the "Outside Director Plan"). The Outside Director Plan is intended to encourage more extensive ownership of the Common Stock, to provide incentives and to attract and retain eligible outside directors of the Company. Under the Outside Director Plan, 30,000 shares of Common Stock were reserved. The Outside Director Plan is presently administered by the Board of Directors. The Board of Directors has authority, in its discretion, to determine the outside directors to whom, and the time or times in which, options will be granted, the number of shares to be subject to each option, and the purchase price of the shares covered by each option. The exercise price of any option granted under the Outside Director Plan may not be less than the fair market value of the Common Stock at the date of the grant. Options granted under the Outside Director Plan are non-qualified options for federal income tax purposes.

The following table shows stock options granted and presently exercisable to outside directors from May 23, 1990 to August 31, 1997:

                           Options
                         Granted and              Value of Unexercised
                          Presently     Option    In-The-Money Options
   Name of Director      Exercisable    Price     At Fiscal Year End
---------------------    -----------    ------    --------------------
Joseph V. Mariner, Jr.     2,500        $2.00          $ 3,450
                           2,500        $1.44            4,850
                           1,500        $3.31             -0-   (1)
                          ------                       -------
                           6,500                       $ 8,300
                          ======                       =======

Larry J. Parsons           2,500        $2.00          $ 3,450
                           2,500        $1.44            4,850
                           1,500        $3.31             -0-   (1)
                          ------                       -------
                           6,500                       $ 8,300
                          ======                       =======

Scott K. Upfield           2,500        $1.44            4,850
                           1,500        $3.31          $  -0-   (1)
                          ------                       -------
                           4,000                       $ 4,850
                          ======                       =======

Richard W. Griner          2,500        $4.81          $  -0-   (1)
                           1,500        $3.31             -0-   (1)
                          ------                       -------
                           4,000                       $  -0-
                          ======                       =======

(1) The Company's stock price at August 31, 1997 was below the option price.

Directors' Remuneration
-----------------------

Those directors who are salaried employees of the Company receive no additional compensation for their services as directors or as members of committees of the Board. Cash compensation currently payable to the other directors for services in that capacity consists of a retainer of $2,500 per year and a fee of $750 (in addition to travel expenses) for each day of each meeting of the Board of Directors attended. No additional retainers are paid for serving on a committee; however, if one or more committee meetings are held on a day other than one on which a Board meeting is held, committee members are paid a fee of $750 (in addition to travel expenses) for each day of such meeting or meetings.

Directors who are not regular salaried officers or employees who render services to the Company in a capacity or capacities other than that of a director (for example, as consultants or attorneys) may be compensated for such other services, and such compensation for other services shall not, except insofar as may be specified by the Company in particular cases, affect the cash compensation payable to such directors in their capacities as directors and members of committees of the Board of Directors.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

James E. Upfield was, during the fiscal year, an officer of the Company and a member of the Compensation Committee of the Board of Directors. Mr. Upfield has engaged in certain transactions with the company described under the heading "CERTAIN
RELATIONSHIPS AND RELATED TRANSACTIONS".

Board Compensation Committee Report on Executive Compensation
-------------------------------------------------------------

The Compensation Committee of the Board of Directors consists of Mr. Richard W. Griner (Chairman), Mr. Larry J. Parsons, Mr. James
E. Upfield, Mr. Scott K. Upfield and Mr. Joseph V. Mariner, Jr. The Compensation Committee's primary function is to review the compensation awarded to the executive officers of the Company.

In determining executive compensation, the Compensation Committee reviews the performance of the specific executive, the operating performance of the Company, the compensation of executives of companies which are comparable to the Company and the performance of the Company's Common Stock. Particular emphasis is given to the operating results of the Company. The Company's Compensation Committee has access to, and review reports of, independent financial consultants who assimilate and evaluate the compensation of executive officers employed by companies which are generally comparable to the Company. The cumulative weight of all such factors is then generally considered to determine whether or not a particular executive should receive an increase in compensation, an incentive bonus under the Company's Executive Bonus Plan, a stock option or stock grant under the Company's Stock Option Plan for Key Employees, or any other compensation benefits. The Compensation Committee noted that while fiscal 1996 performance did not meet target levels in all categories, cost of living increases of approximately 4% were generally appropriate. Mr. E. R. Buford (the Chief Executive Officer of the Company) and Mr. Roger Stivers, have employment agreements with the Company which fix their annual salaries at certain minimum levels ($201,300 per annum for Mr. Buford and $105,000 per annum for Mr. Stivers).

The Compensation Committee believes that in order for the Company to succeed, it must attract and retain qualified executives who can not only perform satisfactorily on an individual basis but who can also retain and manage a quality staff of other executive officers and key employees. Thus, in addition to applying the criteria generally applicable to all executive officers, in determining the compensation of the chief executive officer, the Compensation Committee may also be influenced to a significant extent by the overall performance of the Company's other executives and key employees. After a review of all such factors and a report of independent financial consultants dated January 23, 1997, which concluded that a salary increase in the range of 4% for the Chief Executive Officer was appropriate, the Compensation Committee recommended that Mr. Buford's base salary be increased to $225,000 per annum. Neither the report of the independent financial consultants nor the Compensation Committee recommended that a bonus be paid for fiscal 1997.

               Mr. Richard W. Griner
               Mr. James E. Upfield
               Mr. Scott K. Upfield
               Mr. Larry J. Parsons
               Mr. Joseph V. Mariner, Jr.

Performance Graph
-----------------

The following table compares the performance of the Company's
Common Stock with certain comparable indices:




                      [PERFORMANCE TABLE]
                   [GRAPHIC MATERIAL OMITTED]




                                1992      1993      1994      1995      1996      1997
                              -------   -------   -------   -------   -------   -------
TEMTEX INDUSTRIES, INC.....   $100.00   $710.40   $860.00   $375.20   $290.40   $270.40
Dow Jones Industrial.......   $100.00   $115.41   $127.09   $153.83   $191.74   $265.10
Dow Jones Furnishings &
    Appliances.............   $100.00   $162.57   $149.13   $151.63   $175.24   $216.97


ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

     (a) The Company knows of no person owning beneficially more than 5% of the Company's Common Stock, except for the following person who owned, as of November 12, 1997, the number of shares of Common Stock of the Company set forth opposite his name in the table below:



                                                  Amount and Nature
 Title of       Name and Address                    of Beneficial          Percent
  Class        of Beneficial Owner                    Ownership (1)        of Class
-----------------------------------------------------------------------------------

Common Stock   James E. Upfield                      1,085,890  (2)          31.2%
               5400 LBJ Freeway
               Suite 1375
               Dallas, Texas 75240

Common Stock   Franklin Resources, Inc.                265,500                7.6%
               777 Mariners Island Blvd.
               San Mateo, CA 94404

Common Stock   Dimensional Fund Advisors, Inc.         188,000                5.4%
               1299 Ocean Avenue
               11th Floor
               Santa Monica, California 90401

_______________


     (1) The nature of the beneficial ownership of the shares is sole voting and investment power unless indicated otherwise.

     (2) Includes 24,750 shares of Common Stock held of record by HUTCO, a partnership of which Mr. Upfield is general partner. Mr. James E. Upfield has shared voting and investment power with respect to such shares of Common
          Stock.


     (b) The following table sets forth the beneficial ownership (as defined by the rules of the Securities and Exchange Commission) of Common Stock of the Company by the incumbent directors, nominees for director and all directors and officers as a group, together with the percentage of the outstanding shares which such ownership represents. Information is stated as of November 12, 1997.

                                        Amount and
  Title of     Name or Identity         Nature of Bene-          Percent of
   Class           of Group             ficial Ownership (1)        Class
---------------------------------------------------------------------------
Common Stock   James E. Upfield            1,085,890 (2)            31.2%

Common Stock   E. R. Buford                  109,062 (3)             3.1%

Common Stock   Joseph V. Mariner, Jr.          6,725 (4)              *

Common Stock   Larry J. Parsons                7,000 (4)              *

Common Stock   Scott K. Upfield               29,500 (5)             1.0%

Common Stock   Richard W. Griner               4,500 (5)              *

Common Stock   R. N. Stivers                  27,543 (6)             1.0%
                                           ---------                ----
                                           1,270,220                36.5%
__________
     * Denotes less than 1%.


     (1) The nature of the beneficial ownership of the shares by the respective persons or group is sole voting and investment power unless otherwise indicated.

     (2)  Includes 24,750 shares of Common Stock over which Mr.
          James E. Upfield has shared voting and investment power owned by HUTCO, a partnership of which Mr. James E.
          Upfield is a general partner.

     (3) Includes 60,000 shares of Common Stock exercisable under the 1990 Plan.

     (4) Includes 6,500 shares of Common Stock exercisable under the Outside Director Plan.

     (5) Includes 4,000 shares of Common Stock exercisable under the Outside Director Plan.

     (6) Includes 5,000 shares of Common Stock exercisable under the 1990 Plan.



ITEM 13.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At the Annual Meeting of Stockholders of the Company held December 21, 1976, the Company's stockholders approved a Share Purchase Agreement ("Agreement") among the Company, Mr. James E. Upfield and RepublicBank Dallas, (succeeded by NationsBank of Texas, N.A.) as trustee (the "Trustee"), pursuant to which the Company may purchase, or may be required, following the death of Mr. Upfield, to purchase from the estate of Mr. Upfield (the "Estate") up to that maximum number of shares of Common Stock whose aggregate purchase price does not exceed the lesser of (a) the sum of (i) the estate, inheritance, legacy and succession taxes (including any interest collected as a part of such taxes) imposed because of Mr. Upfield's death and (ii) the amount of funeral and administrative expenses allowable as deductions in computing the taxable estate of Mr. Upfield under Section 2053 of the Code, or (b) the amount paid to the Trustee pursuant to the Agreement upon and by reason of the death of Mr. Upfield pursuant to a life insurance policy in the amount of $500,000 carried by the Company on the life of Mr. Upfield.

The purpose of the Agreement is to provide an orderly means for the Estate to raise funds to pay all estate and inheritance taxes and funeral and administrative expenses without necessitating the sale of a large number of shares of Common Stock in the over-the-counter market, an event which, in the opinion of the Company, would have, primarily because of the limited volume of trading in such shares, a potentially serious adverse effect on the price of the Common Stock.

The purchase price of a share of Common Stock under the Agreement is an amount equal to 90% of the mean between the highest and lowest quoted selling price for a share of Common Stock in any public securities exchange or market, if available, or otherwise the mean between the bona fide closing bid and asked prices therefore in said exchange or market, on the date of death of Mr. Upfield, or if no such sales or bid and asked prices are available on such date, then the weighted average of the mean between the highest and lowest selling prices, or bona fide bid and asked prices, as the case may be, for a share of Common Stock on the nearest trading date before and the nearest trading date after the date of death of Mr. Upfield (such average to be weighted inversely by the respective number of trading dates between the selling dates or the price quotation dates and such date of death in the same manner used in determining the valuation of stock for federal estate tax purposes as set forth in Treasury Regulation Section 20.2031-2(d) promulgated by the Commissioner of Internal Revenue under Section 2031 of the Code). Such purchase price would have been $3.16, if computed as of November 12, 1997.

The Estate will not be obligated to sell any shares of Common Stock under the Agreement unless prior to the closing of such sale the Estate has obtained a ruling from the Internal Revenue Service, or an opinion of counsel satisfactory in form and content to the Estate, to the effect that the purchase by the Company will be treated as a distribution in full payment and exchange therefor under Section 302(b) of the Code. The Company will not be required to purchase any shares of Common Stock under the Agreement if and to the extent that such a purchase would result in an impairment of its capital or would otherwise be in violation of applicable state law relative to the Company's purchase of its shares of Common Stock.

The Company, pursuant to the Agreement, has transferred to the Trustee, as beneficiary, an existing life insurance policy on the life of Mr. Upfield in the amount of $500,000. The Company is the owner of such insurance policy; however, under certain conditions described below, Mr. Upfield will have the right to purchase all, or any part, of such policy. The premium payable by the Company for such insurance policy is $21,049 per year.
The premiums paid by the Company are not deductible by it for federal income tax purposes, and the proceeds of the policy when paid to the Trustee and used to purchase the shares of Common Stock under the Agreement or transferred to the Company will not constitute income to the Company for federal income tax purposes.

The Trustee is to hold in its custody until the death of Mr. Upfield or termination of the Agreement (in which event it is to return to the Company) the insurance policy on the life of Mr. Upfield. Upon and after the death of Mr. Upfield, the Trustee is to make claim for, collect, hold, deposit or invest, and pay over the proceeds of the insurance policy on the life of Mr. Upfield and any deposits or investments thereof and interest earned thereon for the account of the Company. In the event the proceeds from such insurance policy are greater than the amount required to purchase the shares of Common Stock from the Estate, such excess will be paid to the Company. The Company will reimburse the Trustee for its expenses in carrying out the provisions of the Agreement and will pay reasonable and customary compensation.

The Agreement may be terminated (a) upon the determination of bankruptcy or the dissolution of the Company, (b) upon the cessation of regular business of the Company, (c) at the option of the Company, in the event the purchase price thereunder exceeds 200% of the book value of a share of Common Stock, determined as of the end of the fiscal quarter immediately preceding the date of Mr. Upfield's death, (d) at the option of the Estate, in the event the purchase price thereunder is less than 75% of the book value of a share of Common Stock, determined as of the end of the fiscal quarter immediately preceding the date of Mr. Upfield's death or (e) by the mutual written consent of Mr. Upfield or the Estate and the Company. In addition, if Mr. Upfield disposes, during his lifetime, of all of the Common Stock he now owns, the Agreement will be terminated.

The Agreement provides that if it is terminated during Mr. Upfield's life, he will have the right to purchase from the Company any part or all of the insurance policy on his life subject to the Agreement. The purchase price of such insurance policy will be equal to its cash surrender value, net of any policy indebtedness, plus any unearned premium thereon at the date of purchase.

The manufacturing plant and related real property in Manchester, Tennessee is leased by TFPI from HUTCO, a California partnership of which Mr. James E. Upfield is a general partner. The Manchester facility, which was originally subject to a five-year lease with an option to purchase between TFPI and the former owner, was acquired by HUTCO upon the assignment to it of TFPI's option to purchase following TFPI's inability to secure financing upon acceptable terms. The lease between TFPI and HUTCO is for a twenty-five year term commencing November 15, 1989 and provides for monthly rental payments of $13,020 (subject to certain scheduled rent escalations based upon increases in the consumer price index). During the 1994 fiscal year, the Company entered into a new twenty-five year lease agreement with HUTCO. The new lease agreement provides for a 30,000 square foot expansion to the facility with monthly rental payments of $21,500 commencing January 1, 1995. The new lease is subject to certain scheduled rent escalations based upon increases in the consumer price index.

In the opinion of management of the Company, the leases of the TFPI manufacturing facility from HUTCO have been consummated on terms and conditions as favorable to the Company as terms and conditions obtainable from non-affiliated parties.

In 1994, the Company entered into employment agreements with Messrs. E. R. Buford and R. N. Stivers. The employment agreements are described under the caption "Executive
Compensation-Employment Contract Agreements."

                             PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM
          8-K

          (a)  (1) and (2)    The response to this portion of Item 14
                              is submitted as a separate section of
                              this report.

               (3)  Listing of Exhibits:     The response to this
                    portion is presented in Item (c).


          (b) During the fourth quarter of the period covered by this report, there were no reports filed on Form 8-K.

          (c)  Exhibits:

               (3)  Articles of Incorporation and Bylaws.

                    3.1       Amended and Restated Certificate of
                              Incorporation. *

                    3.2       Amended and Restated Bylaws. *

               (10)  Material Contracts
                    10.10 1990 Stock Option Plan for Key Employees of Temtex Industries, Inc. and its subsidiaries. *

                    10.11 Outside Directors Stock Option Plan of Temtex Industries, Inc. *

                    10.12 Share Purchase Agreement between the Registrant and Mr. James E. Upfield effective December 21, 1976. *

                    10.13 Lease Agreement between the Registrant and Mr. John D. Howard, a former Director of the Registrant, dated October 1, 1973 (the "Howard Lease Agreement"). *

                    10.14 Second Amendment to the Howard Lease Agreement dated August 22, 1983. *

                    10.15 Lease Agreement between HUTCO and the Registrant, dated September 7, 1989. *

                    10.16 Lease Agreement between HUTCO and the Registrant, dated April 25, 1994. **

                    10.17 Loan Agreement between NationsBank of Texas, N.A. and the Registrant dated May 3, 1994. **

                    10.18 Employment contract between E. R. Buford and the Registrant dated June 7, 1994.**

                    10.19     Employment contract between R. N.
                              Stivers and the Registrant dated June 7,
                              1994. **

                    10.20 First amendment to the loan agreement between NationsBank of Texas, N.A. and the Registrant dated May 3, 1994.***

                    10.21 Second amendment to the loan agreement between NationsBank of Texas, N.A. and the Registrant dated May 3, 1994.***

                    10.22 Loan agreement between Bank of America and the Registrant dated May 1, 1996.****

                    10.23 Waiver agreement to the loan between Bank of America and the Registrant dated May 1, 1996.*****

               (21) Subsidiaries of the Registrant.

                    21.1 Subsidiaries of the Registrant. *

               (23) Consents of Experts and Counsel

                    23.1 Consent of Independent Auditors.*****

               (27) Financial Data Schedule

                    27.1 Financial data schedule.*****

          (d) Financial Statement Schedules -- The response to this portion of Item 14 is submitted as a separate section of this report.


               * Filed as an exhibit of the same number to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1993, and incorporated by reference herein.

               ** Filed as an exhibit of the same number to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, and incorporated by reference herein.

               *** Filed as an exhibit of the same number to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1995 and incorporated by reference herein.

               **** Filed as an exhibit of the same number to the Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 and incorporated by reference herein.

               *****     Filed herewith.

                              SIGNATURES


Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   TEMTEX INDUSTRIES, INC.




                                   /s/ James E. Upfield
                                   ------------------------------
                                   James E. Upfield
                                   Chairman of the Board of
                                   Directors

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

     Signatures                    Title                    Date
     ----------                    -----                    ----


/s/ James E. Upfield     Director, Chairman of the Board    11/24/97
---------------------                                       --------
James E. Upfield


/s/ E. R. Buford         Director, President and Chief      11/24/97
--------------------     Executive Officer                  --------
E. R. Buford


/s/ R. N. Stivers        Vice President-Finance,            11/24/97
--------------------     Chief Financial Officer and        --------
R. N. Stivers            Chief Accounting Officer


/s/Scott K. Upfield      Director                           11/24/97
--------------------                                        --------
Scott K. Upfield

                   ANNUAL REPORT ON FORM 10-K

          ITEM 8, ITEM 14(a)(1) and (2) and ITEM 14(d)

 LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

           FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

                   YEAR ENDED AUGUST 31, 1997

            TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

                          DALLAS, TEXAS

FORM 10-K-- ITEM 8 AND ITEM 14(a) (1) and (2)

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES


     Report of Ernst & Young, Independent Auditors

     Consolidated balance sheets--August 31, 1997 and 1996

     Consolidated statements of operations--Years ended August
     31, 1997, 1996 and 1995

     Consolidated statements of stockholders' equity--Years ended
     August 31, 1997, 1996 and 1995

     Consolidated statements of cash flows--Years ended August
     1997, 1996, 1995

     Notes to consolidated financial statements--August 31, 1997

     Financial statement schedules:

          II--Valuation and qualifying accounts

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and, therefore have been omitted.

Individual financial statements of the registrant have been omitted as the registrant is primarily an operating company, and the subsidiary included in the consolidated financial statement, filed, in the aggregate, does not have minority equity interest and/or indebtedness to any person other than the registrant in amounts which together(excepting indebtedness incurred in the ordinary course of business which is not overdue and matures within one year from the date of its creation, whether or not evidenced by securities) exceed five percent of the total assets as shown by the most recent year-end consolidated balance sheet.

                 Report of Independent Auditors


Board of Directors
Temtex Industries, Inc.

We have audited the accompanying consolidated balance sheets of Temtex Industries, Inc. and subsidiaries as of August 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Temtex Industries, Inc. and subsidiaries at August 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                   ERNST & YOUNG LLP

Dallas, Texas
October 17, 1997

CONSOLIDATED BALANCE SHEETS

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

                                                           August 31,
                                                       -----------------
                                                        1997       1996
                                                       ------    -------
                                                         (in thousands)
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                            $   575   $   445
  Accounts receivable, less allowance for
      doubtful accounts:  1997--$364,000
      and 1996--$435,000--Note C                         5,100     6,971
  Inventories--Notes B and C                             8,172    10,224
  Prepaid expenses and other assets                        258       285
  Income taxes recoverable--Note G                         653        --
  Deferred taxes--Note G                                   440       226
                                                       -------   -------
       TOTAL CURRENT ASSETS                             15,198    18,151

DEFERRED TAXES--Note G                                     163       672

OTHER ASSETS                                               183       381

ASSETS RELATED TO DISCONTINUED OPERATIONS--Note H           --       202

PROPERTY, PLANT AND EQUIPMENT--Notes C and F
  Land and clay deposits                                   405       325
  Buildings and improvements                             3,491     3,491
  Machinery, equipment, furniture and
    fixtures                                            24,086    23,289
  Leasehold improvements                                   869       866
                                                       -------   -------
                                                        28,851    27,971
  Less allowances for depreciation,
    depletion and amortization                          21,162    19,367
                                                       -------   -------
                                                         7,689     8,604




                                                       -------   -------
                                                       $23,233   $28,010
                                                       =======   =======


                                                           August 31,
                                                       -----------------
                                                        1997       1996
                                                       ------    -------
                                                         (in thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable--Note C                                $   800   $ 3,099
  Accounts payable                                       2,459     4,714
  Accrued expenses--Note D                               1,738     1,708
  Income taxes payable--Note G                              --        57
  Current maturities of indebtedness
    to related parties--Notes C and F                        9         8
  Current maturities of long-term obliga-
    tions--Note C                                          202       236
                                                       -------   -------
       TOTAL CURRENT LIABILITIES                         5,208     9,822

INDEBTEDNESS TO RELATED PARTIES,
  less current maturities--Notes C and F                 1,604     1,613

LONG-TERM OBLIGATIONS, less current
  maturities--Note C                                       640       605

COMMITMENTS AND CONTINGENCIES--Notes F and L

STOCKHOLDERS' EQUITY--Notes E and K
  Preferred stock--$1 par value; 1,000,000
    shares authorized, none issued                          --        --
  Common stock--$.20 par value; 10,000,000
    shares authorized, 5,278,625 shares
    issued at August 31, 1997 and 5,268,625 shares
    issued at August 31, 1996                              718       716
  Additional capital                                     9,246     9,236
  Retained earnings                                      6,144     6,345
                                                       -------   -------
                                                        16,108    16,297
  Less:
    Treasury stock:
      At cost--113,696 shares                              327       327
      At no cost--1,687,788 shares                          --        --
                                                       -------   -------
                                                        15,781    15,970
                                                       -------   -------

                                                       $23,233   $28,010
                                                       =======   =======



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES



                                                 Year Ended August 31,
                                        -------------------------------------
                                          1997           1996           1995
                                        -------        -------        -------
                                            (in thousands except share data)
Net sales                               $39,208        $41,972        $42,904
Cost of goods sold                       29,693         30,977         30,962
                                        -------        -------        -------
                                          9,515         10,995         11,942
Costs and expenses:
  Selling, general and administrative     9,455          9,548         10,782
  Interest                                  519            583            424
Other income                               (114)            (2)          (122)
                                        -------        -------        -------
                                          9,860         10,129         11,084
                                        -------        -------        -------
      (LOSS) INCOME FROM OPERATIONS
        BEFORE INCOME TAXES                (345)           866            858

State and federal income
  taxes--Note G:
     (Benefit) provision                   (144)           324            369
                                        -------        -------        -------

      NET INCOME                        $  (201)       $   542        $   489
                                        =======        =======        =======


(Loss) income per common share          $  (.06)       $   .16        $   .14
                                        =======        =======        =======



Weighted average common and common
equivalent shares outstanding           3,474,155      3,491,131      3,502,887
                                        =========      =========      =========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


                                       Common Stock
                                        Outstanding                                  Cost of
                                   ---------------------     Additional    Retained  Treasury
                                     Shares       Amount      Capital      Earnings   Stock
                                   ---------      ------    -----------    --------  --------
                                                       (Dollars in thousands)
BALANCE AT AUGUST 31, 1994         3,456,641      $  714      $ 9,215       $ 5,314   $  327

    Exercise of stock options          7,500           1           10
    Net income                                                                  489
                                   ---------      ------      -------       -------   ------
BALANCE AT AUGUST 31, 1995         3,464,141         715        9,225         5,803      327

    Stock award                        3,000           1           11
    Net income                                                                  542
                                   ---------      ------      -------       --------  ------
BALANCE AT AUGUST 31, 1996         3,467,141         716        9,236         6,345      327

    Exercise of stock options         10,000           2           10
    Net loss                                                                   (201)
                                   ---------      ------      --------      -------   ------
BALANCE AT AUGUST 31, 1997         3,477,141      $  718       $ 9,246     $  6,144   $  327
                                   =========      ======      ========     ========   ======


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


                                                           Year Ended August 31,
                                                       ---------------------------
                                                         1997      1996      1995
                                                       --------  --------  -------
                                                            (in thousands)
OPERATING ACTIVITIES
  Net (loss) income                                    $  (201)  $   542   $   489
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
     Depreciation, depletion and amortization            2,062     1,964     1,509
     Deferred taxes                                        295       (18)       84
     Gain on disposition of buildings and equipment        (96)       (9)      (94)
     Provision for doubtful accounts                       271       198       186
     Changes in operating assets and liabilities:
          Accounts receivable                            1,600      (158)      532
          Inventories                                    2,052    (1,451)       11
          Prepaid expenses and other assets                 40       101        45
          Accounts payable and accrued expenses         (2,225)      492      (958)
          Income taxes payable                            (710)      500      (446)
                                                       -------   -------   -------
      NET CASH PROVIDED BY OPERATING ACTIVITIES          3,088     2,161     1,358

INVESTING ACTIVITIES
  Purchases of property, plant and equipment            (1,161)   (2,065)   (4,254)
  Expenditures on assets related to discontinued
    operations                                             (44)     (129)       --
  Proceeds from disposition of property, plant
    and equipment                                          150        12        99
  Proceeds from disposition of assets and other
    receipts related to discontinued operations            398        26         6
                                                       -------   -------   -------
      NET CASH USED IN INVESTING ACTIVITIES               (657)   (2,156)   (4,149)

FINANCING ACTIVITIES
  Proceeds from revolving line of credit and
    long-term borrowings                                   265     1,099     3,893
  Principal payments on revolving line of
    credit, long-term obligations and indebtedness
    to related parties                                  (2,578)   (1,407)   (1,004)
  Proceeds from issuance of common stock                    12        12        11
                                                       -------   -------   -------
      NET CASH (USED IN) PROVIDED BY FINANCING
            ACTIVITIES                                  (2,301)     (296)    2,900
                                                       -------   -------   -------

      INCREASE (DECREASE) IN CASH AND CASH
         EQUIVALENTS                                       130      (291)      109
Cash and cash equivalents at beginning of year             445       736       627
                                                       -------   -------   -------
      CASH AND CASH EQUIVALENTS AT END OF YEAR         $   575   $   445   $   736
                                                       =======   =======   =======

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
  Capital lease obligations                            $     7   $    --   $ 1,040
  Charges to allowance for doubtful accounts           $   342   $   304   $   173



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

August 31, 1997


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION: The Company is a major producer of metal fireplace products and face brick products. The Company manufactures its fireplace products in facilities located in Manchester, Tennessee, Perris, California and Mexicali, Mexico. Face brick products are manufactured in Malakoff, Texas.

All products are sold through the Company's own sales force and third party sales representatives to contractors, distributors and retailers engaged in providing building products used in both new residential and commercial construction as well as remodeling projects.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Temtex Industries, Inc. (the
Company) and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of gain and loss contingencies at the date of the consolidated financial statements. Actual results could differ from those estimates.

INVENTORIES: Raw materials and supplies are stated at the lower of cost or replacement value. Work in process and finished goods are stated at the lower of cost or net realizable value, which is less than replacement value.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are carried at cost. Capitalized leases are carried at the present value of the net fixed minimum lease commitments, as explained in Note F. Depreciation on buildings and equipment is provided using principally accelerated methods. Depletion of clay deposits and amortization of leasehold improvements and capitalized leases are computed using the straight-line method. The estimated useful lives used in computing depreciation, depletion, and amortization are:

                                                      Years
                                                  -------------

     Clay deposits                                     10-20
     Buildings and improvement     s                    5-30
     Machinery, equipment, furniture and fixtures       3-15
     Leasehold improvements                       Life of lease

Expenditures for maintenance and repairs are charged to operations; betterments are capitalized.

INCOME TAXES: Income taxes have been provided using the liability method in accordance with the Financial Accounting
Standards Board Statement No. 109, Accounting for Income Taxes.

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--Continued

INCOME PER COMMON SHARE: Income per common share is based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents include options granted to key employees and outside directors (see Note E). The number of common stock equivalents was based on the number of shares issuable on the exercise of options reduced by the number of common shares that are assumed to have been purchased at the average price of the common stock during the year with the proceeds from the exercise of the options. Fully diluted income per common share is not presented because dilution is not significant.

The Company will adopt Statement of Financial Accounting
Standards No. 128 (SFAS 128), "Earnings Per Share", in its quarter ending February 28, 1998, at which time it will restate all periods presented. The Company does not believe the adoption of SFAS 128 will be material.

CASH EQUIVALENTS: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK: The Company manufactures and sells fireplace and brick products to companies in the construction industry. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 30 days.
Credit losses consistently have been within management's expectations.

NOTE B--INVENTORIES

Inventories by costing method are summarized below:


                                   First-in   Average
                                   First-out   Cost     Total
                                   --------- --------  -------
                                          (in thousands)
     August 31, 1997:
       Finished goods              $ 2,727   $   669   $ 3,396
       Work in process               1,029       101     1,130
       Raw materials and supplies    3,057       589     3,646
                                   -------   -------   -------
                                   $ 6,813   $ 1,359   $ 8,172
                                   =======   =======   =======

     August 31, 1996:
       Finished goods              $ 3,591   $   593   $ 4,184
       Work in process               1,064       107     1,171
       Raw materials and supplies    4,353       516     4,869
                                   -------   -------   -------
                                   $ 9,008   $ 1,216   $10,224
                                   =======   =======   =======

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

NOTE C--NOTES PAYABLE AND LONG-TERM DEBT

In May 1996, the Company entered into a two year credit agreement with a bank whereby the Company may borrow a maximum of $4,000,000 under a revolving credit facility. At the option of the Company, borrowings under the demand note may bear interest at the lending bank's prime commercial interest rate or at the London Interbank Offered Rate ("LIBOR") plus 1.25 percentage points. Interest is payable on a monthly basis. The Company's obligation to the bank is secured by accounts receivable and inventory. The loan agreement contains covenants that require the maintenance of a specified ratio of quick assets to current liabilities, as defined, and a specified ratio of total liabilities to tangible net worth, as defined, both ratios to be measured on a quarterly basis beginning August 31, 1996. At August 31, 1997, the Company is in compliance with these two covenants. Another covenant requires the Company to maintain a positive net income for each annual accounting period. As a result of the inability of the Company to comply with this covenant, the lending bank has waived this requirement for the year ended August 31, 1997. Advances under the new credit agreement were used to repay both the balance outstanding and accrued interest on a two year revolving credit facility that expired in May 1996, as scheduled. Also, a promissory term note that had been added to the expiring revolving credit note was repaid at the same time, even though final payment was not scheduled to be made until March 1998. At August 31, 1997, $800,000 was outstanding under the revolving credit note.

The weighted average interest rates on borrowings under the revolving credit notes as of August 31, 1997 and August 31, 1996 were 8.0% and 6.8%, respectively.

Long-term obligations are summarized as follows:


                                                           August 31,
                                                       ----------------
                                                        1997      1996
                                                       ------    ------
                                                        (in thousands)
  Long-term obligations:

     Capitalized lease obligations, with interest
       at 9.0% to 15.5%--Note F                        $2,113    $2,150

     Equipment and land notes with interest at 6.4%
       to 9.0%, due in monthly installments
       ending in 2007                                     342       312
                                                       ------    ------
                                                        2,455     2,462
     Less current maturities                              211       244
                                                       ------    ------
                                                       $2,244    $2,218
                                                       ======    ======


Annual maturities of long-term obligations for each of the five succeeding fiscal years and thereafter are $211,000, $124,000, $78,000, $57,000, $60,000, and $1,925,000.

The Company made interest payments in 1997, 1996 and 1995 of $519,000, $621,000 and $363,000, respectively.

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

NOTE D--ACCRUED EXPENSES

Accrued expenses include the following:
                                                 August 31,
                                             ----------------
                                              1997      1996
                                             ------    ------
                                              (in thousands)
     Employee compensation                   $  429    $  491
     Taxes, other than taxes on income          129       126
     Interest                                   120       119
     Other                                    1,060       972
                                             ------    ------
                                             $1,738    $1,708
                                             ======    ======

NOTE E--STOCK OPTIONS

In 1990, the Company adopted a stock option plan for key employees to replace a prior plan that expired on August 31, 1989. Options may include "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986 or "non-qualified stock options." Options and SARs may be granted to key employees at prices not less than the market value at the date of grant for terms not to exceed ten years in the case of incentive stock options and ten years and one month in the case of non-qualified stock options. Under the original plan, 95,000 shares of common stock were reserved for future issuance. The plan was amended in 1995 in which the number of shares eligible for issuance was increased to 195,000. The aggregate number of options which may be awarded to any one employee in any fiscal year will not exceed 25,000.

In 1990, the Company adopted a stock option plan for directors of the Company who are not employees of the Company. Options may be granted at prices not less than the market value of the stock at the time of the grant for terms not to exceed ten years from the date of the grant. The maximum number of shares for which options may be granted to any outside director during a calendar year is 2,500. Under this plan, 30,000 shares of common stock were reserved for future issuance.

The following table indicates the number of options granted and exercised for each plan:
                                               Key     Outside
                                             Employee  Director
                                               Plan      Plan
                                             --------  --------
Options outstanding at August 31, 1995       152,500    15,000
  Granted                                         --        --
  Exercised                                       --        --
                                             -------   -------
Options outstanding at August 31, 1996       152,500    15,000
  Granted                                         --     6,000
  Exercised                                   10,000        --
                                             -------   -------
Options outstanding at August 31, 1997       142,500    21,000
                                             =======   =======

Options exercisable at August 31, 1997       107,500    21,000
                                             =======   =======

Option prices range from $1.19 to $4.94 per share and expire between 1999 and 2005.

The Company has elected to continue to follow the expense recognition criteria in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". Therefore, SFAS 123, "Accounting for Stock-Based Compensation", has no effect on the Company's financial statements. The pro forma disclosures mandated by SFAS 123 are not provided as the effect of adopting the expense recognition criteria of

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

SFAS 123 for stock options granted subsequent to August 31, 1995 would not be material to the Company.

NOTE F--LEASE COMMITMENTS

Two leased plant facilities are accounted for as a capitalized lease. The leased properties were capitalized at the initial value of $635,000. In 1995, the Company exercised its option to renew the lease which increased the term of the lease by ten years and added to the value of the lease. The leased properties have a combined net book value of $358,000 and $391,000 at August 31, 1997 and 1996, respectively.

A third manufacturing facility, accounted for as a capitalized lease, is leased from a partnership which includes the Company's Chairman. This facility was capitalized at the initial value of $976,000. During 1995, the facility was expanded, at the expense of the partnership, and the original lease canceled. The new twenty-five year lease negotiated by the Company has basically the same provisions as the original, with an increase in the lease payments in consideration of the expense incurred in the expansion. The facility has a net book value of $1,296,000 and $1,362,000 at August 31, 1997 and 1996, respectively. This lease obligation is classified as "Indebtedness to Related Parties".

Other plant and office facilities are leased under operating lease agreements which expire at various dates through fiscal
2001.  The capitalized leases expire in fiscal 2009 and fiscal
2019.

Future minimum payments, by year and in the aggregate, under capital leases and noncancelable operating leases, consisted of the following at August 31, 1997:

                                        Capital   Operating
                                        Leases     Leases
                                        -------   ---------
                                           (in thousands)
     Fiscal Year:
       1998                             $  348    $  325
       1999                                337       238
       2000                                334       219
       2001                                334       128
       2002                                334        11
       Thereafter                        4,873        --
                                        ------    ------
     Total minimum lease payments        6,560    $  921
                                                  ======
     Amount representing interest        4,447
                                        ------
     Present value of net minimum
       lease payments                   $2,113
                                        ======

Rental expense for operating leases was $394,000, $351,000 and $265,000 in 1997, 1996 and 1995, respectively.

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE G--INCOME TAXES

Significant components of the (benefit) provision for income taxes attributable to continuing operations are as follows:

                                Year Ended August 31,
                              --------------------------
                               1997      1996      1995
                              ------    ------    ------
                                    (in thousands)
Current:
  Federal                     $ (157)   $  207    $  173
  State                          119       111       112
  Foreign                          0        24        --
                              ------    ------    ------
  Total current                  (38)      342       285
Deferred:
  Federal                        (45)      (53)      123
  State                          (61)       35       (39)
                              ------    ------    ------
  Total deferred                (106)      (18)       84
Total income tax (benefit)
              expense         $ (144)   $  324    $  369
                              ======    ======    ======

The Company utilized investment tax credit carryforwards of $50,000 and $40,000, respectively, in 1995 and 1996.

The Company generated a federal net operating loss of approximately $1,200,000 in 1997 which the Company anticipates carrying back to the tax year ended August 31, 1994 and is included in income taxes recoverable. Any unused net operating loss will expire in the year 2013.

The Company has state net operating loss carryforwards of approximately $3,700,000 expiring in the years 2004 through 2008. In addition, the Company has investment tax credit carryforwards of approximately $80,000 expiring in years 2001 and 2002, and approximately $175,000 of alternative minimum tax credits which have no expiration date.

The differences between the (benefit) provision for income taxes and income taxes computed using statutory income tax rates are as follows:


                                          Year Ended August 31,
                                        -------------------------
                                        1997       1996      1995
                                        -----     -----     -----
                                             (in thousands)
Income tax (benefit) expense at
  statutory rate                        $(117)    $ 294     $ 292
Additional statutory percentage
  depletion                               (52)      (55)      (55)
State income taxes, net of federal
  tax benefit                              39        73        49
Other                                     (14)       12        83
                                        -----     -----     -----
     Total income tax (benefit)
       expense                          $(144)    $ 324     $ 369
                                        =====     =====     =====

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

Deferred income taxes are recognized using the liability method and reflect the tax impact of temporary differences between the amount of assets and liabilities for financial purposes and such amounts as measured by tax laws and regulations. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                           August 31,
                                        ----------------
                                         1997      1996
                                        ------    ------
                                         (in thousands)
     Deferred tax assets:
       Accounts receivable allowance    $  124    $  174
       Capital lease obligation             54        72
       Book over tax depreciation           --       302
       Other                               536       416
                                        ------    ------
           Total deferred tax assets       714       964
     Deferred tax liabilities             (111)      (66)
                                        ------    ------
           Net deferred tax assets      $  603    $  898
                                        ======    ======

The Company made federal and state income tax payments in 1997, 1996 and 1995, respectively, of $272,000, $263,000, and $803,000.

NOTE H--DISCONTINUED OPERATIONS

In 1993, management of the Company decided to discontinue the Company's contract products segment.

In fiscal 1996, the Company leased the building and the majority of the land. The initial lease term was for a period of five years with an option to extend the lease for an additional five year period. The lease also contained an option to purchase the property during the first two years of the initial lease period. In fiscal 1997, the leased building and land were sold to the lessee. The remaining parcel of land, which has a net book value of $0, is on the market to be sold.

NOTE I-- EMPLOYEE BENEFIT PLAN

During 1992, the Company adopted a defined contribution pension plan covering substantially all of its employees. The Company contribution was $.25 for each $1.00 contributed by an employee
(up to 4% of eligible wages).

The plan was amended during 1997 which increases the Company contribution to $.50 for each $1.00 contributed by an employee
(up to 6% of eligible wages).

The total expense for Company contributions was $92,000, $40,000 and $35,000 in 1997, 1996 and 1995, respectively.

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE J--BUSINESS SEGMENTS

The following financial information is presented for the Company's business segments:

                                   Face Brick     Fireplace
                                    Products      Products   Total
                                   ----------     --------- -------
                                             (in thousands)
1997:
Net sales                          $9,010         $30,198   $39,208
                                   ======         =======   =======

Operating profit                   $1,608         $  (238)  $ 1,370
                                   ======         =======

Unallocated corporate
  expense, net                                               (1,310)
Interest expense                                               (519)
Other income                                                    114
                                                            -------

Loss from continuing
  operations before income taxes                            $  (345)
                                                            =======

Identifiable assets                $4,200         $17,042   $21,242
                                   ======         =======

Corporate assets                                              1,991
                                                            -------

Total assets                                                $23,233
                                                            =======

Depreciation, depletion
  and amortization                 $  391         $ 1,667
                                   ======         =======

Capital expenditures               $  476         $   682
                                   ======         =======

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE J--BUSINESS SEGMENTS--Continued

                                   Face Brick     Fireplace
                                    Products      Products   Total
                                   ----------     --------- -------
                                             (in thousands)
1996:
Net sales                          $8,862         $33,110   $41,972
                                   ======         =======   =======

Operating profit                   $1,401         $   892   $ 2,293
                                   ======         =======

Unallocated corporate
  expense, net                                                 (846)
Interest expense                                               (583)
Other income                                                      2
                                                            -------

Income from continuing
  operations before income taxes                            $   866
                                                            =======

Identifiable assets                $4,183         $21,927   $26,110
                                   ======         =======

Corporate assets                                              1,698

Assets related to
  discontinued operations                                       202
                                                            -------

Total assets                                                $28,010
                                                            =======

Depreciation, depletion
  and amortization                 $  385         $ 1,579
                                   ======         =======

Capital expenditures               $  335         $ 1,722
                                   ======         =======

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE J--BUSINESS SEGMENTS--Continued


                                   Face Brick     Fireplace
                                    Products      Products   Total
                                   ----------     --------- -------
                                             (in thousands)
1995:
Net sales                          $8,400         $34,504   $42,904
                                   ======         =======   =======

Operating profit                   $1,241         $ 1,089   $ 2,330
                                   ======         =======

Unallocated corporate
  expense, net                                               (1,170)
Interest expense                                               (424)
Other income                                                    122
                                                            -------

Income from continuing operations
  before income taxes                                       $   858
                                                            =======

Identifiable assets                $4,053         $20,611   $24,664
                                   ======         =======

Corporate assets                                              2,452

Assets related to
  discontinued operations                                        99
                                                            -------

Total assets                                                $27,215
                                                            =======

Depreciation, depletion
  and amortization                 $  345         $ 1,163
                                   ======         =======

Capital expenditures               $1,264         $ 4,030
                                   ======         =======



Operating profit is net sales less operating expenses. In computing segment operating profit, the following items are excluded: general corporate revenues and expenses, interest expense, other income, and income taxes. There are no sales between segments.

Identifiable assets are those assets used in either segment. Corporate assets are principally cash and deferred taxes.

Sales to any one customer were not ten percent or greater of the total sales in any of the three years reported.

The Company will be required to adopt SFAS 131, "Disclosures About Segments of an Enterprise and Related Information", in its fiscal year beginning September 1, 1998. The Company does not believe that the adoption of SFAS 131 will materially change its disclosures regarding industry segment information.

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE K--Share Repurchase Agreement

On December 21, 1976, the stockholders approved a Share Repurchase Agreement (the "Agreement") among the Company, the Chairman of the Board of Directors (the "Chairman"), and a trustee under which the Company may be required to purchase a number of shares of common stock from the Chairman's estate upon his death. The purchase price of a share of common stock under this Agreement is to be 90% of the quoted market value at the date of the Chairman's death. The aggregate purchase price may not exceed the lesser of certain taxes and expenses associated with his death or the benefits under a certain life insurance policy on the life of the Chairman. This policy, purchased by the Company at an annual premium of $21,000, has been transferred to the Trustee under this Agreement.

The Company is not required to purchase any shares of common stock under the Agreement if such purchase would result in an impairment of its capital or would violate state laws in effect at that date.


NOTE L--CONTINGENCIES

Due to the complexity of the Company's operations, disagreements occasionally occur.

In the opinion of management, the Company's ultimate loss from such disagreements and potential resulting legal action, if any, will not be significant.

TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES


NOTE M--QUARTERLY RESULTS (UNAUDITED)

Summary data relating to the results of operations for each quarter of the years ended August 31, 1997 and 1996 follows (in thousands except per share amounts):



                                                      Three Months Ended
                              --------------------------------------------------------------
                              November 30    February 28     May 31   August 31       Total
                              -----------    -----------    --------  ---------      -------
 Fiscal year 1997:
   Net sales                   $13,086         $ 8,985      $ 8,479    $ 8,658       $39,208
   Gross profit                  4,011           2,298        1,664      1,542         9,515
   Income (loss) from
     continuing operations         753             (88)        (376)      (490)         (201)
   Net income (loss)               753             (88)        (376)      (490)         (201)

  Per share:
    Continuing operations         $.22           $(.03)       $(.11)     $(.14)        $(.06)
    Net income (loss)              .22            (.03)        (.11)      (.14)         (.06)


 Fiscal year 1996:
   Net sales                   $12,993         $ 9,060      $ 9,660    $10,259       $41,972
   Gross profit                  4,076           2,337        2,122      2,460        10,995
   Income (loss) from
     continuing operations         581             (34)         (27)        22           542
   Net income (loss)               581             (34)         (27)        22           542

  Per share:
    Continuing operations         $.16           $(.01)       $(.01)      $.01          $.16
    Net income (loss)              .16            (.01)        (.01)       .01           .16



                                         SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS


                                           TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES

                                      For the Years Ended August 31, 1995, 1996 and 1997
                                                        (in thousands)


----------------------------------------------------------------------------------------------------------------------------
                   COL. A                            COL. B                   COL. C                COL. D         COL. E
----------------------------------------------------------------------------------------------------------------------------
                                                                              ADDITIONS
                                                                      -------------------------
                   Description                         Balance at    Charged to  Charged to                       Balance
                                                       Beginning     Costs and   Other Accounts-   Deductions-    at End
                                                       of Period     Expenses    Describe          Describe     of Period
----------------------------------------------------------------------------------------------------------------------------
          Year ended August 31, 1995
            Reserve, deducted from related asset:
              Allowance for doubtful accounts            $522          $186          $  6 (1)         $173 (2)      $541
                                                         ====          ====          ====             ====          ====

          Year ended August 31, 1996
            Reserve, deducted from related asset:
              Allowance for doubtful accounts            $541          $198          $ --             $304 (2)      $435
                                                         ====          ====          ====             ====          ====

          Year ended August 31, 1997
            Reserve, deducted from related asset:
              Allowance for doubtful accounts            $435          $271          $ --             $342 (2)      $364
                                                         ====          ====          ====             ====          ====



     (1) Other additions represent collections on receivables previously written off.

     (2)  Amount charged against reserve.




                                  II






                             APPENDIX D
                    QUARTERLY REPORT ON FORM 10-Q
                                 OF
                       TEMTEX INDUSTRIES, INC.
                      FOR FISCAL QUARTER ENDED
                             MAY 31, 1998







                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                              FORM 10-Q

             QUARTERLY REPORT UNDER SECTION 13 OR 15 (d)
                OF THE SECURITIES EXCHANGE ACT OF 1934


For Quarter Ended May 31, 1998         Commission File No. 0-5940


                        TEMTEX INDUSTRIES, INC.
       -------------------------------------------------------
        (Exact name of Registrant as specified in its Charter)


           Delaware                               75-1321869
-------------------------------              -------------------
(State or other jurisdiction of              (I.R.S. Employer
incorporation  or organization)              Identification No.)


5400 LBJ Freeway, Suite 1375, Dallas, Texas            75240
-------------------------------------------       --------------
(Address  of  principal executive  offices)         (Zip Code)


                           972/726-7175
-----------------------------------------------------------------
       (Registrant's telephone number including area code)

Indicate  by check mark whether the Registrant (1) has filed  all reports  required  to be filed by Section 13 or  15  (d)  of  the
Securities  Exchange Act of 1934 during the preceding  12  months
(or  such shorter period that the registrant was required to file
such   reports),  and  (2)  has  been  subject  to  such   filing
requirement for the past 90 days.

                        Yes   X      No
                            ------       ------

The  Registrant had 3,477,141 shares of common stock,  par  value
$.20 per share, outstanding as of the close of the period covered by this report.




                    PART I.  FINANCIAL INFORMATION

                  TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
        Condensed Consolidated Statements of Operations (Unaudited)
                    (In Thousands Except Share Amounts)



                                                       3 Mths. Ended           9 Mths. Ended
                                                  ---------------------   ----------------------
                                                   5/31/98     5/31/97      5/31/98     5/31/97
                                                  ---------   ---------   ---------    ---------
Net sales                                         $   8,566   $   8,479   $  27,441    $  30,550
Cost of goods sold                                    6,375       6,815      19,811       22,577
                                                  ---------   ---------   ---------    ---------
                                                      2,191       1,664       7,630        7,973

Cost and expenses:
  Selling, general and administrative                 2,060       2,180       6,561        7,200
  Interest                                              106         117         349          398
Other income                                             (4)         (7)        (16)        (107)
                                                  ---------   ---------   ---------    ---------
                                                      2,162       2,290       6,894        7,491

                                                  ---------   ---------   ---------    ---------
   INCOME (LOSS)  FROM OPERATIONS
      BEFORE INCOME TAXES                                29        (626)        736          482

State and federal income taxes--Note A                   11        (250)        294          193
                                                  ---------   ---------   ---------    ---------

        NET INCOME (LOSS)                         $      18   $    (376)  $     442    $     289
                                                  =========   =========   =========    =========


Income per common share--Note B

        NET INCOME (LOSS)                             $ .01       $(.11)      $ .13        $ .08
                                                  =========   =========   =========    =========

Weighted average common and common
  equivalent shares outstanding                   3,511,372   3,477,141   3,496,125    3,481,991
                                                  =========   =========   =========    =========



See notes to condensed consolidated financial statements.

               TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
          Condensed Consolidated Balance Sheets (Unaudited)
                   May 31, 1998 and August 31, 1997
                            (In Thousands)

                                                                   May 31,           August 31,
                                                                    1998                1997
                                                                 ----------          ----------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                      $      788          $      575
  Accounts receivable, less allowance for doubtful accounts of
     $275,000 at May 31, 1998 and $364,000 at August 31, 1997         4,840               5,100
  Inventories                                                         9,085               8,172
  Prepaid expenses and other assets                                     279                 258
  Income taxes recoverable                                                9                 653
  Deferred taxes                                                        672                 440
                                                                 ----------          ----------

     TOTAL CURRENT ASSETS                                            15,673              15,198

DEFERRED TAXES                                                          163                 163

OTHER ASSETS                                                            231                 183

PROPERTY, PLANT AND EQUIPMENT
  Land and clay deposits                                                409                 405
  Buildings and improvements                                          3,491               3,491
  Machinery, equipment, furniture and fixtures                       24,546              24,086
  Leasehold improvements                                              1,023                 869
                                                                 ----------          ----------
                                                                     29,469              28,851
  Less allowances for depreciation,
    depletion and amortization                                       22,207              21,162
                                                                 ----------          ----------
                                                                      7,262               7,689

                                                                 ----------          ----------

                                                                 $   23,329          $   23,233
                                                                 ==========          ==========

                              -3-



                                                                   May 31,           August 31,
                                                                    1998                1997
                                                                 ----------          ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable-Note C                                           $      700          $      800
  Accounts payable                                                    3,005               2,459
  Accrued expenses                                                    1,039               1,738
  Income taxes payable                                                   62                  --
  Current maturities of indebtedness to related parties                  10                   9
  Current maturities of long-term obligations--Note C                   138                 202
                                                                 ----------          ----------

     TOTAL CURRENT LIABILITIES                                        4,954               5,208

INDEBTEDNESS TO RELATED PARTIES,
  less current maturities                                             1,596               1,604

LONG-TERM OBLIGATIONS,
  less current maturities--Note C                                       556                 640

COMMITMENTS AND CONTINGENCIES--Note D

STOCKHOLDERS' EQUITY--Note E
  Preferred stock - $1 par value; 1,000,000
    shares authorized, none issued                                       --                  --
  Common stock - $.20 par value; 10,000,000
    shares authorized, 5,278,625 shares issued                          718                 718
  Additional capital                                                  9,246               9,246
  Retained earnings                                                   6,586               6,144
                                                                 ----------          ----------
                                                                     16,550              16,108
Less:
    Treasury stock:
      At cost - 113,696 shares                                          327                 327
      At no cost - 1,687,788 shares                                      --                  --
                                                                 ----------          ----------
                                                                     16,223              15,781

                                                                 ----------          ----------

                                                                 $   23,329          $   23,233
                                                                 ==========          ==========


See notes to condensed consolidated financial statements.

                TEMTEX INDUSTRIES, INC. AND SUBSIDIARIES
      Condensed Consolidated Statements of Cash Flows (Unaudited)
                             (In Thousands)

                                                                             9 Months Ended
                                                                                 May 31,
                                                                           1998         1997
                                                                         --------     --------
OPERATING ACTIVITIES
  Net income                                                             $    442     $    289
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Depreciation, depletion and amortization                                1,259        1,509
    Deferred taxes                                                           (232)          --
    Gain on disposition of property, plant and equipment                      (11)        (101)
    Provision for doubtful accounts                                            (5)         233
    Changes in operating assets and liabilities:
      Accounts receivable                                                     265        2,110
      Inventories                                                            (913)       1,599
      Prepaid expenses and other assets                                       (69)        (108)
      Accounts payable and accrued expenses                                  (153)      (2,581)
      Income taxes payable                                                    706         (164)
                                                                         --------     --------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                             1,289        2,786

INVESTING ACTIVITIES
  Purchases of property, plant and equipment                                 (837)        (902)
  Proceeds from disposition of assets and other receipts
    related to discontinued operations-Note F                                  --          411
  Expenditures on assets related to discontinued operations-Note F             --          (57)
    Proceeds from disposition of property, plant and equipment                 16          155
                                                                         --------     --------
     NET CASH USED IN INVESTING ACTIVITIES                                   (821)        (393)

FINANCING ACTIVITIES
  Proceeds from revolving line of credit and long-term borrowings              --          765
  Principal payments on revolving line of credit, long-term obligations
     and indebtedness to related parties                                     (255)      (3,328)
  Proceeds from issuance of common stock                                       --           12
                                                                         --------     --------
     NET CASH USED IN FINANCING ACTIVITIES                                   (255)      (2,551)

                                                                         --------     --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              213         (158)

Cash and cash equivalents at beginning of year                                575          445
                                                                         --------     --------

     CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $    788     $    287
                                                                         ========     ========


See notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE A--INCOME TAXES

Income taxes have been provided using the liability method in accordance with the Financial Accounting Standards Board
Statement No. 109, Accounting for Income Taxes. Income for the first nine months of fiscal 1998 reflects an estimated annualized tax rate of approximately 40%.

NOTE B--INCOME PER COMMON SHARE

Income per common share is based on the weighted average number of common stock and common stock equivalents outstanding during each period. Common stock equivalents include options granted to key employees and outside directors. The number of common stock equivalents was based on the number of shares issuable on the exercise of options reduced by the number of common shares that are assumed to have been purchased, at the average price of the common stock during each quarter, with the proceeds from the exercise of the options. Fully diluted income per common share is not presented because dilution is not significant.

NOTE C--NOTES PAYABLE AND LONG-TERM DEBT

In May 1996, the Company entered into a two-year credit agreement with a bank whereby the Company may borrow a maximum of $4,000,000 under a revolving credit facility. At the option of the Company, borrowings under the note may bear interest at the lending bank's prime commercial interest rate or at the London Interbank Offered Rate ("LIBOR") plus 1.25 percentage points. Interest is payable on a monthly basis. The loan agreement contains covenants that require the maintenance of a specified ratio of quick assets to current liabilities, as defined, and a specified ratio of total liabilities to tangible net worth, as defined, both ratios to be measured on a quarterly basis. In April 1998, the credit agreement was amended whereby the maximum amount available under the revolving credit facility was reduced to $3,000,000 and the expiration date was extended for an additional two year period. At May 31, 1998, $700,000 was outstanding under the revolving credit note.

NOTE D--CONTINGENCIES

Due to the complexity of the Company's operations, disagreements occasionally occur.

In the opinion of management, the Company's ultimate loss from such disagreements and potential resulting legal action, if any, will not be significant.

NOTE E-CAPITAL STOCK

At May 31, 1998 and August 31, 1997, there were 1,000,000 shares of preferred stock, with a par value of $1 authorized. None have been issued.

At May 31, 1998 and August 31, 1997, there were 10,000,000 shares of par value $.20 common stock authorized of which 5,278,625 shares were issued. Of the shares issued, 3,477,141 were outstanding. The remainder of the issued stock is comprised of shares of 113,696 shares of treasury stock at cost and 1,687,788 shares of treasury stock at no cost.

NOTE F--DISCONTINUED OPERATIONS

In 1993, management of the Company decided to discontinue the Company's contract products segment.

In fiscal 1996, the Company leased the building and the majority of the land. The initial lease term was for a period of five years with an option to extend the lease for an additional five-year period. The lease also contained an option to purchase the property during the first two years of the initial lease period. In fiscal 1997, the leased building and land were sold to the lessee. The remaining parcel of land, which has a net book value of $0, is on the market to be sold.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS



The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the unaudited condensed consolidated financial statements and related notes of the Company included elsewhere in this report. This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Quarterly Report on Form 10-Q contain forward-looking statements that involve risks and uncertainties. Among the risks and uncertainties to which the Company is subject are the risks inherent in the cyclical and unpredictable nature of the housing and home products business generally, fluctuations in interest rates, geographic concentration of the Company's primary market, the fact that the Company has experienced fluctuations in revenues and operating results, and the highly competitive nature of the industries in which the Company competes, together with each of those other factors set forth in the Company's filings made with the Securities & Exchange Commission. As a result, the actual results realized by the Company could differ materially from the results discussed in the forward-looking statements made herein. Words or phrases such as "will," "anticipate," "expect," "believe," "intend," "estimate," "project," "plan" or similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Quarterly Report on Form 10-Q.

Net Sales
---------

The Company reported a 1% increase in net sales to $8,566,000 in the third quarter of fiscal 1998 compared to net sales of $8,479,000 in the third quarter of fiscal 1997. For the first nine months of 1998, sales of $27,441,000 were approximately 10% less than sales of $30,550,000 reported for the first nine months of 1997.

FIREPLACE PRODUCTS. Net sales decreased approximately 6% in the third quarter of fiscal 1998 compared to the third quarter of 1997. The sales decrease was attributed to a small decrease in the quantity of fireplaces delivered as well as a small decrease in the average unit-selling price of the fireplaces. Between the comparative nine-month periods, net sales decreased approximately 16% in fiscal 1998. Reduced quantities delivered of both fireplace units and log sets along with an overall reduction in prices received for the products were responsible for the decrease in sales.

FACE BRICK PRODUCTS. Net sales increased approximately 20% in the third quarter of fiscal 1998 compared to the third quarter of fiscal 1997. An increase in the number of bricks delivered along with a small increase in the selling price accounted for the increase in net sales in the most recent quarter. Between the comparative nine-month periods, net sales increased by approximately 11%. As in the quarterly comparison, the increase in sales was caused by an increase in the quantity delivered along with an increase in the selling price received for the product.
                               -8-

Gross Profit
------------

FIREPLACE PRODUCTS. Gross profit increased approximately 15% in the third quarter of fiscal 1998 compared to the third quarter of fiscal 1997. Between the comparative nine-month periods, gross profit decreased approximately 19%. The increase in gross profit for the third quarter of fiscal 1998 was due to a slight improvement in the cost to manufacture the fireplace products when compared to the third quarter of the previous year. The decrease in gross profit for the first nine-months at fiscal 1998 was caused by the decrease in sales volume compared to the corresponding period in fiscal 1997.

FACE BRICK PRODUCTS. Gross profit increased approximately 48% in the third quarter of fiscal 1998 compared to the third quarter of fiscal 1997. Between the comparative nine-month periods, gross profit increased approximately 34%. The increase in gross profit for both comparison periods was caused by a small increase in sales price in combination with an increase in sales volume and a decrease in the cost to produce the face brick.

Selling, General and Administrative Expenses
--------------------------------------------

Selling, general and administrative expenses decreased $120,000 or approximately 6% in the third quarter of fiscal 1998 compared to the third quarter of fiscal 1997. Between the comparative nine-month periods, expenses decreased $639,000 or approximately 9%. Reductions in expenses related to advertising, promotions and literature during the current fiscal year were primarily responsible for the decreases in selling, general and administrative expenses..

Interest Expense
----------------

Interest expense decreased $11,000 or approximately 9% in the third quarter of 1998 compared to the third quarter of 1997. Between the comparative nine-month periods, interest expense decreased $49,000 or approximately 12%. The decrease in expense in both the third quarter and the first nine months of 1998 was caused by the decrease in average debt outstanding during both periods compared to those in 1997.

Income Taxes
------------

Income tax expense of $294,000 for the first nine months of fiscal 1998 includes the provision for both federal and state income taxes. An estimated annualized effective tax rate of 40% was applied to pre-tax income for the first nine months of fiscal 1998.

Liquidity and Capital Resources
-------------------------------

Net cash provided by operating activities was $1,289,000 for the first nine months of 1998 compared to $2,786,000 for the first nine months of 1997. The decreased cash flow from operations in the first nine months of fiscal 1998 was due primarily to changes in working capital, principally an increase in inventories and decreases in income taxes recoverable and accrued expenses.

In May 1996, the Company entered into a two-year credit agreement with a bank. The credit agreement was amended in April 1998 which extended the agreement for another two years. Under the amended agreement, the company may borrow up to $3,000,000 under a revolving credit facility. The outstanding principal balance may bear interest at a variable or fixed rates, at the Company's option, at the time funds are requested. Interest is payable on a monthly basis and also at the end of the borrowing period if borrowing at a fixed rate. The revolving credit facility had an outstanding balance of $700,000 at May 31, 1998.

Working capital increased by $729,000 at May 31, 1998 compared to August 31, 1997. The current ratio also increased from 2.9 at August 31, 1997 to 3.2 at May 31, 1998.

Capital expenditures and capitalized lease obligations for the first nine months of 1998 were $837,000 compared to $902,000 for the first nine months of 1997. Expenditures include amounts for tooling, dies, replacement items and repairs to manufacturing equipment. In addition, the Company acquired the assets, tooling and technology for a line of direct vent gas fireplaces from another fireplace manufacturer. The capital additions have been financed by cash flow from operations and funds from the revolving credit facility.

The Company anticipates that cash flow from operations together with funds available from the revolving credit facility should provide the Company with adequate funds to meet its working capital requirements as well as requirements for capital expenditures for at least the next twelve months.

Management of the Company anticipates that it will continue reviewing a number of strategic and/or structural corporate alternatives, certain of which could have a material impact on the Company's liquidity and capital resources. In this regard, although the Company does not currently have any specific plans or arrangements, it may consider selling, expanding or otherwise restructuring certain definable business segments.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended May 31, 1998 are not necessarily indicative of the results that may be expected for the year ending August 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended August 31, 1997.

                    PART II.  OTHER INFORMATION


Item 6.   EXHIBITS AND REPORTS ON FORM 8-K

     (a). Exhibits
          --------

          Exhibit
             No.         Description
          --------       -----------

            27.1         Financial Data Schedule (filed herewith)


     (b). Report on Form 8-K
          ------------------

          The Registrant did not file any reports on Form 8-K during the quarter for which this report is filed

                             SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       TEMTEX INDUSTRIES, INC.



DATE:  June 30, 1998                   By:  /s/  E. R. BUFORD
       -------------                        -----------------------
                                            E. R. Buford
                                            President



DATE:  June 30, 1998                   By:  /s/  R. N. STIVERS
       -------------                        -----------------------
                                            R. N. Stivers
                                            Vice President-Finance